As filed with the Securities and Exchange Commission on October 31, 2022

Registration No. [*]

United States

SECURITIES AND EXCHANGE COMMISSION

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Therapeutic Solutions International, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	2833	45-1226465
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

701 Wild Rose Lane

Elk City, Idaho 83525

760-295-7208

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EastBiz.com, Inc.

5348 Vegas Dr.

Las Vegas, NV 89108

Phone: (702) 871-8678

Email: info@incparadise.com

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

H.D. Kelso & Associates
Hugh D. Kelso III, Esq, Managing Attorney
8799 Balboa Avenue, Suite 155 San Diego, CA 92123
Ph: 619-840-5056

Email: hdklawfirm@yahoo.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Max Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Registration Fee
Common Stock	TBD Market (1)	$0.01	$10,000,000.00	$927.00	(2)

Note 1: Includes $10,000,000 worth of shares purchase commitment pursuant to the securities Purchase Agreement(s) (“PA”) dated September 19, 2022 by and between Party and the Company, it being attached hereto as Exhibit 1.1.

Note 2: Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Note 3: The difference in registration fees stated in the recently filed S-3 on 9/27/2022 and the S-1 filed on October 31, 2022 represents the change in registration fee rate that was put into effect October 1, 2022.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECUS

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS MAY NOT BE COMPLETE AND MAY BE CHANGED. WE AND THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2022

PRELIMINARY PROSPECTUS

THERAPEUTIC SOLUTIONS INTERNATIONAL, Inc.

$10,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to $10,000,000 shares of our common stock depending on call date and market price. The selling stockholders acquired the shares being offered in this prospectus pursuant to the securities Purchase Agreement (PA”) dated September 19, 2022 by and between Party and the Company.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale in the over-the-counter market, in isolated transactions, or in a combination of such methods of sale. The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices. There will be no underwriter’s discounts or commissions, except for the charges to a selling shareholder for sales through a broker-dealer. All net proceeds from a sale will go to the selling shareholder and not to us. We will pay the expenses of registering these shares.

Our stock is quoted on OTCQB under the symbol “TSOI.” On October 26, 2022, the last reported sale price of shares of our common stock on the OTCQB Marketplace was $0.011.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 16 and the risk factors in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our independent registered public accounting firm has included a “going concern” paragraph regarding our consolidated financial statements.

The date of this prospectus is October 26, 2022.

We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

For investors outside the U.S.: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. You are required to inform yourselves about and to observe any restrictions relating to the offering of the shares of common stock and the distribution and possession of this prospectus outside of the U.S.

Unless otherwise indicated, any reference to “our company”, “we”, “us”, or “our” refers to Therapeutic Solutions International, Inc., a Nevada corporation.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, including the information contained under the heading “Risk Factors,” and all other information included or incorporated by reference into this prospectus in their entirety before you invest in our securities.

Unless the context otherwise requires, all references in this prospectus to “TSOI,” “we,” “us,” “our,” “the Company” or similar words refer to Therapeutic Solutions International, Inc., a Nevada corporation, together with its consolidated subsidiaries, taken as a whole.

Shelf Registration

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell to purchasers a minimum of ten thousand dollars ($10,000) and up to a maximum of: (1) five hundred thousand dollars ($500,000) of common stock. We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the accompanying prospectus supplement, the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. You should also read the information discussed under “Risk Factors,” which describes the risks of investing in our securities. Neither we, nor any agent, underwriter or dealer have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or free writing prospectus to which we have referred you. We and any agent, underwriter or dealer take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The Offering

Common stock offered by selling stockholders:	Up to $10,000,000 worth of shares of common stock.
Offering price:	Market minus discount (20%)
Common stock outstanding:
Before offering	2,588,063,537
After offering	(TBD)
Use of proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
OTCQB Marketplace symbol:	Shares of our common stock are currently quoted on the OTCQB Marketplace under the symbol “TSOI.”

Company Overview

Therapeutic Solutions International, Inc. Therapeutic Solutions International, Inc. (“TSOI” or the “Company”), was organized August 6, 2007, under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011 the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Currently, the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system. Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSOI is developing a range of immune-modulatory agents to target certain cancers, schizophrenia, suicidal ideation, traumatic brain injury, lung pathologies, and for daily health.

Nutraceutical Division – TSOI has been producing high quality nutraceuticals. Its current flagship product, QuadraMune®, is a multi-patented, synergistic blend of pterostilbene, sulforaphane, epigallocatechingallate, and thymoquinone. QuadraMune has been shown to increase Natural Killer Cell activity and healthy Cytokine production. Our synergistic blend of ingredients help the immune system fight off common and complex ailments and promote healthy T Cell activity. Recently the Company was approved to sell certain nutraceuticals on the Amazon Platform.

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Cellular Division – TSOI obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI) and Lung Pathology (LP).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells. On March 4, 2021, the Company received an IND Serial # 27377 for a clinical trial of 10 patients with CTE.

On August 4th, 2021, the Company announced clearance from the Food and Drug Administration (FDA) to initiate a Phase III pivotal trial for registration of the Company’s JadiCell™ universal donor stem cell as a treatment for COVID-19 associated lung failure under IND # 19757. In previous studies the Company has demonstrated the superior activity of JadiCell™ to other types of stem cells including bone marrow, adipose, cord blood, and placenta. Furthermore, the JadiCell™ was shown to be 100% effective in saving the lives of COVID-19 patients under the age of 85 in a double-blind placebo controlled clinical trial with patients in the ICU on a ventilator. In patients over the age of 85 the survival rate was 91%.

In addition, the Company has filed data with the FDA, as part of IND #17448, which demonstrated that treatment of cancer patients with StemVacs™ resulted in enhanced activity of a type of immunological cell called “natural killer” cells, otherwise known as “NK cells.”

The Company has also developed an allogenic version of StemVacs and has filed patents to cover activating universal donor immune system cells called dendritic cells in a manner so that upon injection they reprogram the body’s NK cells.

On May 9, 2022, the Company filed an Investigational New Drug Application for Treatment of Chronic Obstructive Pulmonary Disease (COPD) Using JadiCell™ Universal Donor Adult Stem Cells under IND Serial # 28508.

Investigational Drug Applications:

●	Treatment of Metastatic Breast Cancer by StemVacs-V Cancer Immunotherapeutic IND #

The Primary Objective is safety and feasibility of StemVacs-V administration at 12 months as assessed by lack of adverse medical events. The Secondary Objective is efficacy as judged by tumor response, time to progression, and immunological monitoring.

●	Safety, Feasibility, and Immunomodulatory Activities of StemVacs in Patients with Advanced Solid Tumors IND # 17448

The Primary Objective is safety and feasibility of StemVacs administration at 12 months as assessed by lack of adverse medical events. The Secondary Objective is efficacy as judged by tumor response, time to progression, and immunological monitoring.

●	Umbilical Cord-derived Mesenchymal Stem Cells for Patients with COVID-19 (“UC-MSC for COVID-19”) IND # 19757

The primary objective will be to assess effectiveness of UC-MSC treatment on proportion of patients alive and free of respiratory failure at Day 60 after randomization. The secondary objectives will be to assess all-cause mortality at Day 60, survival at day 31, number of subjects experiencing serious adverse events (SAEs) by day 31, SAE-free survival, time to recovery (evaluated until day 60), and time to oxygen requirement equal or below 40% oxygen.

●	Investigation of Umbilical Cord-derived Mesenchymal Stem Cells for the Treatment of Chronic Traumatic Encephalopathy Patients IND # 27377

To determine safety and efficacy of 100 million intravenously administered JadiCell™ allogeneic umbilical cord mesenchymal stem cells. Efficacy will be determined by behavioral scores, brain imaging, and reduction in inflammatory markers. Toxicity of treatment was evaluated for the duration of the study and will be graded according to the criteria of the World Health Organization.

●	JadiCell Therapy for COPD IND # 28508

To determine safety and efficacy of intravenously administered allogeneic JadiCell umbilical cord blood mesenchymal stem cells in patients with moderate-to-severe COPD. The Primary Endpoint, which is toxicity, will be assessed by number of adverse events (AEs). The Secondary Endpoint, which is efficacy will be evaluated at baseline and days 30, 60, and 90.

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Nutraceutical Division (TSOI)

● ProJuvenol® is a patented, (US No.: 9,682,047) and powerful synergistic blend of complex anti-aging ingredients in capsules.

● NanoStilbene® is an easily absorbed nanoemulsion of nanoparticle pterostilbene derived from the ‘047 patent.

● DermalStilbene is a topical form of pterostilbene delivered via spray application onto skin, derived from the ‘047 patent.

● IsoStilbene an injectable formulation of pterostilbene is available by prescription only, derived from the ‘047 patent.

● NeuroStilbene is an intranasal form of pterostilbene delivered via spray application inside the nostril, derived from the ‘047 patent.

● NanoPlus is a blend of NanoStilbene and Nano Cannabidiol which are an easily absorbed Nanoparticles formulation of Pterostilbene and Cannabidiol.

● Nano Cannabidiol is an easily absorbed Nanoparticle formulation of Cannabidiol Isolate in the range of 75-90 nanometers. This product is built on the same nano platform as NanoStilbene and is delivered at a concentration of 200mg per milliliter.

● NanoPSA is a blend of NanoStilbene® and Broccoli Sprout Extract (BSE) providing 74mg of BSE and 125mg of our patented NanoStilbene, a proprietary formulation of nanoparticle pterostilbene.

● NLRP3 Trifecta is a two-product combo and consists of one bottle of NanoPSA and one bottle of GTE-50 green tea extract.

● QuadraMune® is a multi-patented synergistic blend of pterostilbene, sulforaphane, epigallocatechingallate, and thymoquinone.

● NuBrainer™ HSCP is a nootropic blend of Huperzine-A, Sterubin, Cannabidiol, and Pterostilbene.

Patents

Filed Patents:

On October 19, 2022, the Company filed a patent application titled “Stimulation of Pulmonary Regenerative Exosomes by Mesenchymal Stem Cells and Derivatives Thereof” which discloses therapeutic means for pulmonary degenerative conditions through the administration of mesenchymal stem cells in order to induce regenerative exosomes from dendritic cells expressing CD103. In one embodiment cultures of mesenchymal stem cells with dendritic cell progenitors are disclosed wherein said mesenchymal stem cells induce a modulation of STAT3 signaling in said dendritic cell endowing a regenerative property to said dendritic cells and exosomes derived from said cells.

On September 19, 2022, the Company filed a patent application titled “Treatment of Bipolar Disorder Using Mesenchymal Stem Cells and Modification of Mesenchymal Stem Cells” that discloses the utilization of mesenchymal stem cells, exosomes from mesenchymal stem cells, conditioned media from mesenchymal stem cells, apoptotic bodies from mesenchymal stem cells, and modified mesenchymal stem cells for treatment of bipolar disorder. In one embodiment mesenchymal stem cells isolated from umbilical cord tissue are treated with carbon monoxide at a concentration sufficient to induce activation of heme-oxygenase I and infused into a patient at risk or suffering from bipolar disorder.

On September 12, 2022, the Company filed a patent application titled “Treatment of COPD by Stimulation of Stem Cell Mobilization” which discloses means of inducing pulmonary regeneration and/or protection from oxidative stress by stimulation of endogenous stem cell mobilization together with one or more inhibitors of NF-kappa B and/or one or more inhibitors of oxidative stress. The invention discloses the unexpected finding that G-CSF administration enhances oxidative stress and pulmonary damage, however, coadministration with pterostilbene, results in synergistic suppression of COPD pathology.

On August 29, 2022, the Company filed a patent application titled “Gene Silencing Therapy of Acute Respiratory Disorder” that teaches treatment means, compositions of matter and protocols useful for suppression of acute respiratory disorder (ARDS) through induction of RNA interference in the pulmonary microenvironment alone and/or in conjunction with mucolytic and/or DNA disrupting agents. In one embodiment short interfering RNA (siRNA) is prepared which targets complement receptors C3R and/or C5R together with TNF-receptor, IL-6 receptor and/or TLR4 and TLR9. In some embodiments NanoStilbene is utilized as a delivery vehicle for siRNA delivery.

On August 12, 2022, the Company filed a patent application titled “Treatment of Chronic Obstructive Pulmonary Disease by Mesenchymal Stem Cell Apoptotic Bodies and Compositions Thereof” that discloses means, treatments and compositions of matter useful for treatment of chronic obstructive pulmonary disease (COPD). In one embodiment the invention provides the administration of mesenchymal stem cell apoptotic bodies alone or in combination with “regenerative adjuvants” to prevent and/or reverse reduction in lung function associated with COPD. In other embodiments the invention teaches the utilization of stem cell apoptotic bodies for induction of pulmonary regeneration directly or indirectly.

On July 29, 2022, the Company filed a patent application titled “Gene Modified iPSC Derived Cellular Compositions for Regeneration and Immune Modulation” that disclosed cells and cellular compositions useful for treatment of degenerative and/or autoimmune diseases derived from gene edited/gene modified pluripotent stem cells. In one embodiment pluripotent stem cell such as inducible pluripotent stem cells are gene modified to express tissue associated transcription factors such as pdx-1 if endodermal tissue is desired and cells are differentiated into regenerative-type cells such as along the mesenchymal lineage. In one embodiment the invention teaches transfection with IL-27 to induce expression of coinhibitory molecules for suppression of autoimmunity. In some embodiments the invention provides generation of iPSC derived MSC which cannot stimulate inflammation due to gene-editing based removal of inflammatory associated transcription factors.

On May 12, 2022, the Company filed a patent application titled “Inhibition and Reversion of Chronic Obstructive Pulmonary Disease (COPD) by Endothelial Cell Regeneration” that teaches means, treatment methods, and compositions of matter useful for prevention and/or reversion of chronic obstructive pulmonary disease (COPD). In one embodiment the invention provides the administration of mesenchymal stem cells and exosome thereof as a means of augmenting endogenous endothelial regeneration and/or endothelial regeneration stimulated by exogenous means. In some embodiments the invention provides administration of allogeneic mesenchymal stem cells together with autologous endothelial progenitor cells and/or mobilization of said autologous endothelial progenitor cells.

On March 7, 2022, the Company filed a patent application titled “Treatment of Trauma Associated Cognitive Dysfunction Using Mesenchymal Stem Cell Apoptotic Bodies and Compositions Thereof” which teaches means, treatments and compositions of matter useful for treatment of chemotherapy/radiotherapy associated cognitive dysfunction. In one embodiment the invention provides the administration of mesenchymal stem cell apoptotic bodies alone or in combination with “regenerative adjuvants” to prevent and/or reverse cognitive dysfunction associated with chemotherapy and/or radiation therapy. In other embodiments the invention teaches the utilization of stem cell apoptotic bodies for induction of neuroregeneration directly or indirectly.

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On February 7, 2022, the Company filed a patent application titled “Treatment of COVID-19 Associated Cognitive Dysfunction by Nutraceutical Preparations” that teaches means and methods of treating cognitive dysfunction associated with COVID-19 and/or other associated with inflammatory conditions. In one embodiment treatment of COVID-19 cognitive dysfunction performed by administration of nutraceutical means, wherein said nutraceuticals are administered at a frequency and/or concentration sufficient to induce proliferation of endogenous neural progenitor cells and/or protect cells from inflammatory damage. In one embodiment said nutraceuticals are comprised of green tea extract, and/or nigella sativa, and/or pterostilbene, and/or sulforaphane. In some embodiments nutraceutical compositions are utilized to overcome treatment resistant of currently used antidepressants.

On November 1, 2021, the Company filed a patent application titled “Induction of Concurrent Pulmonary Immune Modulation and Regeneration by Protein Mediated Conjugation of Immune Regulatory Cells with Endogenous Progenitor Cells” that discloses means, methods and compositions of matter useful for treatment of inflammatory pulmonary diseases such as COVID-19 through administration of agents that facilitate interaction between immune modulatory cells and endogenous pulmonary progenitor cells. In one embodiment a bispecific antibody capable of facilitating the interaction between CD25 on T regulatory cells and CD47 on pulmonary epithelial stem cells is described.

On October 11, 2021, the Company filed a patent application titled “Umbilical Cord Derived Regenerative and Immune Modulatory Stem Cell Populations” which provides universal donor cellular populations derived from umbilical cords possessing ability to elicit immune modulation and evoke regeneration when administered into a mammalian host. Generation of cellular products for clinical use are provided including methodologies of expansion, characterization, and means of therapeutic implementation.

On October 4, 2021, the Company filed a patent application titled “Reduction of Neutrophil Extracellular Trap formation by Mesenchymal Stem Cells and their Exosomes” that disclosed methods of reducing lung inflammation in acute respiratory distress syndrome elicited by various factors such as COVID-19 infection by reduction of neutrophil extracellular trap formation through administration of mesenchymal stem cells and/or exosomes thereof. The invention provides means of inhibiting neutrophil release of extracellular traps by mesenchymal stem cells and/or exosomes derived from said mesenchymal stem cells. Additionally, synergies are provided between mesenchymal stem cells and/or exosomes derived from mesenchymal stem cells and agents approaches which reduce neutrophil extracellular trap formation.

On September 22, 2021, the Company filed a patent application titled “Stimulation of Mesenchymal Stem Cell Therapeutic Activities by T Regulatory Cells” teaches novel means of enhancing mesenchymal stem cell regenerative activities including, intra alia, production from pulmonary leakage and suppression of scar tissue formation by co-administration with T regulatory cells. In some embodiments the invention provides an interaction between T regulatory cells and mesenchymal stem cells in which T regulatory cells stimulate upregulation of mesenchymal stem cell activity in a GITR dependent manner.

On September 16, 2021, the Company filed a patent application titled “Ivermectin Compositions for Treatment of COVID-19” that discloses novel mechanisms of action of ivermectin therapy as related to treatment of COVID-19 and means of augmenting therapeutic activities by co-administration with one or more of the following: pterostilbene, thymoquinone, epigallocatechin-3-gallate, and sulforaphane. In one embodiment the invention provides enhanced reduction of inflammation induced pulmonary leakage without augmenting immune suppressive mechanisms.

On August 23, 2021, the Company filed a patent application titled “Umbilical Cord Mesenchymal Stem Cells for Treatment of Chronic Obstructive Pulmonary Disease and Lung Degeneration” that discloses means of treating lung degenerative diseases including chronic obstructive pulmonary disease (CODP) using umbilical cord mesenchymal stem cells such as JadiCells alone, and/or using said cells under conditions that are activated in order to endow enhanced regenerative activity. In one embodiment said activation of said mesenchymal stem cells is performed through stimulation with a toll like receptor agonist at a concentration and duration sufficient to induce a >50% increase in keratinocyte growth factor expression from said stem cells. In another embodiment the invention provides the use of JadiCells as a means of producing exosomes, wherein said exosomes possess therapeutic properties capable of reducing inflammation, fibrosis and degeneration associated with COPD, as well as stimulation of regenerative activity. In some JadiCells are activated by a treatment with Activated Protein C.

On August 18, 2021, the Company filed a patent application titled “Enhancement of Umbilical Cord Mesenchymal Stem Cell Therapeutic Activity by Stimulators of T Regulatory Cells and/or Cells Expressing CD73” that teaches compositions of matter and protocols useful for treatment of COVID-19 and/or other inflammatory pathologies through stimulation of T regulatory cells and/or T cells expressing CD73 using administration of umbilical cord derived mesenchymal stem cells such as JadiCells. In one embodiment dosage of JadiCells needed to treat a patient is determined by the increase of T regulatory cells and/or CD73 expressing cells that are increased in number and/or activity subsequent to a test dose of JadiCells. In another embodiment stimulators of T regulatory cells and/or CD73 expressing T cells are utilized together with JadiCells in order to augment therapeutic activity. In some embodiments administration of JadiCell is performed with low dose interleukin-2 as a treatment for COVID-19 or other inflammatory related pathologies.

On August 11, 2021, the Company filed a patent application titled “Induction of Neurogenesis using Umbilical Cord Derived Mesenchymal Stem Cells and Derivatives Thereof” that disclosed compositions of matter and protocols useful for treatment of neurological dysfunctions through stimulation of adult neurogenesis using administration of umbilical cord derived mesenchymal stem cells such as JadiCells. In one embodiment viral induced neuropathy is reduced by administration of JadiCells to stimulate neurogenesis. In another embodiment the neurogenic activity of selective serotonin reuptake inhibitors is enhanced by administration of JadiCells. In some embodiments administration of JadiCell exosomes, conditioned media, microvesicles and/or apoptotic bodies is utilized to stimulate neurogenesis.

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On July 6, 2021, the Company filed a patent application titled “Treatment of Parkinson’s Disease by Immune Modulation and Regenerative Means” in which we describe and disclose means, methods and compositions of matter for treatment Parkinson’s Disease through concurrent immune modulation and regenerative means. In one embodiment Parkinson’s Disease is treated by augmentation of T regulatory cell numbers and/or activity while concurrently providing regenerative cells such as mesenchymal stem cells, and/or dopamine secreting cells. In one embodiment administration of immunoglobulins such as IVIG together with low dose interleukin-2 and/or low dose naltrexone is disclosed as a preparatory means prior to administration of therapeutic cells such as stem cells. Other therapeutic means utilized in an adjuvant manner are also provided for hormonal rebalancing, transcranial magnetic stimulation, and deep brain stimulation.

On May 24, 2021, the Company filed a patent application titled “Immunotherapies for Targeting of Tumor Vasculature” that disclosed novel means, protocols, and compositions of matter for creating targeted immune responses and/or induction of immunological memory towards the tumor vasculature. In one embodiment pluripotent stem cells are transfected with one or more genes capable of eliciting immunity, induced to differentiate into endothelial-like cells which resemble the tumor endothelial cells, and utilized as a vaccine. In some embodiment’s genes are engineered under control of specific promoters to allow for various specificities of activity. In one specific embodiment pluripotent stem cells engineered to endow properties capable of inducing expression of the α- Gal epitope (Galα1,3Galα1,4GlcNAc-R). Addition of adjuvants to enhance antigen presentation of the vaccine composition, as well as means of stimulating systemic enhancement of circulating endothelial specific T cells are also disclosed.

On May 21, 2021, the Company filed a patent application titled “Lithium as a Monotherapy and/or Stem Cell Adjuvant Therapy for Pulmonary Fibrosis” that disclosed compositions of matter, therapeutics, and protocols useful for reduction and/or reversion of pulmonary fibrosis. In one specific embodiment lithium chloride is administered together with a regenerative cell in a patient suffering from, or at risk of pulmonary fibrosis. In one embodiment said lithium chloride is administered as an adjuvant to a regenerative therapy, wherein said regenerative therapy is a gene therapy, a protein therapy, a cell therapy, or a tissue transplant. In one embodiment lithium chloride, or a salt thereof is utilized alone, or with a regenerative means, to evoke preservation and/or elongation of telomere length in pulmonary tissue. In one embodiment the invention teaches administration of umbilical cord mesenchymal stem cells (MSC) and/or products derived from said cells in order to induce an inhibition of natural or pathological reduction of telomere length, to preserve telomere length or to enhance telomere length. In one embodiment the MSC described in the invention as useful are umbilical cord derived MSC.

On May 17, 2021, the Company filed a patent application titled “Treatment of Major Depressive Disorder by Low Dose Interleukin-2” which teaches methods, compositions of matter, and protocols useful for treatment of major depressive disorder through administration of low dose interleukin- 2 at a concentration and/or frequency sufficient to increase expansion of T regulatory cell numbers and/or enhancement of T regulatory cell activity. In some embodiments administration of interleukin-2 is provided as means of enhancing efficacy of standard antidepressant therapies. Furthermore, administration of interleukin-2 receptor agonists is also described in the current invention as a treatment of major depressive disorder.

On April 13, 2021, the Company filed a patent application titled “Amelioration and Treatment of Opioid Addiction” that discloses compositions of matter, protocols and treatment means for reducing and/or preventing opioid addiction. In one embodiment the invention teaches intranasal administration of umbilical cord blood plasma, or extracts thereof, together with pterostilbene or pterostilbene containing nanoparticles, and/or oxytocin, and/or human chorionic gonadotropin.

On March 29, 2021, the Company filed a patent application titled “Compositions Capable of Stimulating Immunity Towards Tumor Blood Vessels” which discloses novel means, protocols, and compositions of matter for eliciting an immune response against blood vessels supplying neoplastic tissue. In one embodiment pluripotent stem cells are transfected with one or more genes capable of eliciting immunity. In some embodiments such genes are engineered under control of specific promoters to allow for various specificities of activity. In one specific embodiment pluripotent stem cells engineered to endow properties capable of inducing expression of the α-Gal epitope (Galα1,3Galα1,4GlcNAc-R).

On March 23, 2021, the Company filed a patent application titled “Chimeric Cells Comprising Dendritic Cells and Endothelial Cells Resembling Tumor Endothelium” which disclosed are means, methods and compositions of matter useful for induction of immunological responses towards tumor endothelial cells. In one embodiment the invention teaches fusion of dendritic cells and cells resembling tumor endothelial cells and administration of such chimeric cells as an immunotherapy for stimulation of tumor endothelial cell destruction. In other embodiments pluripotent stem cells are utilized to generate dendritic cells, wherein said dendritic cells are fused with pluripotent stem cell derived endothelial cells created in a manner to resemble tumor endothelial cells.

On March 16, 2021, the Company filed a patent application titled “Pluripotent Stem Cell Derived Dendritic Cells and Engineered Dendritic Cells for Cancer Immunotherapy” which disclosed are populations of dendritic cells generated from stem cells capable of inducing immunity towards cancer. In one embodiment said dendritic cells are generated from allogeneic inducible pluripotent stem cells, for some uses, said pluripotent stem cells are genetically engineered/edited to induce cancer specific immunity and/or resist immunosuppressive effect of tumor derived microenvironment. In one embodiment pluripotent stem cells are transfected with cancer stem cell antigens such as BORIS and/or NR2F6.

On March 4, 2021, the Company filed a patent application titled “Therapeutic Monocytes for Prevention of Suicidal Ideation” that discloses compositions of matter, protocols, and therapeutic means for treatment of suicidal ideations and/or suppression of suicidal attempts. In one embodiment the invention provides the use of umbilical cord derived monocytes as a means of treatment. In another embodiment, monocytes are de-differentiated from adult monocytes using reprogramming means to create monocyte capable of producing anti-inflammatory as well as regenerative properties useful in reducing suicidal ideations and/or attempts. Published on September 8, 2022, https://patents.justia.com/patent/20220280574

On February 2, 2021, the Company filed a patent application titled “Ex Vivo Generation of Immunocytes Recognizing Brother Of The Regulator of Imprinted Sites (BORIS) Expressing Cancer Stem Cells” that discusses means, methods and compositions of matter useful for induction of immunity towards cancer stem cells by providing a dendritic cell, wherein said dendritic cells express BORIS and/or peptides derived from BORIS, wherein said dendritic cell is cultured in the presence of one or more immunocytes. In one embodiment said dendritic cells are derived from umbilical cord blood sources and allogeneic to T cells, which are expanded ex vivo and used for the purposes of immunotherapy. Published on August 25, 2022, https://patents.justia.com/patent/20220267730

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On February 8, 2021, the Company filed a patent application titled “Stimulation of Natural Kill Cell Memory by Administration of Dendritic Cells” which disclosed means, methods and compositions of matter useful for induction of natural killer cell memory by administration of dendritic cells and/or exosomes thereof. In one embodiment a mammal suffering from cancer is administered allogeneic cord blood derived dendritic cells that are not pulsed exogenously. In one embodiment the dendritic cells are stimulated to possess chemotactic activity towards the tumor by culture of dendritic cell progenitors in hypoxia. Natural killer cell memory is induced, in part, by triggering of upregulation of cytokines associated with homeostatic expansion such as interleukin 7 and interleukin 15.

Published on August 11, 2022, https://patents.justia.com/patent/20220249551

On January 26, 2021, the Company filed a patent application titled “Stimulation of Dendritic Cell Activity by Homotaurine and Analogues Thereof” which discloses means, methods, and compositions of matter useful for enhancement of dendritic cell activity. In one embodiment the invention provides the use of GABA agonists such as homotaurine for stimulation of dendritic cell activity. In one embodiment said dendritic cell activity is enhancement of natural killer cell activity and/or of T cell activity. In one embodiment NK cell activity is ability to induce cytotoxicity in neoplastically transformed cells, whereas T cell activity is either cytokine production for CD4 cells or cytotoxicity for CD8 cells. Published on July 28, 2022, https://patents.justia.com/patent/20220235325

On December 21, 2020, the Company filed a patent application titled “Immunotherapy for Opioid Addiction” which teaches means, methods and compositions of matter useful for reduction of brain inflammation and prevention of opioid addiction and/or tolerance. In one embodiment the invention provides utilization of platelet rich plasma (PRP), alone, or admixed with regenerative/anti-inflammatory adjuvants, for reduction of neural inflammation. In one embodiments PRP is admixed with oxytocin and administered intranasally in a patient at risk of opioid addiction. In another embodiment, PRP is admixed with fortified and non-fortified nigella sativa oil, and/or pterostilbene and administered intranasally. Other embodiments include utilization of autologous stromal vascular fraction cells alone and/or admixed with regenerative/anti-inflammatory adjuvants.

Published on June 23, 2022, https://patents.justia.com/patent/20220193127

On December 8, 2020, the Company filed a patent application titled “Treatment of Major Depressive Disorder and Suicidal Ideations Through Stimulation of Hippocampal Neurogenesis Utilizing Plant-Based Approaches” that teaches means and methods of treating major depressive disorder and/or other disorders that predispose to suicide by administration of nutraceutical means, wherein said nutraceuticals are administered at a frequency and/or concentration sufficient to induce proliferation of endogenous neural progenitor cells. In one embodiment said nutraceuticals are comprised of green tea extract, and/or nigella sativa, and/or pterostilbene, and/or sulforaphane. In some embodiment’s nutraceutical compositions are utilized to overcome treatment resistant of currently used antidepressants. Published on June 9, 2022, https://patents.justia.com/patent/20220175701

On November 24, 2020, the Company filed a patent application titled “Stimulation of NK Cell Activity by QuadraMune Alone and together with Metformin” that disclosed means, compounds, and compositions of matter useful for stimulation of natural killer cell activity. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of metformin, pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal in need of natural killer cell immune modulation. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with said SARS-CoV-2. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients with COVID-19.

Published on May 26, 2022, https://patents.justia.com/patent/20220160809

On October 27, 2020, the Company filed a patent application titled “Protection/Regeneration of Neurological Function by Endothelial Protection/Rejuvenation” using Stem Cells for Treatment of Conditions such as Chronic Traumatic Encephalopathy and Schizophrenia” which therapeutic compounds, protocols, and compositions of matter useful for treatment of neurological conditions. In one embodiment the invention teaches the treatment of chronic traumatic encephalopathy (CTE) through protecting/regenerating the endothelial by administration of cells such as stem cells. In one embodiment stem cells are administered in order to protect the endothelium from apoptosis and to preserve the blood brain barrier. In another embodiment stem cells are administered together with endothelial progenitor cells in order to regenerate neural endothelium. In other embodiments preservation of brain integrity in conditions of degeneration is accomplished by administration of stem cells and/or endothelial cells. Published on April 28, 2022, https://patents.justia.com/patent/20220125852

On October 18, 2020, the Company filed a patent application titled “Nutraceutical Reduction Prevention and/or Reversion of Multiple Sclerosis” that discloses compositions of matter, protocols, and treatment means for preventing and/or reversing multiple sclerosis in a mammal. In one embodiment administration of compositions containing pterostilbene, and/or nigella sativa, and/or sulforaphane, and/or epigallocatechin-3-gallate (EGCG) are provided. Published on June 23, 2022, https://patents.justia.com/patent/20220193170

On September 24, 2020, the Company filed a patent application titled “Personalized Immunotherapies for Reduction of Brain Inflammation and Suicide Prevention” that discloses means, methods and compositions of matter useful for reduction of brain inflammation and prevention of suicidal ideations and suicidal attempts. In one embodiment the invention provides utilization of autologous platelet rich plasma, alone, or admixed with regenerative/anti-inflammatory adjuvants, for reduction of neural inflammation. In one embodiment autologous PRP is admixed with oxytocin and administered intranasally in a patient at risk of suicidal ideation. In another embodiment, PRP is admixed with fortified and non-fortified nigella sativa oil and administered intranasally. Other embodiments include utilization of autologous stromal vascular fraction cells alone and/or admixed with regenerative/anti-inflammatory adjuvants. Published on March 24, 2022, https://patents.justia.com/patent/20220088086

On September 14, 2020, the Company filed a patent application titled “Immunotherapy of Schizophrenia and Schizophrenia Associated Suicidal Ideation/Suicide” Disclosed are methods, means, and protocols of modifying the immune system so as to induce an immunologically tolerant state insofar as T regulatory cell number and/or activity is augmented in a patient suffering from schizophrenia. In one embodiment T regulatory cells are administered to the patient from exogenous sources, be they allogeneic or autologous. In other embodiments, T regulatory cells are generated endogenously through administration of immature dendritic cells, mesenchymal stem cells, and/or pharmaceutical means.

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On August 28, 2020, the Company filed a patent application titled “Upregulation of Therapeutic T Regulatory Cells and Suppression of Suicidal Ideations in Response to Inflammation by Administration of Nutraceutical Compositions Alone or Combined with Minocycline” which discloses compositions of matter, treatments and protocols useful for induction of T regulatory cells in response to inflammation, as well as inhibition of suicidal ideations and/or neuroinflammation. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of minocycline, pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal undergoing upregulation of inflammatory mediators. Published on March 3, 2022, https://patents.justia.com/patent/20220062367

On August 21, 2020, the Company filed a patent application titled “Methods of Determining Risk of Suicide and/or Suicidal Ideation by Immunological Assessment” which discloses means and methods of identifying risk of suicide and/or suicidal ideation by assessment of immunologically related cytokines and cells. In one embodiment, a score, termed the “Campbell Score” is devised based on assessment of serum cytokines, ability of immune cells to make cytokines when stimulated ex vivo, and ability of immune cells to produce neurotransmitters when stimulated ex-vivo. In one embodiment the concentration of interleukin-6 is utilized as a means of assessing suicidal propensity along, and/or in combination with metabolites of the enzyme indolamine 2,3 deoxygenase.

On August 05, 2020, the Company filed a patent application titled “Prevention of Neuroinflammation associated Memory Loss Using Nutraceutical Compositions” which discloses means, methods, and therapeutic compositions for prevention of memory loss during situations of neuroinflammation. In one embodiment the invention teaches administration of the therapeutic combination of ingredients comprising of pterostilbene, Nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal suffering from inflammation in order to preserver memory function. Published on February 10, 2022, https://patents.justia.com/patent/20220040248

On July 28, 2020, the Company filed a patent application titled “Neuroprotection and Neuroregeneration by Pterostilbene and Compositions Thereof” with new data demonstrating that the blueberry derived compound pterostilbene possesses numerous brain protective and potentially brain regenerative activities. The data disclosed by the Company indicates: a) pterostilbene suppresses inflammatory cytokines TNF-alpha, IL-1 beta and IL-6; b) pterostilbene inhibits death of neurons caused by inflammatory mediators; c) pterostilbene stimulates production of regenerative factors from cells in the brain such as BDNF, NGF, FGF-1, and FGF-2; and d) pterostilbene allows/enhances proliferation of endogenous brain stem cells. Published on February 3, 2022, https://patents.justia.com/patent/20220031793

On July 22, 2020, the Company filed a patent application titled “Additive and/or Synergistic Combinations of Metformin with Nutraceuticals for the Prevention, Inhibition and Treatment of SARS-Cov-2 and Associated COVID-19” showing potent synergy between QuadraMune™ and the antidiabetic drug metformin in treating COVID-19 associated lung damage models. It was discovered that the ability of QuadraMune™ to protect the lungs from inflammation that resembles coronavirus-induced pathology is markedly amplified by concurrent administration of metformin. At a mechanistic level, it was shown that metformin increased the ability of QuadraMune™ to a) increase the number of “healing macrophages” (“M2” macrophages); b) augment production of anti-inflammatory and regenerative proteins; and c) suppress production of pathological inflammatory proteins. Published on January 27, 2022, https://patents.justia.com/patent/20220023237

On July 13, 2020, the Company filed a patent application titled “Prevention of Pathological Coagulation in COVID-19 and other Inflammatory Conditions” s directed to the utilization of pterostilbene, and/or nigella sativa extract, and/or sulforaphane, and/or Epigallocatechin gallate (EGCG) alone or in combination, for the prevention of pathological coagulation. In on embodiment a composition containing all four ingredients is administered to a patient at risk of hypercoagulation in order to prevent aberrant expression of pro-coagulation molecules and/or induce expression of molecules known to suppress coagulation. In one embodiment the invention teaches administration of pterostilbene, thymoquinone, sulforaphane, and EGCG as a means of decreasing expression of tissue factor. Published on May 12, 2022, https://patents.justia.com/patent/20220143123

On June 30, 2020, the Company filed a patent application titled “Augmentation of Natural Killer Cell Activity and Induction of Cytotoxic Immunity Using Leukocyte Lysate Activated Allogeneic Dendritic Cells: StemVacs™” which describes the process of preparing allogeneic dendritic cells utilizing a leukocyte lysate based approach. These data support development of StemVacs for conditions that would benefit from NK activation such as cancer and COVID-19.

Published on March 31, 2022, https://patents.justia.com/patent/20220096542

On June 22, 2020, the Company filed a patent application titled “Treatment of SARS-CoV-2 with Dendritic Cells for Innate and/or Adaptive Immunity” that disclosed means, methods, and compositions of matter for prophylaxis and/or treatment of SARS-CoV-2 by administration of dendritic cells in a manner and frequency sufficient to induce activation of innate and/or adaptive immune responses. In one embodiment the invention teaches administration of dendritic cells pulsed with one or more innate immune stimulants in a manner endowing said dendritic cell with ability to induce augmentation of natural killer (NK) cell number and/or activity. In another embodiment the invention teaches the use of dendritic cells stimulated with innate immune activators in a manner to allow for uptake of viral particles and presentation of viral epitopes to T cells in order to stimulate immunological activation and/or memory responses. Published on December 23, 2021, https://patents.justia.com/patent/20210393681

On June 15, 2020, the Company filed a patent application titled “Nutraceuticals for Suppressing Indolamine 2,3 Deoxygenase” from new data showing QuadraMune™ significantly inhibited inflammation associated with memory impairment, as well as reduced levels of kynurenine. Elevation of kynurenine is associated with activation of indolamine 2,3 deoxygenase, an enzyme associated with inflammation and depression. Granted on January 25, 2022, https://patents.justia.com/patent/11229674

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On June 11, 2020, the Company filed a patent application titled “Nutraceuticals for Reducing Myeloid Suppressor Cells” which disclosed compositions of matter, treatments and protocols useful for reduction of number and/or activity of myeloid suppressor cells (MSC). In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of pterostilbene, Nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal at possessing an increased number and/or activity of said MSC in which reduction of number and/or activity is desired. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with viral and/or bacterial infections and/or neoplasia. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients. Published on December 16, 2021, https://patents.justia.com/patent/20210386815

On May 11, 2020, the Company filed a patent application titled “Treatment of COVID-19 Lung Injury Using Umbilical Cord Plasma Based Compositions” which disclosed means, methods, and compositions of matter useful for the treatment of lung inflammation associated with viral and bacterial infections, as well as with systemic inflammation, through the administration of umbilical cord blood derived plasma-based compositions. In one embodiment the invention teaches administration of umbilical cord blood plasma together with pterostilbene, and/or sulforaphane, and/or thymoquinone, and/or Epigallocatechin gallate (EGCG) and/or n-acetylcysteine in an aerosolized manner to patients suffering from COVID-19 associated pulmonary deficiencies. In another embodiment, umbilical cord blood plasma is administered with immune-stimulatory agents in order to concurrently inhibit propagation of viral load in the lung while suppressing pulmonary deficiencies.

On May 4, 2020, the Company filed a patent application titled “Nutraceuticals for the Prevention, Inhibition and Treatment of SARS-Cov-2 and Associated COVID-19” which teaches compositions of matter, treatments and protocols useful for prevention of SARS-CoV-2 infection, as well as inhibition of viral propagation and acceleration of viral cure. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal at risk of infection with SARS-CoV-2. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with said SARS-CoV-2. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients with COVID-19. Granted on March 8, 2022, https://patents.justia.com/patent/11266707

On November 4, 2019, the Company filed a patent application titled “Cellular, Organ, and Whole-Body Rejuvenation Utilizing Cord Blood Plasma and Pterostilbene” that disclosed methods, means, and protocols for stimulation of rejuvenation in single cells, organs, and organisms by administration of cord blood derived plasma, cord blood plasma concentrates, and cord blood derived exosomes together with pterostilbene. The invention describes the previously unexpected finding that addition of pterostilbene to cord blood enhances the rejuvenation properties of cord blood. Said rejuvenation properties include telomere preservation, reduction in beta galactosidase, and retention of cellular activities. Published on May 6, 2021, https://patents.justia.com/patent/20210128638

On September 9, 2019, the Company filed a patent application titled “Pterostilbene and Formulations Thereof for Protection of Hematopoiesis from Chemotherapy and Radiation” which disclosed compositions of matter useful for treatment and/or prevention of hematopoietic injury using pterostilbene and formulations thereof. In one embodiment nanoparticle delivered pterostilbene is administered subsequent to chemotherapy induced neutropenia in order to accelerate recovery of the hematopoietic compartment. In another embodiment, pterostilbene is provided concurrently with chemotherapy in order to concurrently assist the neoplasia killing action of the chemotherapy while protecting the bone marrow from suppression. In contrast to conventionally used agents that protect from neutropenia such as G-CSF and GM-CSF, the products disclosed can be chronically administered, thus allowing for concurrent use with chemotherapeutic or radiotherapeutic agents.

On January 21, 2019, the Company filed a patent application titled “Prevention and Reversion of Chronic Traumatic Encephalopathy through Administration of “Educated” Monocytes and Progenitors Thereof” that provides means of preventing and/or reversing chronic traumatic encephalopathy in a patient through the modulation of monocytes as well as monocytic progenitors. In one embodiment the invention teaches administration of monocytes that have been previously “educated” by exposure to mesenchymal stem cells in order to endow onto said monocytes properties associated with stimulation of neuroregenerative properties. In some embodiments monocytes are educated by treatment of monocytic progenitors with conditions capable of endowing anti-inflammatory and regenerative conditions, said conditions include culture with epigenetic modifying agents. In other embodiments, the invention teaches the manipulation of cord blood derived monocytes as a starting population of cells for education by culture with mesenchymal stem cells.

On January 21, 2019, the Company filed a patent application titled “Autologous Neurogenic Cells and Uses Thereof for Professional Athletes at Risk of Chronic Traumatic Encephalopathy” which disclosed are means, compositions of matter and methods of business for treating Chronic Traumatic Encephalopathy (CTE) using autologous primary cells and modified cells of autologous origin which have been banked. In one embodiment of the invention autologous dedifferentiation cells are generated and stored for future administration in patients which have suffered CTE. In other embodiments, dedifferentiated cells are differentiated into neurons or neuronal progenitor cells and subsequently administered locally or systemically or in a combination. In other embodiments autologous cells are maintained in an undifferentiated manner and/or neurologically differentiated state and utilized as a conditioning source in an extracorporeal circulatory system replicating clinical stage extracorporeal liver perfusion (ECLP) with substitution of autologous dedifferentiated, neurologically differentiated or a combination of said cells instead of hepatic cells.

On December 18, 2018, the Company filed a patent application titled “Treatment of Chronic Traumatic Encephalopathy via RNA Administration” which disclosed are protocols, treatment means, and compositions of matter useful for treatment of Chronic Traumatic Encephalopathy through administration of RNA or modified RNA molecules. In one embodiment said RNA is generated to activate various toll like receptors (TLR), of which said activation leads to production of cytokines which paradoxically lead to protection from Chronic Traumatic Encephalopathy, wherein said protection constitutes a) reduction in glial cell activation, b) neuronal apoptosis due to excitotoxicity; and c) stimulation of endogenous regenerative processes including endothelial progenitor cell mobilization, proliferation of neuronal progenitor cells in the dentate gyrus and subventricular zones. In one particular embodiment targeting of RNA molecules is performed to specific brain cells including pyramidal neurons through the use of liposomes, exosomes, apoptotic bodies, nanoparticles and shark or cameloid antibodies is disclosed.

On September 25, 2018, the Company filed a patent application titled “Pterostilbene and Formulations Thereof for Treatment of Pathological Immune Activation” that teaches treatments, protocols, and compositions of matter are described for reduction of pathological immune system activation. In one embodiment, pterostilbene and/or formulations thereof are administered in a patient suffering from cytokine release syndrome at a concentration and frequency sufficient to reduce abnormal cytokine production and thus treat the cause of said cytokine release syndrome. Formulations of pterostilbene are disclosed for rapid release, enhanced biodistribution, and targeting to cytokine releasing effectors are disclosed for use in the practice of the invention.

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On September 17, 2018, the Company filed a patent application titled “Pterostilbene and Compositions Thereof for Prevention and Treatment of Chronic Traumatic Encephalopathy” that teaches means, methods, and compositions of matter useful for prevention of chronic traumatic encephalopathy. In one embodiment of the invention, disclosed is utilization of pterostilbene and/or pterostilbene based compounds for prevention and/or treatment of chronic traumatic encephalopathy. In one embodiment, the invention teaches administration of pterostilbene and/or pterostilbene based compounds for reduction of taupathy associated with chronic traumatic encephalopathy.

On August 13, 2018, the Company filed a patent application titled “Enhancement of Ozone Therapy using Pterostilbene” that disclosed methods, means and compositions of matter using pterostilbene for enhancing therapeutic efficacy of ozone therapy in the field of oncology. The invention provides previously unknown synergies between ozone administration together with pterostilbene at inducing direct and indirect cytotoxicity to cancer cells. The invention provides means of delivery, administration, and therapeutic protocols for treatment of cancer patients. In one embodiment combination of ozone therapy together with pterostilbene is utilized to overcome drug resistance.

On October 08, 2017, the Company filed a patent application titled “Synergistic Inhibition of Glioma Using Pterostilbene and Analogues Thereof” that teaches methods, means and compositions of matter for utilizing pterostilbene and analogues thereof for suppression of viability, metastasis and proliferation of glioma cells alone, or together with immunotherapy, chemotherapy, or radiotherapy means. In one embodiment said pterostilbene augments immunogenicity of glioblastoma cells so as to enhance killing by immune cells or complement subsequent to damage of said glioblastoma cells by chemotherapy, radiotherapy, or immunotherapy.

On April 26, 2017, the Company filed a patent application titled “Augmentation of Stem Cell Activity using Pterostilbene and Compositions Containing Pterostilbene” that disclosed means of augmenting circulating endogenous stem cells through administration of an effective amount of pterostilbene or derivatives thereof. In one embodiment a patient with reduced levels of circulating endothelial progenitor cells is treated with pterostilbene at a concentration and frequency sufficient to restore, and/or enhance levels of circulating endothelial progenitor cells (EPC). In another embodiment endogenous levels of stem cells are restored or enhanced by administration of pterostilbene, said endogenous stem cells comprising cells of the dentate gyrus, subventricular zone, hepatic stem cells, cardiac stem cells, and hematopoietic stem cells.

On March 29, 2017, the Company filed a patent application titled “Stimulation of Immunity to Tumor Stem Cell Specific Proteins by Peptide Immunization” that discloses treatment of cancer is disclosed through administration of proteins or specific peptides found on tumor stem cells in vivo, in a matter eliciting monocyte or dendritic cell migration in order to allow uptake of said administrated proteins or peptides, followed by administration of a maturation signal in vivo. The invention provides for treatment of cancer through induction of anticancer immunity and/or immunity towards tumor initiating stem cells.

On March 29, 2017, the Company filed a patent application titled “Targeting the Tumor Microenvironment through Nutraceutical Based Immunoadjuvants” that disclosed compositions useful for the treatment of cancer which modulate tumor associated immunosuppression, thus acting as immunoadjuvants. In one embodiment a composition containing apigenin, is provided, said composition useful for inhibition of tumor associated immune suppression mediated through the molecule indolamine 2,3 deoxygenase (IDO). In another embodiment, liposomal apigenin is administered as a means of decreasing IDO expression.

On March 29, 2017, the Company filed a patent application titled “Activated Leukocyte Extract for Repair of Innate Immunity in Cancer Patients” that disclosed are compositions, methods of use, and pharmaceutical preparations useful for modulation of immune responses. In one embodiment a composition is extracted polyvalently activated peripheral blood mononuclear cells through dialysis. Said immune modulator is useful for treatment of cancer and alleviation of cancer associated immune depression. In one embodiment, said immunomodulator acts as a costimulatory of T cell activation by modulation of cytokine production. In one embodiment said immune modulator is concentrated for miRNA species capable of activating innate immune cells.

On March 29, 2017, the Company filed a patent application titled “Augmentation of Anti-Tumor Immunity by Mifepristone and Analogues Thereof” which relates to compositions of matter and methods useful for improving a treatment outcome and/or an alteration of immunity in a condition that benefits from immune stimulation. In particular, one embodiment of the invention teaches administration of sufficient doses of mifepristone or a derivative, alone, or in combination with an immunotherapeutic such as, but not limited to, an antibody, a vaccine, a cytokine, or a medicament whose therapeutic activity is associated with immune modulation.

On March 29, 2017, the Company filed a patent application titled “Methods of Re-Activating Dormant Memory Cells with Anticancer Activity” that disclosed methods, protocols, and compositions of matter useful for stimulation of anticancer immune responses. In one embodiment of the invention culture of buffy coat cells is performed in an environment resembling non-physiological conditions. Buffy coat derived products are subsequently harvested, concentrated, and added to a culture of monocytes and lymphocytes. Conditioned media from said second culture is subsequently utilized as an injectable solution for stimulation of anticancer immunity.

On March 29, 2017, the Company filed a patent application titled “Modulation of Oral Microbiome for Treatment of Periodontitis” that disclosed methods, means, and compositions of matter useful for inhibition of, reduction in progression and reversion of periodontitis. In one embodiment the invention provides prebiotic and/or probiotic compositions which modulation the oral microbiome in order to ameliorate, prevent or reverse periodontitis. In one embodiment a composition is administered into the oral cavity containing Actinomyces naeslundii, Actinomyces odontolyticus, Streptococcus thermophilius, Lactobaccilus brevis and Lactobacilius plantarum. Administration may be performed using various means including a mouthwash, a patch, a toothpaste, or in a preferred embodiment said prebiotic and/or probiotic compositions are delivered via a mouth tray.

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On July 20, 2016, the Company filed a patent application titled “Prevention of Pregnancy Complications by Probiotic Administration” which disclosed methods, protocols and compositions of matter for the treatment of pregnancy complications through immune modulation of a mammal in need. In one embodiment the invention provides probiotic compositions for immune modulation to decrease risk of pregnancy complications. Pregnancy complications include recurrent spontaneous abortions (RSA), preterm birth, pre-eclampsia including hemolysis elevated liver enzymes low platelets (HELP), premature rupture of the membrane, Antepartum hemorrhage including placental abruption, chorioamnionitis, Intrauterine growth restriction, placenta pravaevia, sequalae of intraamniotic infection. Published on January 26, 2017, https://patents.justia.com/patent/20170020930

On July 20, 2016, the Company filed a patent application titled “Exosome Mediated Innate and Adaptive Immune Stimulation for Treatment of Cancer” that teaches means of stimulating innate and/or adaptive immunity to cancer by administration of exosomes. Stimulation of innate immunity involves modifying exosomes by chemical addition of innate immune stimulators, whereas stimulation of adaptive immunity involves pulsing dendritic cells generating exosomes with antigens, in some cases, pulsing with Brother of the Regulator of Imprinted Sites (BORIS) proteins, peptides, or altered peptide ligands thereof.

On July 8, 2015, the Company filed a patent application titled “Augmentation of Oncology Immunotherapies by Pterostilbene Containing Compositions” that disclosed compositions of matter and methods useful to augmentation of immune responses to tumors. In one embodiment, a pterostilbene containing composition is administered to a cancer patient at a sufficient concentration and frequency to induce de-repression of tumor targeting immune responses. In one specific embodiment of the present invention, pterostilbene enhances antibody dependent cellular toxicity (ADCC) and in turn augments efficacy of FDA approved antigen specific immunotherapeutics such as trastuzumab (Herceptin) and other monoclonal antibody therapies used for treating cancer.

Issued and Granted Patents:

On June 20, 2017, the US Patent and Trademark Office issued and granted U.S. Patent No.: 9,682,047 titled “Augmentation of oncology immunotherapies by pterostilbene containing compositions” that discloses compositions and methods useful to enhancing, improving, or eliciting anti-tumor immune responses are disclosed. A pterostilbene containing composition is administered to a cancer patient at a sufficient concentration and frequency to induce de-repression of tumor targeting immune responses. The composition enhances antibody dependent cellular toxicity (ADCC) and augments efficacy of antigen specific immunotherapeutics such as trastuzumab and other monoclonal antibody therapies useful for treating cancer. See: https://patents.justia.com/patent/9682047.

On January 25, 2022, the US Patent and Trademark Office issued and granted U.S. Patent No.: 11,229,674 titled “Nutraceuticals for suppressing indolamine 2,3 deoxygenase” which disclosed are compositions of matter, treatments and protocols useful for reduction of expression and/or activity of indolamine 2,3 deoxygenase (IDO). In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of pterostilbene, Nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal at possessing an increased expression and/or activity of said IDO in which reduction of number and/or activity is desired. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with viral and/or bacterial infections and/or neoplasia. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients. See: https://patents.justia.com/patent/11229674.

On March 08, 2022, the US Patent and Trademark Office issued and granted U.S. Patent No.: 11,266,707 titled “Nutraceuticals for the prevention, inhibition, and treatment of SARS-CoV-2 and associated COVID-19” that disclosed methods of treating or preventing complications associated with a SARS-CoV-2 infection, comprising: administration of a combination comprising: a) Green Tea and/or extract thereof; b) Blueberry and/or extract thereof; c) Nigella sativa and/or extract thereof; and d) broccoli and/or extract thereof in an amount and frequency sufficient to treat or prevent complications associated with said SARS-CoV-2 infection. See: https://patents.justia.com/patent/11266707.

Immune-Oncology – Right To Try

In May of 2018, President Donald J. Trump signed into the law, the Right To Try bill. In 2015/2016 TSOI began and completed a 10 patient clinical trial of advanced cancer patients in Mexico at the Pan Am Cancer Treatment Center located in Tijuana Mexico using our dendritic cell vaccine code named StemVacs. TSOI has since generated GCP documentation for the previously treated 10 patients into a Phase I trial, which will be presented to the FDA by TSOI as part of an Ex-US trial compliant with 21 CFR 312.120 Foreign clinical studies not conducted under an IND. This is a required step to conform to the new Right To Try law.

StemVacs is an immunotherapy platform that consists of 5 components. The overarching approach to the StemVacs Immunotherapy Platform is as follows:

1.	Treat innate immune suppression: Administration of oral apigenin/NanoStilbene (Cancer DeTox Product) to decrease immune suppressive toxic molecules made by tumor and tumor micro-environment Treat adaptive immune suppression: Administration of MemoryMune to activate dormant memory cells recognizing the tumor. Administration of LymphoBoost to repair deficient IL-12 production.

2.	Stimulation of immune response to cancer stem cells (StemVacs).

3.	Consolidation and maintenance of immunity: Cycles of StemVacs, supported by innaMune and LymphoBoost

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StemVacs Autologous is a subcutaneously administered vaccine comprised of immune stimulatory peptides resembling cancer stem cell specific proteins.

StemVacs Allogeneic is a subcutaneously administered vaccine comprised of immune stimulatory peptides resembling cancer stem cell specific proteins.

Cancer Metabolic DeTox: This is an orally administered agent that is derived from various herbs termed apigenin. The unique property of apigenin is that it inhibits a cancer associated metabolic pathway that degrades the amino acid tryptophan. Specifically, apigenin inhibits the enzyme indolamine 2,3 deoxygenase (IDO), which is responsible for breaking down tryptophan in the vicinity of the tumor and generating by-products such as kynurenine. It is known that immune activation is dependent on tryptophan being present in the tumor environment. The depletion of tryptophan and generation of kynurenine by tumor cells and tumor associated cells is a major cause of immune suppression in cancer. By administering Cancer Metabolic DeTox, the innate arm of the immune system has a chance to regenerate. This positions the patient for better outcome after administration of specific immune stimulating vaccines.

MemoryMune: This is a product derived from a two-step culture process of donor blood cells. The product MemoryMune reawakens dormant immune memory cells. It is known that many cancer patients possess memory T cells that enter the tumor, however, once inside the tumor these cells are inactivated. MemoryMune contains a unique combination of growth factors specific for immune system cells called “cytokines”.

LymphoBoost: LymphoBoost is a proprietary formulation of Misoprostol, a drug approved for another indication, which we have shown to be capable of stimulating lymphocytes, particularly NK cells and T cells, both critical in maintaining anti-tumor immunity.

innaMune: This is a biological product derived from tissue culture of blood cells derived from healthy donors. It is a combination of cytokines that maintain activity of innate immune system cells, as well as having ability to shift M2 macrophages to M1.

Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI) – Right To Try

On December 10, 2018, Therapeutic Solutions International, Inc., announced the signing of an agreement between TSOI and Jadi Cell LLC for licensing of the Jadi Cell universal donor adult stem cell, as covered in US Patent No.: 9,803,176 B2 for use in Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI).

In addition, on February 9, 2021, we obtained exclusive rights under the same for use of US Patent No.: 9,803,176 B2 in the treatment of acute respiratory distress syndrome (ARDS) and other lung pathologies. The JadiCell was reported in a publication from the University of Miami following a Phase 1/2 clinical trial, demonstrating intravenous administration of JadiCells, resulted in a significant survival improvement in COVID-19 patients. The Phase 1/2 double blind, placebo-controlled trial treated 12 advanced COVID-19 patients with 100 million JadiCells™ intravenously at days 0 and 3, and 12 patients received placebo control. At 28 days 91% of JadiCell™ treated patients survived whereas only 42% of patients in the placebo group survived. There were no adverse effects associated with JadiCell™ administration. For those treated with the JadiCell under the age of 85 the survival rate was 100% and in those over 85 the survival rate was 91% making the JadiCell the most effective therapy to date in the entire world to treat ARDS.

The Jadi Cell product, which belongs to the mesenchymal stem cell (MSC) family of cells, is a unique adult stem cell, which produces higher levels of therapeutic factors compared to other stem cells. The cells have demonstrated safety in animal models and pilot human trials. The Jadi Cell product is generated from umbilical cords, which are a source of medical waste and available in large quantities at inexpensive prices.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe.

Traumatic brain injury (TBI) is an insult to the brain, not of a degenerative or congenital nature, but caused by external physical force that may produce a diminished or altered state of consciousness, which results in an impairment of cognitive abilities or physical functioning.

CTE represents a significant unmet medical need which we believe is amenable to stem cell intervention. We are eager to accelerate treatments and potential cures for debilitating conditions such as CTE and traumatic brain injury and plan to leverage New regulatory pathways such as the recently approved “Right to Try” Law to deliver these medicines as soon as possible to patients which currently have no other options.

The Jadi Cell product because of its advanced stage of development in contrast to other stem cell types, which require years, if not decades of development before entry into American patients, will allow us we believe to be treating patients within 12 months. Currently means of isolating, producing, scaling up, and delivery of the cells has all been worked out by Jadi Cell and Collaborators.

On December 17, 2020, the Company filed an Investigational New Drug (IND) application seeking permission from the Food and Drug Administration (FDA) to initiate a Phase I/II clinical trial assessing safety and signals of efficacy for treatment of Chronic Traumatic Encephalopathy (CTE) patients with JadiCells™.

On August 4th, 2021, the Company announced clearance from the Food and Drug Administration (FDA) to initiate a Phase III pivotal trial for registration of the Company’s JadiCell™ universal donor stem cell as a treatment for COVID-19 associated lung failure under IND # 19757. In previous studies the Company has demonstrated the superior activity of JadiCell™ to other types of stem cells including bone marrow, adipose, cord blood, and placenta. Furthermore, the JadiCell™ was shown to be 100% effective in saving the lives of COVID-19 patients under the age of 85 in a double-blind placebo controlled clinical trial with patients in the ICU on a ventilator. In patients over the age of 85 the survival rate was 91%.

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Sars/CoV2 Clinical Programs

On June 8, 2020, the Company announced the initiation of a clinical trial aimed at demonstrating safety and efficacy of its immune-boosting formulation QuadraMune™. The trial is anticipated to recruit 500 subjects at risk of SARS-CoV-2 infection, the type of coronavirus which causes COVID-19. The new clinical trial has been granted ClinicalTrials.gov Identifier: NCT04421391 and is listed and registered on the Federal Clinical Trial registry.

The Company announced recently submission of a publication providing preclinical data which supports repositioning of its Cancer Immunotherapy StemVacs™ as a candidate for treatment of COVID-19. StemVacs™ is based on activating universal donor immune system cells called dendritic cells in a manner so that upon injection they reprogram the body’s “Natural Killer” cells.

Natural killer cells are the most potent cell type in the body in terms of killing viruses. Unfortunately, natural killer cells also produce chemicals called cytokines which at high concentrations can be lethal. The current data suggests that StemVacs™ can activate natural killer cells while at the same time suppressing lung inflammation. This dual mechanism of action makes StemVacs™ a promising candidate for treatment of coronavirus.

Schizophrenia/Suicide Clinical Programs

On October 29, 2020, the Company announced publication on the NIH clinical trials website of its newly initiated trial aiming to validate a blood-based diagnostic for predicting suicide risk and is listed as NCT04606875.

The Campbell Score™, which is a patent-pending method of quantifying inflammatory-associated biological markers, has previously been shown in pilot investigator-initiated studies to correlate with propensity for suicide. Based on positive feedback from collaborators, the Company decided to initiate a formal clinical trial to validate correlations between the Campbell Score™ and established psychiatric assessment tools of suicidal propensity. Currently the only means of quantifying predisposition to suicide is based on psychological, question-based techniques.

On December 31, 2020, the Company signed license agreements with Campbell Neurosciences Inc., a partially owned company, for access to the 9 patents filed related to the previous Campbell Neurosciences Division. The patents are:

1.	63/128759 Immunotherapy for Opioid Addiction

2.	63/122862 Treatment of Major Depressive Disorder and Suicidal Ideations Through Stimulation of Hippocampal Neurogenesis Utilizing Plant-Based Approaches

3.	63/105964 Protection/Regeneration of Neurological Function by Endothelial Protection/Rejuvenation using Stem Cells for Treatment of Conditions such as Chronic Traumatic Encephalopathy and Schizophrenia

4.	17/030416 Personalized Immunotherapies for Reduction of Brain Inflammation and Suicide Prevention

5.	63/077723 Immunotherapy of Schizophrenia and Schizophrenia Associated Suicidal Ideation/Suicide

6.	63/071381 Upregulation of Therapeutic T Regulatory Cells and Suppression of Suicidal Ideations in Response to Inflammation by Administration of Nutraceutical Compositions Alone or Combined with Minocycline

7.	63/068388 Methods of Determining Risk of Suicide and/or Suicidal Ideation by Immunological Assessment

8.	63/061202 Prevention of Neuroinflammation associated Memory Loss Using Nutraceutical Compositions

9.	63/057315 Neuroprotection and Neuroregeneration by Pterostilbene and Compositions Thereof

Additionally, Campbell Neurosciences Inc. has entered into purchase agreements with Therapeutic Solutions International ensuring a continued supply, at a discounted rate, of nutraceuticals which are being explored for antiinflammation/suicide prevention activity.

Treatment of Chronic Obstructive Pulmonary Disease (COPD) Using JadiCell™ Universal Donor Adult Stem Cells

COPD is a consistently progressive, ultimately fatal disease for which no treatment exists capable of either reversing or even interrupting its course. It afflicts more than 5% of the population in many countries, and it accordingly represents the third most frequent cause of death in the U.S., where it accounts for more than 600 billion in health care costs, morbidity, and mortality.

JadiCell UC-MSCs have been utilized to treat patients with severe COVID-19 and have yielded promising results, preventing or attenuating the cytokine storm. JadiCells have been recently introduced intravenously in patients with a neurodegenerative disorders and have been approved for testing in patients with Type 1 Diabetes (TlD). We hypothesize that JadiCells will exert beneficial therapeutic effects in COPD.

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The proposed clinical trial will recruit 10 patients of 40-80 years of age with moderate to severe COPD (GOLD [Global Initiative for Chronic Lung Disease]. The enrolled patients will be treated with 100 million JadiCells intravenously with two injections spaced at 48 hours.

These two treatments will be performed on days 0 and 2. JadiCell dosing will be performed at approximately 100 million cells/infusion delivered at a maximum rate of 2 million cells/min per infusion.

Assessment of lung function and safety will be performed on days 0, 30, 60, and 90. Safety will be assessed by occurrence of adverse events (AEs) during either study-drug infusion or by physician assessments and laboratory evaluations, a record of COPD exacerbations will be maintained for each patient.

Efficacy measures will include improvement from baseline in pulmonary functions (FEV 1 , FVC, FEV 1 /FVC, total lung capacity by plethysmography, 27 single-breath carbon monoxide diffusing capacity, exercise performance [6-min walk test (6MWT)], and dyspnea assessment [Borg scale]), and QOL (St. George’s Respiratory Questionnaire, and global assessment of patient status). COPD exacerbations were assessed as the time to the first exacerbation and as the ratio of the rate of exacerbations between MSC- and placebo-treated patients.

Cellular Manufacturing and Cell Banking

On October 18, 2021, the Company announced the formation of Allogen Biologics Inc, a wholly owned subsidiary of TSOI. Allogen Biologics will house intellectual property and Standard Operating Procedures related to generation of the Company’s existing and anticipated cellular therapeutics. In addition, Allogen will house and maintain all relevant cell banks.

On May 10, 2022, Allogen Biologic, Inc, and Therapeutic Solutions International Inc, entered into an Exclusive Patent License Agreement (EPLA) for Patent Application Serial No. 63/254,469, filed by Licensor and titled as: Umbilical Cord Derived Regenerative and Immune Modulatory Stem Cell Populations.

RISK FACTORS

Risks Associated with Our Business and Industry

This prospectus contains forward-looking statements concerning our future programs and cash needs as well as our plans and strategies. These forward-looking statements are based on current expectations, and we assume no obligation to update this information, except as required by applicable laws and regulations. Numerous factors could cause actual results to differ significantly from the results described in these forward-looking statements, including the following risk factors.

We have identified material weaknesses in our internal control over financial reporting.

We are required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, which require us to maintain an ongoing evaluation and integration of the internal controls of our business.

We evaluated our existing controls as of December 31, 2021. Our Chief Executive Officer and Chief Financial Officer identified material weaknesses in our internal control over financial reporting. A “material weakness” is a control deficiency, or combination of control deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected. Readers are directed to review that portion of this Form 10-K entitled Item 9A Controls and Procedures for a detailed disclosure.

Under Section 404 and the SEC’s rules, a company cannot find that its internal control over financial reporting is effective if any “material weaknesses” exist in its controls over financial reporting.

Our liquidity and capital resources are very limited.

Our ability to fund operating activities is also dependent upon our ability to access external sources of financing and our ability to effectively manage our expenses in relation to revenues. Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions specific to the health, supplements and nutrition products industries, consumer demand for our products, competition and other factors that are beyond our control. There can be no assurance that our operations and access to external sources of financing will continue to provide resources sufficient to satisfy our liabilities arising in the ordinary course of business.

We will require significant additional external financing to implement our business plan.

We will require external financing to sustain our operations, support our expansion, achieve or maintain profitability, or, should we become subject to unforeseen events or circumstances, continue as a going concern. There can be no assurance that we will be able to secure any such external financing, or, if we are able to secure such external financing, that it will be on terms favorable, or even acceptable, to us. Any inability to achieve or sustain profitability or otherwise secure external financing would have a material adverse effect on our business, financial condition, and results of operations, raising substantial doubts as to our ability to continue as a going concern, and we may ultimately be forced to seek protection from creditors under the bankruptcy laws or cease operations, which may result in a substantial or complete loss of your invested capital.

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We may not be able to effectively manage our potential growth and the execution of our business plan.

Our potential growth and the execution of our business plan together are likely to place significant strain on our managerial, operational and financial resources. To effectively manage our potential growth and execute our business plan, we will need to, among other things:

●	retain additional personnel across several departments in the Company;
●	develop strong customer loyalty for new products in a crowded competitive marketplace;
●	continue to establish and continue to increase awareness of our brands;
●	price our products and services at points which will allow us to maximize sales while at the same time maximizing gross profit margins;
●	establish, maintain, expand and manage multiple relationships with various vendors, strategic partners, licensees and other third parties, including suppliers of the products we sell on our website and elsewhere, warehousing distributors, shipping companies and others;
●	rapidly respond to competitive developments, particularly when new high-demand products become available;
●	build an operations structure to support our business and provide efficient and effective customer service and support;
●	expand our IT infrastructure to respond to increasing customer traffic to our website, demand for content from site users and to manage growing e-commerce transactions;
●	establish and maintain effective financial and management controls, reporting systems and procedures;
●	control our expenses;
●	provide competitive employee salaries and benefit packages; and,
●	avoid lawsuits and other adverse claims.

There can be no assurance that we will be able to accomplish any or all of the above goals. If we prove unable to effectively execute our business plan or manage our growth, it is likely to have a material adverse effect on our business, financial condition, including liquidity and profitability, and our results of operations.

If our proposed product sales model does not successfully operate at a profit our growth strategy may be impeded.

To effectively expand and meet our growth objectives our products sales model must be executed upon in a profitable manner. Profitability is dependent upon a variety of factors, some beyond our control, including, but not limited to the amount of traffic we can consistently attract to our brand, to retail sales in “brick and mortar” retailers, to our website, and our ability to stock or otherwise make available products that our customers purchase, our ability to stock or otherwise make available the best new products as they enter the market, our ability to provide consistent and superior customer service, the general economic conditions, particularly in the U.S., that could impact the amount of money customers spend collectively on the products we sell, and/or that could reduce the amount of money our average customer spends, and/or could reduce the number or frequency of repeat orders for products, and/or could result in customers finding products in other venues if they can find those products for a lower price. Other factors that could impact our ability to execute on our business model in a profitable manner include, but are not limited to, competition in our markets, recruiting, training and retaining qualified personnel and management, maintenance of required local, state and federal governmental approvals and permits, costs associated with principal component products and supplies, delivery shortages or interruptions, consumer trends, our ability to finance operations externally, changes in supply or prices of the products we sell and disruptions or business failures among our product suppliers, distributors, warehouses or shippers. Any failure to operate in a profitable manner could hurt our ability to meet our growth objectives by attracting licensees, and our business, financial condition, including liquidity and profitability, and our results of operations would be negatively affected.

If we cannot stock, warehouse or otherwise provide product to customers in a consistent, reliable and cost-effective manner our growth strategy may be impeded.

As our growth strategy depends to a large extent on our ability to sell various products to consumers on our website and in traditional “brick and mortar” retailers, if we cannot supply those products in a consistent, reliable and cost-effective manner, we may lose customers. To accomplish a consistent, reliable and cost-effective method for supplying product to customers, we must successfully engage with suppliers at a number of levels, including warehousing agreements, stocking agreements and other forms of distribution. Our ability to conclude such arrangements with specific product suppliers may involve the need for trade finance, purchasing agreement finance and other capital. In addition, we may encounter problems in fulfilling orders due to business conditions among the products companies themselves, many of which problems are beyond our control. If we are unable to establish and continue such agreements and structures with products companies, our growth strategy may be impeded, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

We face significant competition for our products.

The markets in which we operate are intensely competitive, continually evolving and, in some cases, subject to rapid change. Our competitors include:

●	traditional and well-established companies with recognized and well patronized brands in the nutritional supplements and health products industry segment;
●	entrenched nutritional supplements and health products companies with well-known customer on-line services and portals and other high-traffic web sites that provide sales access to healthcare and nutritional supplements and related products; and
●	companies that focus on providing on-line and/or off-line healthcare related content, including some that promote competitor brands.

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These companies may be better known than we are and have more customers than we do. We cannot provide assurance that we will be able to compete successfully against these companies or any alliances they have formed or may form. If we are unable to compete with one or more of our competitors, our growth strategy may be impeded, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

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Product revenue.

Although we intend and continue to develop and introduce new nutraceutical products, we currently market and sell encapsulated ProJuvenol®, DermalStilbene, IsoStilbene, and NeuroStilbene, NanoStilbene®, NanoPlus, Nano Cannabidiol, NLRP3 Trifecta, and QuadraMune® are all powerful antioxidants. We currently do not have a broad portfolio of other products completed that we could rely on to support our operations if we were to experience any difficulty with the manufacture, marketing, sale, or distribution of our current products.

Government regulation could adversely affect our business.

Our products and their associated component ingredients are subject to existing and potential government regulation. Our failure, or the failure of our business partners or third-party providers, to accurately anticipate the application of laws and regulations affecting our products and the manner in which we deliver them, or any failure to comply, could create liability for us, result in adverse publicity, or negatively affect our business. In addition, new laws and regulations, or new interpretations of existing laws and regulations, may be adopted with respect to consumer protection and other issues, including pricing, products liability, copyrights and patents, distribution and characteristics and quality of products and services. We cannot predict whether these laws or regulations will change or how such changes will affect our business. Any of this government regulation could impact our growth strategy, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

The Company’s success may depend upon its ability to protect its patents and proprietary technology.

The Company owns patents for several of its products and relies upon the protection afforded by its patents and trade secrets to protect its technology. The Company’s success may depend upon its ability to protect its intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, the Company may not be able to devote the resources necessary to prevent infringement of its intellectual property. Also, the Company’s competitors may develop or acquire substantially similar technologies without infringing the Company’s patents or trade secrets. For these reasons, the Company cannot be certain that its patents and proprietary technology will provide it with a competitive advantage.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expense or be prevented from providing certain services, and which may otherwise harm our business.

We could be subject to claims that we are misappropriating or infringing intellectual property, trade secrets or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay substantial damage awards and to develop non-infringing products, obtain a license or cease selling the products that use or contain the infringing intellectual property. We may be unable to develop non-infringing products or obtain a license on commercially reasonable terms, or at all. Any claims against our company for infringement could impede our growth strategy, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

We may be subject to claims brought against us as a result of product liability claims.

The Company presently does not carry products liability insurance covering its development, marketing and sale of the products it intends to sell. However, the Company intends and expects to acquire adequate and reasonable products liability insurance after the business is funded. There is no guarantee that the amount of funds raised by virtue of this offering will be adequate to acquire or maintain such insurance. Should the Company not acquire adequate funding to obtain products liability insurance, its uninsured operations would expose the Company and its shareholders to material risks should products liability claims arise. Any claims can be costly to defend, and any successful products liability claim against the Company could materially impact the ability of the Company to continue as a going concern and therefore place your total investment in the Company at risk of being a complete loss.

We may be subject to claims brought against us as a result of product associated content we provide.

Consumers are reasonably expected to access health-related information regarding our products through our on-line web site. If our content, or content we obtain from third parties, contains inaccuracies, it is possible that consumers or others may sue us for various causes of action. Although our planned web site contains terms and conditions, including disclaimers of liability, that are intended to reduce or eliminate our liability, the law governing the validity and enforceability of on-line agreements with consumers that provide the terms and conditions for use of our public or private portals are unenforceable. A finding by a court that these agreements are invalid and that we are subject to liability could harm our business and require costly changes to our business. We have planned editorial procedures in place to provide quality control of the information that we publish or provide. However, we cannot assure you that our editorial and other quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content. Even if potential claims do not result in liability to us, the fact that we would need to investigate and defend against these claims could be expensive and time consuming and could divert management’s attention away from our operations. In addition, our business is in part based on establishing a reputation amongst consumers that our portals as trustworthy and dependable sources of healthcare information. Allegations of impropriety or inaccuracy, even if unfounded, could therefore harm our reputation and business, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

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Changes in commodity and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in product costs are a part of our business; any increase in the prices that suppliers charge for their products could adversely affect our operating results. We remain susceptible to increases in prices as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, safety concerns, product recalls, labor disputes and government regulations. We rely on third-party distribution companies to deliver ingredients to our manufacturers and ultimately our products to customers. Interruption of distribution services due to financial distress or other issues could adversely affect our operations.

We face substantial competition in attracting and retaining qualified senior management and key personnel and may be unable to develop and grow our business if we cannot attract and retain such senior management and key personnel.

As an early stage company, our ability to develop and grow our business, to a large extent, depends upon our ability to attract, hire and retain highly qualified and knowledgeable senior management and key personnel who possess the skills and experience necessary to satisfy our business needs. Our ability to attract and retain such senior management and key personnel will depend on numerous factors, including our ability to offer salaries, benefits and professional growth opportunities that are comparable with and competitive to those offered by more established companies operating in our marketplace. We may be required to invest significant time and resources in attracting and retaining additional senior management and key personnel as needed. Moreover, many of the companies with which we will compete for any such individuals have greater financial and other resources, affording them the ability to undertake more extensive and aggressive hiring campaigns, than we can. The normal running of our operations may be interrupted, and our financial condition and results of operations negatively affected, as a result of any inability on our part to attract or retain the services of qualified and experienced senior management and key personnel, or should our prospective key personnel refuse to serve, or, once appointed, leave prior to a suitable replacement being found.

Risks Associated with This Offering and Our Securities

This Offering is being placed on a “best efforts” basis and we may not raise the entire $10,000,000.

The offer and sale of the Restricted Shares pursuant hereto are expected to be made principally through the efforts of our officers, directors and employees, on a “best efforts” basis, and, as such, there can be no assurance that this Offering will be fully subscribed or even that a percentage of the Offering will be subscribed. There is no commitment, firm or otherwise, on the part of any one or more parties to purchase any of the Units in this Offering and there is no minimum number of Units for which we must have subscriptions prior to our closing on the Offering and we may, therefore, determine to have an initial closing on only a very small portion of the Offering. As a result of this flexibility, we may not obtain all of the capital required to fund all of our proposed uses of proceeds as identified in the “Estimated Use of Proceeds” section of this Memorandum, and we may, therefore, find ourselves without sufficient working capital despite having closed on a portion of this Offering. Moreover, because there is no minimum number of Units for which we must have subscriptions prior to our closing on the Offering, we may accept subscriptions that are, in the aggregate, insufficient in amount to allow us to carry out our proposed business plan as set forth in this Memorandum, and, as a result, may cause prospective investors to lose their entire investment.

Our management will have substantial discretion over the use of proceeds of this Offering and may not apply them effectively.

Our management will have significant flexibility in applying the net proceeds of this Offering and may apply the proceeds in ways with which you do not agree. The failure of our management to apply these funds effectively could have a material adverse effect on our business and our results of operations. The proposed allocation of the net proceeds of this Offering represents our management’s best estimate of the expected use of funds to finance our activities in accordance with our management’s current objectives and overall market conditions. See “Estimated Use of Proceeds”.

The Units to be issued in this Offering, and the Securities of which they are comprised, will all constitute Restricted Securities.

Neither the Units nor the Restricted Securities comprising the Units to be issued in this Offering have been registered under the Securities Act or registered or qualified under any state securities or “Blue Sky” laws and are being sold pursuant to exemptions contained in and under those laws. Accordingly, such Units and the Securities comprising the Units will constitute “restricted securities” as defined in Rule 144 promulgated under the Securities Act, and must, therefore, be held indefinitely unless (i) first registered under applicable federal and state securities laws, or (ii) an exemption from the registration requirements of those laws is available. Otherwise, the Units and the Securities comprising the Units will not become freely transferable by reason of any change of circumstances whatsoever. See “Description of Securities” and “Investment Restrictions”.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

The trading market for our common stock is currently not liquid. We cannot predict how liquid the market for our common stock might become. Our common stock is quoted in OTC Markets under the symbol TSOI.

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Our common stock may be deemed a “penny stock”, which would make it more difficult for investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities continue to be subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders have the right to sell substantial amounts of common stock in the public market, e.g. upon the expiration of any statutory holding period under Rule 144, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-related securities in the future, at a time and price that we deem reasonable or appropriate, more difficult.

The elimination of monetary liability against our directors and officers under the Company’s Articles of Incorporation and Nevada law, and the existence of indemnification rights to our directors, officers and employees, may result in substantial expenditures by the Company.

Article 6 of our Articles of Incorporation exculpates our directors and officers from certain monetary liabilities. Article 7 of our Articles of Incorporation provides that we shall indemnify all directors (and all persons serving at our request as a director or officer of another corporation) to the fullest extent permitted by Nevada law.

Further pursuant to Article 7, the expenses of the indemnified person incurred in defending a civil suit or proceeding must be paid by us as incurred and in advance of the final disposition of the action, suit, or proceeding under receipt of an undertaking by or on behalf of the indemnified person to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

The foregoing indemnification obligations could result in us incurring substantial expenditures, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties even though such actions, if successful, might otherwise benefit us and our stockholders.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and related rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public entity, these rules and regulations increase compliance costs and make certain activities more time consuming and costly. As a public entity, these rules and regulations also make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve as directors or as executive officers.

We do not plan to pay any cash or stock dividends in the foreseeable future.

The payment of dividends upon our capital stock is solely within the discretion of our future board of directors and is dependent upon our financial condition, results of operations, capital requirements, restrictions contained in our future financing instruments and any other factors our board of directors may deem relevant. We have never declared or paid any cash or stock dividends on our capital stock and we currently anticipate that we will retain earnings, if any, to finance the development and expansion of our business and, as such, do not intend on paying any cash or stock dividends in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “would,” “will be,” “will continue” or the negative of or other variation on these words or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Management cautions that the forward-looking statements contained in this prospectus and the information incorporated by reference are not guarantees of future performance, and we cannot assume that such statements will be realized, or the forward-looking events and circumstances will occur.

The risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements include, but are not limited to, those set forth in the “Risk Factors” section below.

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Some of the factors that could cause actual results to differ from our expectations are:

● the state of the Company’s development;

● the Company’s ability to continue as a going concern;

● the Company’s ability to compete in an unproven market;

● resistance by potential customers to new technologies;

● performance issues with the Company’s products;

● uncertainties related to estimates, assumptions and projections relating to unpaid losses and loss adjustment expenses and other accounting policies;

● reliance on key personnel;

● introduction of competing products by other companies;

● inflation and other changes in economic conditions, including changes in the financial markets;

● security breaches and other system disruptions;

● legislative and regulatory developments, especially in the gathering and use of information about private citizens;

● weather conditions and natural disasters (including, but not limited to, the severity and frequency of storms, hurricanes, tornados and hail); and

● acts of war and terrorist activities, among other man-made disasters.

Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus and in the information incorporated by reference are made only as of the date of this prospectus. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not undertake and specifically decline any obligation to update or revise any forward-looking statements in this prospectus after we distribute this prospectus, or publicly announce the results of any revisions to any such statements to reflect future events or developments, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

The Company will retain broad discretion over the use of the net proceeds from the sale of the securities to purchaser. We currently intend to use the net proceeds for working capital, capital expenditures, extinguishment of debt or other liabilities, and general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current commitments or binding agreements with respect to any acquisitions as of the date of this prospectus.

Market for Our Common Stock

Market Information

Our common stock is quoted on the OTCQB under the symbol “TSOI.” The table below sets forth for the periods indicated the quarterly high and low bid prices as reported by OTC Markets. Limited trading volume has occurred during these periods. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	Quarter	High	Low
FISCAL QUARTER ENDING JUNE 30, 2022	Third	$0.022	$0.0199

	Quarter	High	Low
FISCAL YEAR ENDING DECEMBER 31, 2021	First	$0.0859	$0.0668
	Second	$0.044	$0.04
	Third	$0.052	$0.05
	Fourth	$0.0319	$0.0274

	Quarter	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2020	First	$0.0016	$0.0012
	Second	$0.0085	$0.0086
	Third	$0.009	$0.007
	Fourth	$0.0079	$0.004

Our common stock is considered to be penny stock under rules promulgated by the Securities and Exchange Commission (the “SEC”). Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a penny stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

We have granted registration rights only to the selling stockholders herein. We have not proposed to publicly offer any shares of our common stock in a primary offering.

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Availability of Rule 144

Rule 144 is not available for the resale of securities issued by companies that are, or previously were, shell companies, such as our company. Paragraph (i) of Rule 144 prohibits the use of the rule for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company, except where the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
●	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Holders

As of the close of business on September 30, 2022, we had approximately 211 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. We have appointed New Horizon Transfer 215-515 West Pender Street, Vancouver, BC V6B 6H5, 604-876-5526, to act as transfer agent for the common stock.

Dividends

We have not declared or paid any cash dividends on our common stock during the two fiscal years ended December 31, 2020 and December 31, 2021, or in any subsequent period. We do not anticipate or contemplate paying dividends on our common stock. The only restrictions that limit the ability to pay dividends on common equity, or that are likely to do so in the future, are those restrictions imposed by law.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth as of the most recent fiscal year ended December 31, 2021, certain information with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) and (b))
Equity compensation plans approved by security holders:	0	0	0
Equity compensation plans not approved by security holders:	0	0	0
Total:	0	0	0

Dilution

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering. Dilution results from the fact that the per share offering price of the shares of common stock is substantially in excess of the net tangible book value per share attributable to the shares of common stock held by existing owners.

Our net tangible book value as of June 30, 2022, was $0.019 per share of common stock. We calculate net tangible book value per share by taking the amount of our total assets, reduced by the amount of our total liabilities, and then dividing that amount by the number of shares of common stock outstanding

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Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following discussion and analysis contain forward-looking statements within the meaning of the federal securities laws. The safe harbor provided in section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 (“statutory safe harbors”) shall apply to forward-looking information provided pursuant to the statements made in this filing by the Company. We urge you to carefully review our description and examples of forward-looking statements included in the section entitled “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this report. Forward-looking statements speak only as of the date of this report and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this report. Actual events or results may differ materially from such statements. In evaluating such statements, we urge you to specifically consider various factors identified in this report, any of which could cause actual results to differ materially from those indicated by such forward-looking statements. The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes, as well as the Financial Statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Form 10-Q for quarter ending June 30, 2022, each attached hereto as Exhibits 13.1 and 13.2, respectively, and the risk factors discussed therein.

General

Our principal executive office is located at 701 Wild Rose Lane, Elk City, Idaho 83525, our telephone number is (760) 295-7208 and our website is www.therapeuticsolutionsint.com. The reference to our website does not constitute incorporation by reference of the information contained on our website.

We file our quarterly and annual reports with the Securities and Exchange Commission (SEC), which the public may view and copy at the SEC’s Public Reference Room at 100 F Street, N.E. Washington D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1–800–SEC–0330. The SEC also maintains an Internet site, the address of which is www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers which file electronically with the SEC. The periodic and current reports that we file with the SEC can also be obtained from us free of charge by directing a request to Therapeutic Solutions International, Inc., 701 Wild Rose Lane, Elk City, Idaho 83525, Attn: Corporate Secretary.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On January 3, 2019, the Board of Directors engaged Fruci & Associates II, PLLC (“Fruci”), as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Company filed a Form 8-K on January 7, 2019 in regard to this change. Fruci has acted as the Company’s independent registered public accounting firm for the years ending December 31, 2019, 2020 and 2021, as well. There currently are no disagreements between Fruci and the Company.

CURRENT BUSINESS DESCRIPTION

As stated above, the Company is currently focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system. Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSOI is developing a range of immune-modulatory agents to target certain cancers, schizophrenia, suicidal ideation, traumatic brain injury, lung pathologies, and for daily health.

Nutraceutical Division – TSOI has been producing high quality nutraceuticals. Its current flagship product, QuadraMune®, is a multi-patented, synergistic blend of pterostilbene, sulforaphane, epigallocatechingallate, and thymoquinone. QuadraMune has been shown to increase Natural Killer Cell activity and healthy Cytokine production. Our synergistic blend of ingredients help the immune system fight off common and complex ailments and promote healthy T Cell activity. Recently the Company was approved to sell certain nutraceuticals on the Amazon Platform.

Cellular Division – TSOI obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI) and Lung Pathology (LP).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells. On March 4, 2021, the Company received an IND Serial # 27377 for a clinical trial of 10 patients with CTE.

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On August 4th, 2021, the Company announced clearance from the Food and Drug Administration (FDA) to initiate a Phase III pivotal trial for registration of the Company’s JadiCell™ universal donor stem cell as a treatment for COVID-19 associated lung failure under IND # 19757. In previous studies the Company has demonstrated the superior activity of JadiCell™ to other types of stem cells including bone marrow, adipose, cord blood, and placenta. Furthermore, the JadiCell™ was shown to be 100% effective in saving the lives of COVID-19 patients under the age of 85 in a double-blind placebo controlled clinical trial with patients in the ICU on a ventilator. In patients over the age of 85 the survival rate was 91%.

In addition, the Company has filed data with the FDA, as part of IND #17448, which demonstrated that treatment of cancer patients with StemVacs™ resulted in enhanced activity of a type of immunological cell called “natural killer” cells, otherwise known as “NK cells.”

The Company has also developed an allogenic version of StemVacs and has filed patents to cover activating universal donor immune system cells called dendritic cells in a manner so that upon injection they reprogram the body’s NK cells.

On May 9, 2022, the Company filed an Investigational New Drug Application for Treatment of Chronic Obstructive Pulmonary Disease (COPD) Using JadiCell™ Universal Donor Adult Stem Cells under IND Serial # 28508.

Investigational Drug Applications:

●	Treatment of Metastatic Breast Cancer by StemVacs-V Cancer Immunotherapeutic IND #

The Primary Objective is safety and feasibility of StemVacs-V administration at 12 months as assessed by lack of adverse medical events. The Secondary Objective is efficacy as judged by tumor response, time to progression, and immunological monitoring.

●	Safety, Feasibility, and Immunomodulatory Activities of StemVacs in Patients with Advanced Solid Tumors IND # 17448

The Primary Objective is safety and feasibility of StemVacs administration at 12 months as assessed by lack of adverse medical events. The Secondary Objective is efficacy as judged by tumor response, time to progression, and immunological monitoring.

●	Umbilical Cord-derived Mesenchymal Stem Cells for Patients with COVID-19 (“UC-MSC for COVID-19”) IND # 19757

The primary objective will be to assess effectiveness of UC-MSC treatment on proportion of patients alive and free of respiratory failure at Day 60 after randomization. The secondary objectives will be to assess all-cause mortality at Day 60, survival at day 31, number of subjects experiencing serious adverse events (SAEs) by day 31, SAE-free survival, time to recovery (evaluated until day 60), and time to oxygen requirement equal or below 40% oxygen.

●	Investigation of Umbilical Cord-derived Mesenchymal Stem Cells for the Treatment of Chronic Traumatic Encephalopathy Patients IND # 27377

To determine safety and efficacy of 100 million intravenously administered JadiCell™ allogeneic umbilical cord mesenchymal stem cells. Efficacy will be determined by behavioral scores, brain imaging, and reduction in inflammatory markers. Toxicity of treatment was evaluated for the duration of the study and will be graded according to the criteria of the World Health Organization.

●	JadiCell Therapy for COPD IND # 28508

To determine safety and efficacy of intravenously administered allogeneic JadiCell umbilical cord blood mesenchymal stem cells in patients with moderate-to-severe COPD. The Primary Endpoint, which is toxicity, will be assessed by number of adverse events (AEs). The Secondary Endpoint, which is efficacy will be evaluated at baseline and days 30, 60, and 90.

Nutraceutical Division (TSOI)

● ProJuvenol® is a patented, (US No.: 9,682,047) and powerful synergistic blend of complex anti-aging ingredients in capsules.

● NanoStilbene® is an easily absorbed nanoemulsion of nanoparticle pterostilbene derived from the ‘047 patent.

● DermalStilbene is a topical form of pterostilbene delivered via spray application onto skin, derived from the ‘047 patent.

● IsoStilbene an injectable formulation of pterostilbene is available by prescription only, derived from the ‘047 patent.

● NeuroStilbene is an intranasal form of pterostilbene delivered via spray application inside the nostril, derived from the ‘047 patent.

● NanoPlus is a blend of NanoStilbene and Nano Cannabidiol which are an easily absorbed Nanoparticles formulation of Pterostilbene and Cannabidiol.

● Nano Cannabidiol is an easily absorbed Nanoparticle formulation of Cannabidiol Isolate in the range of 75-90 nanometers. This product is built on the same nano platform as NanoStilbene and is delivered at a concentration of 200mg per milliliter.

● NanoPSA is a blend of NanoStilbene® and Broccoli Sprout Extract (BSE) providing 74mg of BSE and 125mg of our patented NanoStilbene, a proprietary formulation of nanoparticle pterostilbene.

● NLRP3 Trifecta is a two-product combo and consists of one bottle of NanoPSA and one bottle of GTE-50 green tea extract.

● QuadraMune® is a multi-patented synergistic blend of pterostilbene, sulforaphane, epigallocatechingallate, and thymoquinone.

● NuBrainer™ HSCP is a nootropic blend of Huperzine-A, Sterubin, Cannabidiol, and Pterostilbene.

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Patents

Filed Patents:

On October 19, 2022, the Company filed a patent application titled “Stimulation of Pulmonary Regenerative Exosomes by Mesenchymal Stem Cells and Derivatives Thereof” which discloses therapeutic means for pulmonary degenerative conditions through the administration of mesenchymal stem cells in order to induce regenerative exosomes from dendritic cells expressing CD103. In one embodiment cultures of mesenchymal stem cells with dendritic cell progenitors are disclosed wherein said mesenchymal stem cells induce a modulation of STAT3 signaling in said dendritic cell endowing a regenerative property to said dendritic cells and exosomes derived from said cells.

On September 19, 2022, the Company filed a patent application titled “Treatment of Bipolar Disorder Using Mesenchymal Stem Cells and Modification of Mesenchymal Stem Cells” that discloses the utilization of mesenchymal stem cells, exosomes from mesenchymal stem cells, conditioned media from mesenchymal stem cells, apoptotic bodies from mesenchymal stem cells, and modified mesenchymal stem cells for treatment of bipolar disorder. In one embodiment mesenchymal stem cells isolated from umbilical cord tissue are treated with carbon monoxide at a concentration sufficient to induce activation of heme-oxygenase I and infused into a patient at risk or suffering from bipolar disorder.

On September 12, 2022, the Company filed a patent application titled “Treatment of COPD by Stimulation of Stem Cell Mobilization” which discloses means of inducing pulmonary regeneration and/or protection from oxidative stress by stimulation of endogenous stem cell mobilization together with one or more inhibitors of NF-kappa B and/or one or more inhibitors of oxidative stress. The invention discloses the unexpected finding that G-CSF administration enhances oxidative stress and pulmonary damage, however, coadministration with pterostilbene, results in synergistic suppression of COPD pathology.

On August 29, 2022, the Company filed a patent application titled “Gene Silencing Therapy of Acute Respiratory Disorder” that teaches treatment means, compositions of matter and protocols useful for suppression of acute respiratory disorder (ARDS) through induction of RNA interference in the pulmonary microenvironment alone and/or in conjunction with mucolytic and/or DNA disrupting agents. In one embodiment short interfering RNA (siRNA) is prepared which targets complement receptors C3R and/or C5R together with TNF-receptor, IL-6 receptor and/or TLR4 and TLR9. In some embodiments NanoStilbene is utilized as a delivery vehicle for siRNA delivery.

On August 12, 2022, the Company filed a patent application titled “Treatment of Chronic Obstructive Pulmonary Disease by Mesenchymal Stem Cell Apoptotic Bodies and Compositions Thereof” that discloses means, treatments and compositions of matter useful for treatment of chronic obstructive pulmonary disease (COPD). In one embodiment the invention provides the administration of mesenchymal stem cell apoptotic bodies alone or in combination with “regenerative adjuvants” to prevent and/or reverse reduction in lung function associated with COPD. In other embodiments the invention teaches the utilization of stem cell apoptotic bodies for induction of pulmonary regeneration directly or indirectly.

On July 29, 2022, the Company filed a patent application titled “Gene Modified iPSC Derived Cellular Compositions for Regeneration and Immune Modulation” that disclosed cells and cellular compositions useful for treatment of degenerative and/or autoimmune diseases derived from gene edited/gene modified pluripotent stem cells. In one embodiment pluripotent stem cell such as inducible pluripotent stem cells are gene modified to express tissue associated transcription factors such as pdx-1 if endodermal tissue is desired and cells are differentiated into regenerative-type cells such as along the mesenchymal lineage. In one embodiment the invention teaches transfection with IL-27 to induce expression of coinhibitory molecules for suppression of autoimmunity. In some embodiments the invention provides generation of iPSC derived MSC which cannot stimulate inflammation due to gene-editing based removal of inflammatory associated transcription factors.

On May 12, 2022, the Company filed a patent application titled “Inhibition and Reversion of Chronic Obstructive Pulmonary Disease (COPD) by Endothelial Cell Regeneration” that teaches means, treatment methods, and compositions of matter useful for prevention and/or reversion of chronic obstructive pulmonary disease (COPD). In one embodiment the invention provides the administration of mesenchymal stem cells and exosome thereof as a means of augmenting endogenous endothelial regeneration and/or endothelial regeneration stimulated by exogenous means. In some embodiments the invention provides administration of allogeneic mesenchymal stem cells together with autologous endothelial progenitor cells and/or mobilization of said autologous endothelial progenitor cells.

On March 7, 2022, the Company filed a patent application titled “Treatment of Trauma Associated Cognitive Dysfunction Using Mesenchymal Stem Cell Apoptotic Bodies and Compositions Thereof” which teaches means, treatments and compositions of matter useful for treatment of chemotherapy/radiotherapy associated cognitive dysfunction. In one embodiment the invention provides the administration of mesenchymal stem cell apoptotic bodies alone or in combination with “regenerative adjuvants” to prevent and/or reverse cognitive dysfunction associated with chemotherapy and/or radiation therapy. In other embodiments the invention teaches the utilization of stem cell apoptotic bodies for induction of neuroregeneration directly or indirectly.

On February 7, 2022, the Company filed a patent application titled “Treatment of COVID-19 Associated Cognitive Dysfunction by Nutraceutical Preparations” that teaches means and methods of treating cognitive dysfunction associated with COVID-19 and/or other associated with inflammatory conditions. In one embodiment treatment of COVID-19 cognitive dysfunction performed by administration of nutraceutical means, wherein said nutraceuticals are administered at a frequency and/or concentration sufficient to induce proliferation of endogenous neural progenitor cells and/or protect cells from inflammatory damage. In one embodiment said nutraceuticals are comprised of green tea extract, and/or nigella sativa, and/or pterostilbene, and/or sulforaphane. In some embodiments nutraceutical compositions are utilized to overcome treatment resistant of currently used antidepressants.

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On November 1, 2021, the Company filed a patent application titled “Induction of Concurrent Pulmonary Immune Modulation and Regeneration by Protein Mediated Conjugation of Immune Regulatory Cells with Endogenous Progenitor Cells” that discloses means, methods and compositions of matter useful for treatment of inflammatory pulmonary diseases such as COVID-19 through administration of agents that facilitate interaction between immune modulatory cells and endogenous pulmonary progenitor cells. In one embodiment a bispecific antibody capable of facilitating the interaction between CD25 on T regulatory cells and CD47 on pulmonary epithelial stem cells is described.

On October 11, 2021, the Company filed a patent application titled “Umbilical Cord Derived Regenerative and Immune Modulatory Stem Cell Populations” which provides universal donor cellular populations derived from umbilical cords possessing ability to elicit immune modulation and evoke regeneration when administered into a mammalian host. Generation of cellular products for clinical use are provided including methodologies of expansion, characterization, and means of therapeutic implementation.

On October 4, 2021, the Company filed a patent application titled “Reduction of Neutrophil Extracellular Trap formation by Mesenchymal Stem Cells and their Exosomes” that disclosed methods of reducing lung inflammation in acute respiratory distress syndrome elicited by various factors such as COVID-19 infection by reduction of neutrophil extracellular trap formation through administration of mesenchymal stem cells and/or exosomes thereof. The invention provides means of inhibiting neutrophil release of extracellular traps by mesenchymal stem cells and/or exosomes derived from said mesenchymal stem cells. Additionally, synergies are provided between mesenchymal stem cells and/or exosomes derived from mesenchymal stem cells and agents approaches which reduce neutrophil extracellular trap formation.

On September 22, 2021, the Company filed a patent application titled “Stimulation of Mesenchymal Stem Cell Therapeutic Activities by T Regulatory Cells” teaches novel means of enhancing mesenchymal stem cell regenerative activities including, intra alia, production from pulmonary leakage and suppression of scar tissue formation by co-administration with T regulatory cells. In some embodiments the invention provides an interaction between T regulatory cells and mesenchymal stem cells in which T regulatory cells stimulate upregulation of mesenchymal stem cell activity in a GITR dependent manner.

On September 16, 2021, the Company filed a patent application titled “Ivermectin Compositions for Treatment of COVID-19” that discloses novel mechanisms of action of ivermectin therapy as related to treatment of COVID-19 and means of augmenting therapeutic activities by co-administration with one or more of the following: pterostilbene, thymoquinone, epigallocatechin-3-gallate, and sulforaphane. In one embodiment the invention provides enhanced reduction of inflammation induced pulmonary leakage without augmenting immune suppressive mechanisms.

On August 23, 2021, the Company filed a patent application titled “Umbilical Cord Mesenchymal Stem Cells for Treatment of Chronic Obstructive Pulmonary Disease and Lung Degeneration” that discloses means of treating lung degenerative diseases including chronic obstructive pulmonary disease (CODP) using umbilical cord mesenchymal stem cells such as JadiCells alone, and/or using said cells under conditions that are activated in order to endow enhanced regenerative activity. In one embodiment said activation of said mesenchymal stem cells is performed through stimulation with a toll like receptor agonist at a concentration and duration sufficient to induce a >50% increase in keratinocyte growth factor expression from said stem cells. In another embodiment the invention provides the use of JadiCells as a means of producing exosomes, wherein said exosomes possess therapeutic properties capable of reducing inflammation, fibrosis and degeneration associated with COPD, as well as stimulation of regenerative activity. In some JadiCells are activated by a treatment with Activated Protein C.

On August 18, 2021, the Company filed a patent application titled “Enhancement of Umbilical Cord Mesenchymal Stem Cell Therapeutic Activity by Stimulators of T Regulatory Cells and/or Cells Expressing CD73” that teaches compositions of matter and protocols useful for treatment of COVID-19 and/or other inflammatory pathologies through stimulation of T regulatory cells and/or T cells expressing CD73 using administration of umbilical cord derived mesenchymal stem cells such as JadiCells. In one embodiment dosage of JadiCells needed to treat a patient is determined by the increase of T regulatory cells and/or CD73 expressing cells that are increased in number and/or activity subsequent to a test dose of JadiCells. In another embodiment stimulators of T regulatory cells and/or CD73 expressing T cells are utilized together with JadiCells in order to augment therapeutic activity. In some embodiments administration of JadiCell is performed with low dose interleukin-2 as a treatment for COVID-19 or other inflammatory related pathologies.

On August 11, 2021, the Company filed a patent application titled “Induction of Neurogenesis using Umbilical Cord Derived Mesenchymal Stem Cells and Derivatives Thereof” that disclosed compositions of matter and protocols useful for treatment of neurological dysfunctions through stimulation of adult neurogenesis using administration of umbilical cord derived mesenchymal stem cells such as JadiCells. In one embodiment viral induced neuropathy is reduced by administration of JadiCells to stimulate neurogenesis. In another embodiment the neurogenic activity of selective serotonin reuptake inhibitors is enhanced by administration of JadiCells. In some embodiments administration of JadiCell exosomes, conditioned media, microvesicles and/or apoptotic bodies is utilized to stimulate neurogenesis.

On July 6, 2021, the Company filed a patent application titled “Treatment of Parkinson’s Disease by Immune Modulation and Regenerative Means” in which we describe and disclose means, methods and compositions of matter for treatment Parkinson’s Disease through concurrent immune modulation and regenerative means. In one embodiment Parkinson’s Disease is treated by augmentation of T regulatory cell numbers and/or activity while concurrently providing regenerative cells such as mesenchymal stem cells, and/or dopamine secreting cells. In one embodiment administration of immunoglobulins such as IVIG together with low dose interleukin-2 and/or low dose naltrexone is disclosed as a preparatory means prior to administration of therapeutic cells such as stem cells. Other therapeutic means utilized in an adjuvant manner are also provided for hormonal rebalancing, transcranial magnetic stimulation, and deep brain stimulation.

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On May 24, 2021, the Company filed a patent application titled “Immunotherapies for Targeting of Tumor Vasculature” that disclosed novel means, protocols, and compositions of matter for creating targeted immune responses and/or induction of immunological memory towards the tumor vasculature. In one embodiment pluripotent stem cells are transfected with one or more genes capable of eliciting immunity, induced to differentiate into endothelial-like cells which resemble the tumor endothelial cells, and utilized as a vaccine. In some embodiment’s genes are engineered under control of specific promoters to allow for various specificities of activity. In one specific embodiment pluripotent stem cells engineered to endow properties capable of inducing expression of the α- Gal epitope (Galα1,3Galα1,4GlcNAc-R). Addition of adjuvants to enhance antigen presentation of the vaccine composition, as well as means of stimulating systemic enhancement of circulating endothelial specific T cells are also disclosed.

On May 21, 2021, the Company filed a patent application titled “Lithium as a Monotherapy and/or Stem Cell Adjuvant Therapy for Pulmonary Fibrosis” that disclosed compositions of matter, therapeutics, and protocols useful for reduction and/or reversion of pulmonary fibrosis. In one specific embodiment lithium chloride is administered together with a regenerative cell in a patient suffering from, or at risk of pulmonary fibrosis. In one embodiment said lithium chloride is administered as an adjuvant to a regenerative therapy, wherein said regenerative therapy is a gene therapy, a protein therapy, a cell therapy, or a tissue transplant. In one embodiment lithium chloride, or a salt thereof is utilized alone, or with a regenerative means, to evoke preservation and/or elongation of telomere length in pulmonary tissue. In one embodiment the invention teaches administration of umbilical cord mesenchymal stem cells (MSC) and/or products derived from said cells in order to induce an inhibition of natural or pathological reduction of telomere length, to preserve telomere length or to enhance telomere length. In one embodiment the MSC described in the invention as useful are umbilical cord derived MSC.

On May 17, 2021, the Company filed a patent application titled “Treatment of Major Depressive Disorder by Low Dose Interleukin-2” which teaches methods, compositions of matter, and protocols useful for treatment of major depressive disorder through administration of low dose interleukin- 2 at a concentration and/or frequency sufficient to increase expansion of T regulatory cell numbers and/or enhancement of T regulatory cell activity. In some embodiments administration of interleukin-2 is provided as means of enhancing efficacy of standard antidepressant therapies. Furthermore, administration of interleukin-2 receptor agonists is also described in the current invention as a treatment of major depressive disorder.

On April 13, 2021, the Company filed a patent application titled “Amelioration and Treatment of Opioid Addiction” that discloses compositions of matter, protocols and treatment means for reducing and/or preventing opioid addiction. In one embodiment the invention teaches intranasal administration of umbilical cord blood plasma, or extracts thereof, together with pterostilbene or pterostilbene containing nanoparticles, and/or oxytocin, and/or human chorionic gonadotropin.

On March 29, 2021, the Company filed a patent application titled “Compositions Capable of Stimulating Immunity Towards Tumor Blood Vessels” which discloses novel means, protocols, and compositions of matter for eliciting an immune response against blood vessels supplying neoplastic tissue. In one embodiment pluripotent stem cells are transfected with one or more genes capable of eliciting immunity. In some embodiments such genes are engineered under control of specific promoters to allow for various specificities of activity. In one specific embodiment pluripotent stem cells engineered to endow properties capable of inducing expression of the α-Gal epitope (Galα1,3Galα1,4GlcNAc-R).

On March 23, 2021, the Company filed a patent application titled “Chimeric Cells Comprising Dendritic Cells and Endothelial Cells Resembling Tumor Endothelium” which disclosed are means, methods and compositions of matter useful for induction of immunological responses towards tumor endothelial cells. In one embodiment the invention teaches fusion of dendritic cells and cells resembling tumor endothelial cells and administration of such chimeric cells as an immunotherapy for stimulation of tumor endothelial cell destruction. In other embodiments pluripotent stem cells are utilized to generate dendritic cells, wherein said dendritic cells are fused with pluripotent stem cell derived endothelial cells created in a manner to resemble tumor endothelial cells.

On March 16, 2021, the Company filed a patent application titled “Pluripotent Stem Cell Derived Dendritic Cells and Engineered Dendritic Cells for Cancer Immunotherapy” which disclosed are populations of dendritic cells generated from stem cells capable of inducing immunity towards cancer. In one embodiment said dendritic cells are generated from allogeneic inducible pluripotent stem cells, for some uses, said pluripotent stem cells are genetically engineered/edited to induce cancer specific immunity and/or resist immunosuppressive effect of tumor derived microenvironment. In one embodiment pluripotent stem cells are transfected with cancer stem cell antigens such as BORIS and/or NR2F6.

On March 4, 2021, the Company filed a patent application titled “Therapeutic Monocytes for Prevention of Suicidal Ideation” that discloses compositions of matter, protocols, and therapeutic means for treatment of suicidal ideations and/or suppression of suicidal attempts. In one embodiment the invention provides the use of umbilical cord derived monocytes as a means of treatment. In another embodiment, monocytes are de-differentiated from adult monocytes using reprogramming means to create monocyte capable of producing anti-inflammatory as well as regenerative properties useful in reducing suicidal ideations and/or attempts. Published on September 8, 2022, https://patents.justia.com/patent/20220280574

On February 2, 2021, the Company filed a patent application titled “Ex Vivo Generation of Immunocytes Recognizing Brother Of The Regulator of Imprinted Sites (BORIS) Expressing Cancer Stem Cells” that discusses means, methods and compositions of matter useful for induction of immunity towards cancer stem cells by providing a dendritic cell, wherein said dendritic cells express BORIS and/or peptides derived from BORIS, wherein said dendritic cell is cultured in the presence of one or more immunocytes. In one embodiment said dendritic cells are derived from umbilical cord blood sources and allogeneic to T cells, which are expanded ex vivo and used for the purposes of immunotherapy. Published on August 25, 2022, https://patents.justia.com/patent/20220267730

On February 8, 2021, the Company filed a patent application titled “Stimulation of Natural Kill Cell Memory by Administration of Dendritic Cells” which disclosed means, methods and compositions of matter useful for induction of natural killer cell memory by administration of dendritic cells and/or exosomes thereof. In one embodiment a mammal suffering from cancer is administered allogeneic cord blood derived dendritic cells that are not pulsed exogenously. In one embodiment the dendritic cells are stimulated to possess chemotactic activity towards the tumor by culture of dendritic cell progenitors in hypoxia. Natural killer cell memory is induced, in part, by triggering of upregulation of cytokines associated with homeostatic expansion such as interleukin 7 and interleukin 15.

Published on August 11, 2022, https://patents.justia.com/patent/20220249551

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On January 26, 2021, the Company filed a patent application titled “Stimulation of Dendritic Cell Activity by Homotaurine and Analogues Thereof” which discloses means, methods, and compositions of matter useful for enhancement of dendritic cell activity. In one embodiment the invention provides the use of GABA agonists such as homotaurine for stimulation of dendritic cell activity. In one embodiment said dendritic cell activity is enhancement of natural killer cell activity and/or of T cell activity. In one embodiment NK cell activity is ability to induce cytotoxicity in neoplastically transformed cells, whereas T cell activity is either cytokine production for CD4 cells or cytotoxicity for CD8 cells. Published on July 28, 2022, https://patents.justia.com/patent/20220235325

On December 21, 2020, the Company filed a patent application titled “Immunotherapy for Opioid Addiction” which teaches means, methods and compositions of matter useful for reduction of brain inflammation and prevention of opioid addiction and/or tolerance. In one embodiment the invention provides utilization of platelet rich plasma (PRP), alone, or admixed with regenerative/anti-inflammatory adjuvants, for reduction of neural inflammation. In one embodiments PRP is admixed with oxytocin and administered intranasally in a patient at risk of opioid addiction. In another embodiment, PRP is admixed with fortified and non-fortified nigella sativa oil, and/or pterostilbene and administered intranasally. Other embodiments include utilization of autologous stromal vascular fraction cells alone and/or admixed with regenerative/anti-inflammatory adjuvants.

Published on June 23, 2022, https://patents.justia.com/patent/20220193127

On December 8, 2020, the Company filed a patent application titled “Treatment of Major Depressive Disorder and Suicidal Ideations Through Stimulation of Hippocampal Neurogenesis Utilizing Plant-Based Approaches” that teaches means and methods of treating major depressive disorder and/or other disorders that predispose to suicide by administration of nutraceutical means, wherein said nutraceuticals are administered at a frequency and/or concentration sufficient to induce proliferation of endogenous neural progenitor cells. In one embodiment said nutraceuticals are comprised of green tea extract, and/or nigella sativa, and/or pterostilbene, and/or sulforaphane. In some embodiment’s nutraceutical compositions are utilized to overcome treatment resistant of currently used antidepressants. Published on June 9, 2022, https://patents.justia.com/patent/20220175701

On November 24, 2020, the Company filed a patent application titled “Stimulation of NK Cell Activity by QuadraMune Alone and together with Metformin” that disclosed means, compounds, and compositions of matter useful for stimulation of natural killer cell activity. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of metformin, pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal in need of natural killer cell immune modulation. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with said SARS-CoV-2. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients with COVID-19.

Published on May 26, 2022, https://patents.justia.com/patent/20220160809

On October 27, 2020, the Company filed a patent application titled “Protection/Regeneration of Neurological Function by Endothelial Protection/Rejuvenation” using Stem Cells for Treatment of Conditions such as Chronic Traumatic Encephalopathy and Schizophrenia” which therapeutic compounds, protocols, and compositions of matter useful for treatment of neurological conditions. In one embodiment the invention teaches the treatment of chronic traumatic encephalopathy (CTE) through protecting/regenerating the endothelial by administration of cells such as stem cells. In one embodiment stem cells are administered in order to protect the endothelium from apoptosis and to preserve the blood brain barrier. In another embodiment stem cells are administered together with endothelial progenitor cells in order to regenerate neural endothelium. In other embodiments preservation of brain integrity in conditions of degeneration is accomplished by administration of stem cells and/or endothelial cells. Published on April 28, 2022, https://patents.justia.com/patent/20220125852

On October 18, 2020, the Company filed a patent application titled “Nutraceutical Reduction Prevention and/or Reversion of Multiple Sclerosis” that discloses compositions of matter, protocols, and treatment means for preventing and/or reversing multiple sclerosis in a mammal. In one embodiment administration of compositions containing pterostilbene, and/or nigella sativa, and/or sulforaphane, and/or epigallocatechin-3-gallate (EGCG) are provided. Published on June 23, 2022, https://patents.justia.com/patent/20220193170

On September 24, 2020, the Company filed a patent application titled “Personalized Immunotherapies for Reduction of Brain Inflammation and Suicide Prevention” that discloses means, methods and compositions of matter useful for reduction of brain inflammation and prevention of suicidal ideations and suicidal attempts. In one embodiment the invention provides utilization of autologous platelet rich plasma, alone, or admixed with regenerative/anti-inflammatory adjuvants, for reduction of neural inflammation. In one embodiment autologous PRP is admixed with oxytocin and administered intranasally in a patient at risk of suicidal ideation. In another embodiment, PRP is admixed with fortified and non-fortified nigella sativa oil and administered intranasally. Other embodiments include utilization of autologous stromal vascular fraction cells alone and/or admixed with regenerative/anti-inflammatory adjuvants. Published on March 24, 2022, https://patents.justia.com/patent/20220088086

On September 14, 2020, the Company filed a patent application titled “Immunotherapy of Schizophrenia and Schizophrenia Associated Suicidal Ideation/Suicide” Disclosed are methods, means, and protocols of modifying the immune system so as to induce an immunologically tolerant state insofar as T regulatory cell number and/or activity is augmented in a patient suffering from schizophrenia. In one embodiment T regulatory cells are administered to the patient from exogenous sources, be they allogeneic or autologous. In other embodiments, T regulatory cells are generated endogenously through administration of immature dendritic cells, mesenchymal stem cells, and/or pharmaceutical means.

On August 28, 2020, the Company filed a patent application titled “Upregulation of Therapeutic T Regulatory Cells and Suppression of Suicidal Ideations in Response to Inflammation by Administration of Nutraceutical Compositions Alone or Combined with Minocycline” which discloses compositions of matter, treatments and protocols useful for induction of T regulatory cells in response to inflammation, as well as inhibition of suicidal ideations and/or neuroinflammation. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of minocycline, pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal undergoing upregulation of inflammatory mediators. Published on March 3, 2022, https://patents.justia.com/patent/20220062367

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On August 21, 2020, the Company filed a patent application titled “Methods of Determining Risk of Suicide and/or Suicidal Ideation by Immunological Assessment” which discloses means and methods of identifying risk of suicide and/or suicidal ideation by assessment of immunologically related cytokines and cells. In one embodiment, a score, termed the “Campbell Score” is devised based on assessment of serum cytokines, ability of immune cells to make cytokines when stimulated ex vivo, and ability of immune cells to produce neurotransmitters when stimulated ex-vivo. In one embodiment the concentration of interleukin-6 is utilized as a means of assessing suicidal propensity along, and/or in combination with metabolites of the enzyme indolamine 2,3 deoxygenase.

On August 05, 2020, the Company filed a patent application titled “Prevention of Neuroinflammation associated Memory Loss Using Nutraceutical Compositions” which discloses means, methods, and therapeutic compositions for prevention of memory loss during situations of neuroinflammation. In one embodiment the invention teaches administration of the therapeutic combination of ingredients comprising of pterostilbene, Nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal suffering from inflammation in order to preserver memory function. Published on February 10, 2022, https://patents.justia.com/patent/20220040248

On July 28, 2020, the Company filed a patent application titled “Neuroprotection and Neuroregeneration by Pterostilbene and Compositions Thereof” with new data demonstrating that the blueberry derived compound pterostilbene possesses numerous brain protective and potentially brain regenerative activities. The data disclosed by the Company indicates: a) pterostilbene suppresses inflammatory cytokines TNF-alpha, IL-1 beta and IL-6; b) pterostilbene inhibits death of neurons caused by inflammatory mediators; c) pterostilbene stimulates production of regenerative factors from cells in the brain such as BDNF, NGF, FGF-1, and FGF-2; and d) pterostilbene allows/enhances proliferation of endogenous brain stem cells. Published on February 3, 2022, https://patents.justia.com/patent/20220031793

On July 22, 2020, the Company filed a patent application titled “Additive and/or Synergistic Combinations of Metformin with Nutraceuticals for the Prevention, Inhibition and Treatment of SARS-Cov-2 and Associated COVID-19” showing potent synergy between QuadraMune™ and the antidiabetic drug metformin in treating COVID-19 associated lung damage models. It was discovered that the ability of QuadraMune™ to protect the lungs from inflammation that resembles coronavirus-induced pathology is markedly amplified by concurrent administration of metformin. At a mechanistic level, it was shown that metformin increased the ability of QuadraMune™ to a) increase the number of “healing macrophages” (“M2” macrophages); b) augment production of anti-inflammatory and regenerative proteins; and c) suppress production of pathological inflammatory proteins. Published on January 27, 2022, https://patents.justia.com/patent/20220023237

On July 13, 2020, the Company filed a patent application titled “Prevention of Pathological Coagulation in COVID-19 and other Inflammatory Conditions” s directed to the utilization of pterostilbene, and/or nigella sativa extract, and/or sulforaphane, and/or Epigallocatechin gallate (EGCG) alone or in combination, for the prevention of pathological coagulation. In on embodiment a composition containing all four ingredients is administered to a patient at risk of hypercoagulation in order to prevent aberrant expression of pro-coagulation molecules and/or induce expression of molecules known to suppress coagulation. In one embodiment the invention teaches administration of pterostilbene, thymoquinone, sulforaphane, and EGCG as a means of decreasing expression of tissue factor. Published on May 12, 2022, https://patents.justia.com/patent/20220143123

On June 30, 2020, the Company filed a patent application titled “Augmentation of Natural Killer Cell Activity and Induction of Cytotoxic Immunity Using Leukocyte Lysate Activated Allogeneic Dendritic Cells: StemVacs™” which describes the process of preparing allogeneic dendritic cells utilizing a leukocyte lysate based approach. These data support development of StemVacs for conditions that would benefit from NK activation such as cancer and COVID-19.

Published on March 31, 2022, https://patents.justia.com/patent/20220096542

On June 22, 2020, the Company filed a patent application titled “Treatment of SARS-CoV-2 with Dendritic Cells for Innate and/or Adaptive Immunity” that disclosed means, methods, and compositions of matter for prophylaxis and/or treatment of SARS-CoV-2 by administration of dendritic cells in a manner and frequency sufficient to induce activation of innate and/or adaptive immune responses. In one embodiment the invention teaches administration of dendritic cells pulsed with one or more innate immune stimulants in a manner endowing said dendritic cell with ability to induce augmentation of natural killer (NK) cell number and/or activity. In another embodiment the invention teaches the use of dendritic cells stimulated with innate immune activators in a manner to allow for uptake of viral particles and presentation of viral epitopes to T cells in order to stimulate immunological activation and/or memory responses. Published on December 23, 2021, https://patents.justia.com/patent/20210393681

On June 15, 2020, the Company filed a patent application titled “Nutraceuticals for Suppressing Indolamine 2,3 Deoxygenase” from new data showing QuadraMune™ significantly inhibited inflammation associated with memory impairment, as well as reduced levels of kynurenine. Elevation of kynurenine is associated with activation of indolamine 2,3 deoxygenase, an enzyme associated with inflammation and depression. Granted on January 25, 2022, https://patents.justia.com/patent/11229674

On June 11, 2020, the Company filed a patent application titled “Nutraceuticals for Reducing Myeloid Suppressor Cells” which disclosed compositions of matter, treatments and protocols useful for reduction of number and/or activity of myeloid suppressor cells (MSC). In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of pterostilbene, Nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal at possessing an increased number and/or activity of said MSC in which reduction of number and/or activity is desired. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with viral and/or bacterial infections and/or neoplasia. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients. Published on December 16, 2021, https://patents.justia.com/patent/20210386815

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On May 11, 2020, the Company filed a patent application titled “Treatment of COVID-19 Lung Injury Using Umbilical Cord Plasma Based Compositions” which disclosed means, methods, and compositions of matter useful for the treatment of lung inflammation associated with viral and bacterial infections, as well as with systemic inflammation, through the administration of umbilical cord blood derived plasma-based compositions. In one embodiment the invention teaches administration of umbilical cord blood plasma together with pterostilbene, and/or sulforaphane, and/or thymoquinone, and/or Epigallocatechin gallate (EGCG) and/or n-acetylcysteine in an aerosolized manner to patients suffering from COVID-19 associated pulmonary deficiencies. In another embodiment, umbilical cord blood plasma is administered with immune-stimulatory agents in order to concurrently inhibit propagation of viral load in the lung while suppressing pulmonary deficiencies.

On May 4, 2020, the Company filed a patent application titled “Nutraceuticals for the Prevention, Inhibition and Treatment of SARS-Cov-2 and Associated COVID-19” which teaches compositions of matter, treatments and protocols useful for prevention of SARS-CoV-2 infection, as well as inhibition of viral propagation and acceleration of viral cure. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal at risk of infection with SARS-CoV-2. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with said SARS-CoV-2. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients with COVID-19. Granted on March 8, 2022, https://patents.justia.com/patent/11266707

On November 4, 2019, the Company filed a patent application titled “Cellular, Organ, and Whole-Body Rejuvenation Utilizing Cord Blood Plasma and Pterostilbene” that disclosed methods, means, and protocols for stimulation of rejuvenation in single cells, organs, and organisms by administration of cord blood derived plasma, cord blood plasma concentrates, and cord blood derived exosomes together with pterostilbene. The invention describes the previously unexpected finding that addition of pterostilbene to cord blood enhances the rejuvenation properties of cord blood. Said rejuvenation properties include telomere preservation, reduction in beta galactosidase, and retention of cellular activities. Published on May 6, 2021, https://patents.justia.com/patent/20210128638

On September 9, 2019, the Company filed a patent application titled “Pterostilbene and Formulations Thereof for Protection of Hematopoiesis from Chemotherapy and Radiation” which disclosed compositions of matter useful for treatment and/or prevention of hematopoietic injury using pterostilbene and formulations thereof. In one embodiment nanoparticle delivered pterostilbene is administered subsequent to chemotherapy induced neutropenia in order to accelerate recovery of the hematopoietic compartment. In another embodiment, pterostilbene is provided concurrently with chemotherapy in order to concurrently assist the neoplasia killing action of the chemotherapy while protecting the bone marrow from suppression. In contrast to conventionally used agents that protect from neutropenia such as G-CSF and GM-CSF, the products disclosed can be chronically administered, thus allowing for concurrent use with chemotherapeutic or radiotherapeutic agents.

On January 21, 2019, the Company filed a patent application titled “Prevention and Reversion of Chronic Traumatic Encephalopathy through Administration of “Educated” Monocytes and Progenitors Thereof” that provides means of preventing and/or reversing chronic traumatic encephalopathy in a patient through the modulation of monocytes as well as monocytic progenitors. In one embodiment the invention teaches administration of monocytes that have been previously “educated” by exposure to mesenchymal stem cells in order to endow onto said monocytes properties associated with stimulation of neuroregenerative properties. In some embodiments monocytes are educated by treatment of monocytic progenitors with conditions capable of endowing anti-inflammatory and regenerative conditions, said conditions include culture with epigenetic modifying agents. In other embodiments, the invention teaches the manipulation of cord blood derived monocytes as a starting population of cells for education by culture with mesenchymal stem cells.

On January 21, 2019, the Company filed a patent application titled “Autologous Neurogenic Cells and Uses Thereof for Professional Athletes at Risk of Chronic Traumatic Encephalopathy” which disclosed are means, compositions of matter and methods of business for treating Chronic Traumatic Encephalopathy (CTE) using autologous primary cells and modified cells of autologous origin which have been banked. In one embodiment of the invention autologous dedifferentiation cells are generated and stored for future administration in patients which have suffered CTE. In other embodiments, dedifferentiated cells are differentiated into neurons or neuronal progenitor cells and subsequently administered locally or systemically or in a combination. In other embodiments autologous cells are maintained in an undifferentiated manner and/or neurologically differentiated state and utilized as a conditioning source in an extracorporeal circulatory system replicating clinical stage extracorporeal liver perfusion (ECLP) with substitution of autologous dedifferentiated, neurologically differentiated or a combination of said cells instead of hepatic cells.

On December 18, 2018, the Company filed a patent application titled “Treatment of Chronic Traumatic Encephalopathy via RNA Administration” which disclosed are protocols, treatment means, and compositions of matter useful for treatment of Chronic Traumatic Encephalopathy through administration of RNA or modified RNA molecules. In one embodiment said RNA is generated to activate various toll like receptors (TLR), of which said activation leads to production of cytokines which paradoxically lead to protection from Chronic Traumatic Encephalopathy, wherein said protection constitutes a) reduction in glial cell activation, b) neuronal apoptosis due to excitotoxicity; and c) stimulation of endogenous regenerative processes including endothelial progenitor cell mobilization, proliferation of neuronal progenitor cells in the dentate gyrus and subventricular zones. In one particular embodiment targeting of RNA molecules is performed to specific brain cells including pyramidal neurons through the use of liposomes, exosomes, apoptotic bodies, nanoparticles and shark or cameloid antibodies is disclosed.

On September 25, 2018, the Company filed a patent application titled “Pterostilbene and Formulations Thereof for Treatment of Pathological Immune Activation” that teaches treatments, protocols, and compositions of matter are described for reduction of pathological immune system activation. In one embodiment, pterostilbene and/or formulations thereof are administered in a patient suffering from cytokine release syndrome at a concentration and frequency sufficient to reduce abnormal cytokine production and thus treat the cause of said cytokine release syndrome. Formulations of pterostilbene are disclosed for rapid release, enhanced biodistribution, and targeting to cytokine releasing effectors are disclosed for use in the practice of the invention.

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On September 17, 2018, the Company filed a patent application titled “Pterostilbene and Compositions Thereof for Prevention and Treatment of Chronic Traumatic Encephalopathy” that teaches means, methods, and compositions of matter useful for prevention of chronic traumatic encephalopathy. In one embodiment of the invention, disclosed is utilization of pterostilbene and/or pterostilbene based compounds for prevention and/or treatment of chronic traumatic encephalopathy. In one embodiment, the invention teaches administration of pterostilbene and/or pterostilbene based compounds for reduction of taupathy associated with chronic traumatic encephalopathy.

On August 13, 2018, the Company filed a patent application titled “Enhancement of Ozone Therapy using Pterostilbene” that disclosed methods, means and compositions of matter using pterostilbene for enhancing therapeutic efficacy of ozone therapy in the field of oncology. The invention provides previously unknown synergies between ozone administration together with pterostilbene at inducing direct and indirect cytotoxicity to cancer cells. The invention provides means of delivery, administration, and therapeutic protocols for treatment of cancer patients. In one embodiment combination of ozone therapy together with pterostilbene is utilized to overcome drug resistance.

On October 08, 2017, the Company filed a patent application titled “Synergistic Inhibition of Glioma Using Pterostilbene and Analogues Thereof” that teaches methods, means and compositions of matter for utilizing pterostilbene and analogues thereof for suppression of viability, metastasis and proliferation of glioma cells alone, or together with immunotherapy, chemotherapy, or radiotherapy means. In one embodiment said pterostilbene augments immunogenicity of glioblastoma cells so as to enhance killing by immune cells or complement subsequent to damage of said glioblastoma cells by chemotherapy, radiotherapy, or immunotherapy.

On April 26, 2017, the Company filed a patent application titled “Augmentation of Stem Cell Activity using Pterostilbene and Compositions Containing Pterostilbene” that disclosed means of augmenting circulating endogenous stem cells through administration of an effective amount of pterostilbene or derivatives thereof. In one embodiment a patient with reduced levels of circulating endothelial progenitor cells is treated with pterostilbene at a concentration and frequency sufficient to restore, and/or enhance levels of circulating endothelial progenitor cells (EPC). In another embodiment endogenous levels of stem cells are restored or enhanced by administration of pterostilbene, said endogenous stem cells comprising cells of the dentate gyrus, subventricular zone, hepatic stem cells, cardiac stem cells, and hematopoietic stem cells.

On March 29, 2017, the Company filed a patent application titled “Stimulation of Immunity to Tumor Stem Cell Specific Proteins by Peptide Immunization” that discloses treatment of cancer is disclosed through administration of proteins or specific peptides found on tumor stem cells in vivo, in a matter eliciting monocyte or dendritic cell migration in order to allow uptake of said administrated proteins or peptides, followed by administration of a maturation signal in vivo. The invention provides for treatment of cancer through induction of anticancer immunity and/or immunity towards tumor initiating stem cells.

On March 29, 2017, the Company filed a patent application titled “Targeting the Tumor Microenvironment through Nutraceutical Based Immunoadjuvants” that disclosed compositions useful for the treatment of cancer which modulate tumor associated immunosuppression, thus acting as immunoadjuvants. In one embodiment a composition containing apigenin, is provided, said composition useful for inhibition of tumor associated immune suppression mediated through the molecule indolamine 2,3 deoxygenase (IDO). In another embodiment, liposomal apigenin is administered as a means of decreasing IDO expression.

On March 29, 2017, the Company filed a patent application titled “Activated Leukocyte Extract for Repair of Innate Immunity in Cancer Patients” that disclosed are compositions, methods of use, and pharmaceutical preparations useful for modulation of immune responses. In one embodiment a composition is extracted polyvalently activated peripheral blood mononuclear cells through dialysis. Said immune modulator is useful for treatment of cancer and alleviation of cancer associated immune depression. In one embodiment, said immunomodulator acts as a costimulatory of T cell activation by modulation of cytokine production. In one embodiment said immune modulator is concentrated for miRNA species capable of activating innate immune cells.

On March 29, 2017, the Company filed a patent application titled “Augmentation of Anti-Tumor Immunity by Mifepristone and Analogues Thereof” which relates to compositions of matter and methods useful for improving a treatment outcome and/or an alteration of immunity in a condition that benefits from immune stimulation. In particular, one embodiment of the invention teaches administration of sufficient doses of mifepristone or a derivative, alone, or in combination with an immunotherapeutic such as, but not limited to, an antibody, a vaccine, a cytokine, or a medicament whose therapeutic activity is associated with immune modulation.

On March 29, 2017, the Company filed a patent application titled “Methods of Re-Activating Dormant Memory Cells with Anticancer Activity” that disclosed methods, protocols, and compositions of matter useful for stimulation of anticancer immune responses. In one embodiment of the invention culture of buffy coat cells is performed in an environment resembling non-physiological conditions. Buffy coat derived products are subsequently harvested, concentrated, and added to a culture of monocytes and lymphocytes. Conditioned media from said second culture is subsequently utilized as an injectable solution for stimulation of anticancer immunity.

On March 29, 2017, the Company filed a patent application titled “Modulation of Oral Microbiome for Treatment of Periodontitis” that disclosed methods, means, and compositions of matter useful for inhibition of, reduction in progression and reversion of periodontitis. In one embodiment the invention provides prebiotic and/or probiotic compositions which modulation the oral microbiome in order to ameliorate, prevent or reverse periodontitis. In one embodiment a composition is administered into the oral cavity containing Actinomyces naeslundii, Actinomyces odontolyticus, Streptococcus thermophilius, Lactobaccilus brevis and Lactobacilius plantarum. Administration may be performed using various means including a mouthwash, a patch, a toothpaste, or in a preferred embodiment said prebiotic and/or probiotic compositions are delivered via a mouth tray.

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On July 20, 2016, the Company filed a patent application titled “Prevention of Pregnancy Complications by Probiotic Administration” which disclosed methods, protocols and compositions of matter for the treatment of pregnancy complications through immune modulation of a mammal in need. In one embodiment the invention provides probiotic compositions for immune modulation to decrease risk of pregnancy complications. Pregnancy complications include recurrent spontaneous abortions (RSA), preterm birth, pre-eclampsia including hemolysis elevated liver enzymes low platelets (HELP), premature rupture of the membrane, Antepartum hemorrhage including placental abruption, chorioamnionitis, Intrauterine growth restriction, placenta pravaevia, sequalae of intraamniotic infection. Published on January 26, 2017, https://patents.justia.com/patent/20170020930

On July 20, 2016, the Company filed a patent application titled “Exosome Mediated Innate and Adaptive Immune Stimulation for Treatment of Cancer” that teaches means of stimulating innate and/or adaptive immunity to cancer by administration of exosomes. Stimulation of innate immunity involves modifying exosomes by chemical addition of innate immune stimulators, whereas stimulation of adaptive immunity involves pulsing dendritic cells generating exosomes with antigens, in some cases, pulsing with Brother of the Regulator of Imprinted Sites (BORIS) proteins, peptides, or altered peptide ligands thereof.

On July 8, 2015, the Company filed a patent application titled “Augmentation of Oncology Immunotherapies by Pterostilbene Containing Compositions” that disclosed compositions of matter and methods useful to augmentation of immune responses to tumors. In one embodiment, a pterostilbene containing composition is administered to a cancer patient at a sufficient concentration and frequency to induce de-repression of tumor targeting immune responses. In one specific embodiment of the present invention, pterostilbene enhances antibody dependent cellular toxicity (ADCC) and in turn augments efficacy of FDA approved antigen specific immunotherapeutics such as trastuzumab (Herceptin) and other monoclonal antibody therapies used for treating cancer.

Issued and Granted Patents:

On June 20, 2017, the US Patent and Trademark Office issued and granted U.S. Patent No.: 9,682,047 titled “Augmentation of oncology immunotherapies by pterostilbene containing compositions” that discloses compositions and methods useful to enhancing, improving, or eliciting anti-tumor immune responses are disclosed. A pterostilbene containing composition is administered to a cancer patient at a sufficient concentration and frequency to induce de-repression of tumor targeting immune responses. The composition enhances antibody dependent cellular toxicity (ADCC) and augments efficacy of antigen specific immunotherapeutics such as trastuzumab and other monoclonal antibody therapies useful for treating cancer. See: https://patents.justia.com/patent/9682047.

On January 25, 2022, the US Patent and Trademark Office issued and granted U.S. Patent No.: 11,229,674 titled “Nutraceuticals for suppressing indolamine 2,3 deoxygenase” which disclosed are compositions of matter, treatments and protocols useful for reduction of expression and/or activity of indolamine 2,3 deoxygenase (IDO). In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of pterostilbene, Nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal at possessing an increased expression and/or activity of said IDO in which reduction of number and/or activity is desired. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with viral and/or bacterial infections and/or neoplasia. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients. See: https://patents.justia.com/patent/11229674.

On March 08, 2022, the US Patent and Trademark Office issued and granted U.S. Patent No.: 11,266,707 titled “Nutraceuticals for the prevention, inhibition, and treatment of SARS-CoV-2 and associated COVID-19” that disclosed methods of treating or preventing complications associated with a SARS-CoV-2 infection, comprising: administration of a combination comprising: a) Green Tea and/or extract thereof; b) Blueberry and/or extract thereof; c) Nigella sativa and/or extract thereof; and d) broccoli and/or extract thereof in an amount and frequency sufficient to treat or prevent complications associated with said SARS-CoV-2 infection. See: https://patents.justia.com/patent/11266707.

Immune-Oncology – Right To Try

In May of 2018, President Donald J. Trump signed into the law, the Right To Try bill. In 2015/2016 TSOI began and completed a 10 patient clinical trial of advanced cancer patients in Mexico at the Pan Am Cancer Treatment Center located in Tijuana Mexico using our dendritic cell vaccine code named StemVacs. TSOI has since generated GCP documentation for the previously treated 10 patients into a Phase I trial, which will be presented to the FDA by TSOI as part of an Ex-US trial compliant with 21 CFR 312.120 Foreign clinical studies not conducted under an IND. This is a required step to conform to the new Right To Try law.

StemVacs is an immunotherapy platform that consists of 5 components. The overarching approach to the StemVacs Immunotherapy Platform is as follows:

4.	Treat innate immune suppression: Administration of oral apigenin/NanoStilbene (Cancer DeTox Product) to decrease immune suppressive toxic molecules made by tumor and tumor micro-environment Treat adaptive immune suppression: Administration of MemoryMune to activate dormant memory cells recognizing the tumor. Administration of LymphoBoost to repair deficient IL-12 production.

5.	Stimulation of immune response to cancer stem cells (StemVacs).

6.	Consolidation and maintenance of immunity: Cycles of StemVacs, supported by innaMune and LymphoBoost

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StemVacs Autologous is a subcutaneously administered vaccine comprised of immune stimulatory peptides resembling cancer stem cell specific proteins.

StemVacs Allogeneic is a subcutaneously administered vaccine comprised of immune stimulatory peptides resembling cancer stem cell specific proteins.

Cancer Metabolic DeTox: This is an orally administered agent that is derived from various herbs termed apigenin. The unique property of apigenin is that it inhibits a cancer associated metabolic pathway that degrades the amino acid tryptophan. Specifically, apigenin inhibits the enzyme indolamine 2,3 deoxygenase (IDO), which is responsible for breaking down tryptophan in the vicinity of the tumor and generating by-products such as kynurenine. It is known that immune activation is dependent on tryptophan being present in the tumor environment. The depletion of tryptophan and generation of kynurenine by tumor cells and tumor associated cells is a major cause of immune suppression in cancer. By administering Cancer Metabolic DeTox, the innate arm of the immune system has a chance to regenerate. This positions the patient for better outcome after administration of specific immune stimulating vaccines.

MemoryMune: This is a product derived from a two-step culture process of donor blood cells. The product MemoryMune reawakens dormant immune memory cells. It is known that many cancer patients possess memory T cells that enter the tumor, however, once inside the tumor these cells are inactivated. MemoryMune contains a unique combination of growth factors specific for immune system cells called “cytokines”.

LymphoBoost: LymphoBoost is a proprietary formulation of Misoprostol, a drug approved for another indication, which we have shown to be capable of stimulating lymphocytes, particularly NK cells and T cells, both critical in maintaining anti-tumor immunity.

innaMune: This is a biological product derived from tissue culture of blood cells derived from healthy donors. It is a combination of cytokines that maintain activity of innate immune system cells, as well as having ability to shift M2 macrophages to M1.

Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI) – Right To Try

On December 10, 2018, Therapeutic Solutions International, Inc., announced the signing of an agreement between TSOI and Jadi Cell LLC for licensing of the Jadi Cell universal donor adult stem cell, as covered in US Patent No.: 9,803,176 B2 for use in Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI).

In addition, on February 9, 2021, we obtained exclusive rights under the same for use of US Patent No.: 9,803,176 B2 in the treatment of acute respiratory distress syndrome (ARDS) and other lung pathologies. The JadiCell was reported in a publication from the University of Miami following a Phase ½ clinical trial, demonstrating intravenous administration of JadiCells, resulted in a significant survival improvement in COVID-19 patients. The Phase ½ double blind, placebo-controlled trial treated 12 advanced COVID-19 patients with 100 million JadiCells™ intravenously at days 0 and 3, and 12 patients received placebo control. At 28 days 91% of JadiCell™ treated patients survived whereas only 42% of patients in the placebo group survived. There were no adverse effects associated with JadiCell™ administration. For those treated with the JadiCell under the age of 85 the survival rate was 100% and in those over 85 the survival rate was 91% making the JadiCell the most effective therapy to date in the entire world to treat ARDS.

The Jadi Cell product, which belongs to the mesenchymal stem cell (MSC) family of cells, is a unique adult stem cell, which produces higher levels of therapeutic factors compared to other stem cells. The cells have demonstrated safety in animal models and pilot human trials. The Jadi Cell product is generated from umbilical cords, which are a source of medical waste and available in large quantities at inexpensive prices.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe.

Traumatic brain injury (TBI) is an insult to the brain, not of a degenerative or congenital nature, but caused by external physical force that may produce a diminished or altered state of consciousness, which results in an impairment of cognitive abilities or physical functioning.

CTE represents a significant unmet medical need which we believe is amenable to stem cell intervention. We are eager to accelerate treatments and potential cures for debilitating conditions such as CTE and traumatic brain injury and plan to leverage New regulatory pathways such as the recently approved “Right to Try” Law to deliver these medicines as soon as possible to patients which currently have no other options.

The Jadi Cell product because of its advanced stage of development in contrast to other stem cell types, which require years, if not decades of development before entry into American patients, will allow us we believe to be treating patients within 12 months. Currently means of isolating, producing, scaling up, and delivery of the cells has all been worked out by Jadi Cell and Collaborators.

On December 17, 2020, the Company filed an Investigational New Drug (IND) application seeking permission from the Food and Drug Administration (FDA) to initiate a Phase I/II clinical trial assessing safety and signals of efficacy for treatment of Chronic Traumatic Encephalopathy (CTE) patients with JadiCells™.

On August 4th, 2021, the Company announced clearance from the Food and Drug Administration (FDA) to initiate a Phase III pivotal trial for registration of the Company’s JadiCell™ universal donor stem cell as a treatment for COVID-19 associated lung failure under IND # 19757. In previous studies the Company has demonstrated the superior activity of JadiCell™ to other types of stem cells including bone marrow, adipose, cord blood, and placenta. Furthermore, the JadiCell™ was shown to be 100% effective in saving the lives of COVID-19 patients under the age of 85 in a double-blind placebo controlled clinical trial with patients in the ICU on a ventilator. In patients over the age of 85 the survival rate was 91%.

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Sars/CoV2 Clinical Programs

On June 8, 2020, the Company announced the initiation of a clinical trial aimed at demonstrating safety and efficacy of its immune-boosting formulation QuadraMune™. The trial is anticipated to recruit 500 subjects at risk of SARS-CoV-2 infection, the type of coronavirus which causes COVID-19. The new clinical trial has been granted ClinicalTrials.gov Identifier: NCT04421391 and is listed and registered on the Federal Clinical Trial registry.

The Company announced recently submission of a publication providing preclinical data which supports repositioning of its Cancer Immunotherapy StemVacs™ as a candidate for treatment of COVID-19. StemVacs™ is based on activating universal donor immune system cells called dendritic cells in a manner so that upon injection they reprogram the body’s “Natural Killer” cells.

Natural killer cells are the most potent cell type in the body in terms of killing viruses. Unfortunately, natural killer cells also produce chemicals called cytokines which at high concentrations can be lethal. The current data suggests that StemVacs™ can activate natural killer cells while at the same time suppressing lung inflammation. This dual mechanism of action makes StemVacs™ a promising candidate for treatment of coronavirus.

Schizophrenia/Suicide Clinical Programs

On October 29, 2020, the Company announced publication on the NIH clinical trials website of its newly initiated trial aiming to validate a blood-based diagnostic for predicting suicide risk and is listed as NCT04606875.

The Campbell Score™, which is a patent-pending method of quantifying inflammatory-associated biological markers, has previously been shown in pilot investigator-initiated studies to correlate with propensity for suicide. Based on positive feedback from collaborators, the Company decided to initiate a formal clinical trial to validate correlations between the Campbell Score™ and established psychiatric assessment tools of suicidal propensity. Currently the only means of quantifying predisposition to suicide is based on psychological, question-based techniques.

On December 31, 2020, the Company signed license agreements with Campbell Neurosciences Inc., a partially owned company, for access to the 9 patents filed related to the previous Campbell Neurosciences Division. The patents are:

10.	63/128759 Immunotherapy for Opioid Addiction

11.	63/122862 Treatment of Major Depressive Disorder and Suicidal Ideations Through Stimulation of Hippocampal Neurogenesis Utilizing Plant-Based Approaches

12.	63/105964 Protection/Regeneration of Neurological Function by Endothelial Protection/Rejuvenation using Stem Cells for Treatment of Conditions such as Chronic Traumatic Encephalopathy and Schizophrenia

13.	17/030416 Personalized Immunotherapies for Reduction of Brain Inflammation and Suicide Prevention

14.	63/077723 Immunotherapy of Schizophrenia and Schizophrenia Associated Suicidal Ideation/Suicide

15.	63/071381 Upregulation of Therapeutic T Regulatory Cells and Suppression of Suicidal Ideations in Response to Inflammation by Administration of Nutraceutical Compositions Alone or Combined with Minocycline

16.	63/068388 Methods of Determining Risk of Suicide and/or Suicidal Ideation by Immunological Assessment

17.	63/061202 Prevention of Neuroinflammation associated Memory Loss Using Nutraceutical Compositions

18.	63/057315 Neuroprotection and Neuroregeneration by Pterostilbene and Compositions Thereof

Additionally, Campbell Neurosciences Inc. has entered into purchase agreements with Therapeutic Solutions International ensuring a continued supply, at a discounted rate, of nutraceuticals which are being explored for antiinflammation/suicide prevention activity.

Treatment of Chronic Obstructive Pulmonary Disease (COPD) Using JadiCell™ Universal Donor Adult Stem Cells

COPD is a consistently progressive, ultimately fatal disease for which no treatment exists capable of either reversing or even interrupting its course. It afflicts more than 5% of the population in many countries, and it accordingly represents the third most frequent cause of death in the U.S., where it accounts for more than 600 billion in health care costs, morbidity, and mortality.

JadiCell UC-MSCs have been utilized to treat patients with severe COVID-19 and have yielded promising results, preventing or attenuating the cytokine storm. JadiCells have been recently introduced intravenously in patients with a neurodegenerative disorders and have been approved for testing in patients with Type 1 Diabetes (TlD). We hypothesize that JadiCells will exert beneficial therapeutic effects in COPD.

The proposed clinical trial will recruit 10 patients of 40-80 years of age with moderate to severe COPD (GOLD [Global Initiative for Chronic Lung Disease]. The enrolled patients will be treated with 100 million JadiCells intravenously with two injections spaced at 48 hours.

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These two treatments will be performed on days 0 and 2. JadiCell dosing will be performed at approximately 100 million cells/infusion delivered at a maximum rate of 2 million cells/min per infusion.

Assessment of lung function and safety will be performed on days 0, 30, 60, and 90. Safety will be assessed by occurrence of adverse events (AEs) during either study-drug infusion or by physician assessments and laboratory evaluations, a record of COPD exacerbations will be maintained for each patient.

Efficacy measures will include improvement from baseline in pulmonary functions (FEV 1 , FVC, FEV 1 /FVC, total lung capacity by plethysmography, 27 single-breath carbon monoxide diffusing capacity, exercise performance [6-min walk test (6MWT)], and dyspnea assessment [Borg scale]), and QOL (St. George’s Respiratory Questionnaire, and global assessment of patient status). COPD exacerbations were assessed as the time to the first exacerbation and as the ratio of the rate of exacerbations between MSC- and placebo-treated patients.

Cellular Manufacturing and Cell Banking

On October 18, 2021, the Company announced the formation of Allogen Biologics Inc, a wholly owned subsidiary of TSOI. Allogen Biologics will house intellectual property and Standard Operating Procedures related to generation of the Company’s existing and anticipated cellular therapeutics. In addition, Allogen will house and maintain all relevant cell banks.

On May 10, 2022, Allogen Biologic, Inc, and Therapeutic Solutions International Inc, entered into an Exclusive Patent License Agreement (EPLA) for Patent Application Serial No. 63/254,469, filed by Licensor and titled as: Umbilical Cord Derived Regenerative and Immune Modulatory Stem Cell Populations.

GOVERNMENT REGULATION

The Company’s business is subject to varying degrees of regulation by a number of government authorities in the United States, including the United States Food and Drug Administration (FDA), the Federal Trade Commission (FTC), and the Consumer Product Safety Commission. The Company will be subject to additional agencies and regulations if it enters the manufacturing business. Various agencies of the state and localities in which we operate and in which our products are sold also regulate our business, such as the California Department of Health Services, Food and Drug Branch. The areas of our business that these and other authorities regulate include, among others:

●	product claims and advertising;
●	product labels;
●	product ingredients; and
●	how we package, distribute, import, export, sell and store our products.

The FDA, in particular, regulates the formulation, manufacturing, packaging, storage, labeling, promotion, distribution and sale of vitamins and other nutritional supplements in the United States, while the FTC regulates marketing and advertising claims. The FDA issued a final rule called “Statements Made for Dietary Supplements Concerning the Effect of the Product on the Structure or Function of the Body,” which includes regulations requiring companies, their suppliers and manufacturers to meet Good Manufacturing Practices in the preparation, packaging, storage and shipment of their products. Management is committed to meeting or exceeding the standards set by the FDA.

The FDA has also issued regulations governing the labeling and marketing of dietary and nutritional supplement products. They include:

●	the identification of dietary or nutritional supplements and their nutrition and ingredient labeling;
●	requirements related to the wording used for claims about nutrients, health claims, and statements of nutritional support;
●	labeling requirements for dietary or nutritional supplements for which “high potency” and “antioxidant” claims are made;
●	notification procedures for statements on dietary and nutritional supplements; and
●	pre-market notification procedures for new dietary ingredients in nutritional supplements.

The Dietary Supplement Health and Education Act of 1994 (DSHEA) revised the existing provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements and defined dietary supplements to include vitamins, minerals, herbs, amino acids and other dietary substances used to supplement diets. DSHEA generally provides a regulatory framework to help ensure safe, quality dietary supplements and the dissemination of accurate information about such products. The FDA is generally prohibited from regulating active ingredients in dietary supplements as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

The Company is also subject to a variety of other regulations in the United States, including those relating to taxes, labor and employment, import and export, and intellectual property.

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PART II - OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

However, as of the date of this report, management believes the outcome of currently identified potential claims and lawsuits will not have a material adverse effect on our financial condition or results of operations.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that re not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Recent Accounting Pronouncements

Recent accounting pronouncements are disclosed in Note 2 to the accompanying unaudited condensed consolidated financial statements included in Item 1 of this Quarterly Report on form 10-Q.

Results of Operations

You should read the following discussion of our financial condition and results of operations together with the unaudited financial statements and the notes to the unaudited financial statements included in this quarterly report. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSOI is developing a range of immune-modulatory agents to target certain cancers, schizophrenia, suicidal ideation, traumatic brain injury, and for daily health.

Nutraceutical Division – TSOI has been producing high quality nutraceuticals. Its current flagship product, QuadraMune® , is a multi-patented synergistic blend of pterostilbene, sulforaphane, epigallocatechingallate, and thymoquionone. QuadraMune has been shown to increase Natural Killer Cell activity and healthy Cytokine production. Our synergistic blend of ingredients help the immune system fight off common and complex ailments and promote healthy T Cell activity. Recently the Company was approved to sell certain nutraceuticals on the Amazon Platform.

Cellular Division – TSOI recently obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE), traumatic brain injury (TBI), and lung pathology.

For the three and six months ended June 30, 2022 and 2021

We had net loss of $1,190,757 for the three months ended June 30, 2022, compared to a net loss of $637,242 for the three months ended June 30, 2021, an increase of $553,515. This increase was mainly due to increases in general and administrative expenses, consulting, legal and professional fees, and research and development expenses. We had net loss of $824,165 for the six months ended June 30, 2021, compared to a net loss of $1,791,680 for the six months ended June 30, 2022, an increase of $967,515. This increase was mainly due to general and administrative expenses, consulting, legal and professional fees, and research and development expenses.

Net sales increased $15,305, from $23,444 to $38,749, for the three months ended June 30, 2021 and June 30, 2022, respectively. Net sales increased $79,142, from $44,505 to $123,647, for the six months ended June 30, 2021 and June 30, 2022, respectively.

Cost of goods sold increased $4,623 from $4,086 to $8,709, for the three months ended June 30, 2021 and June 30, 2022, respectively. These increases were mainly a result of the increases in net sales for products in 2022 and 2021. Cost of goods sold increased $9,480, from $15,167 to $24,647, for the six months ended June 30, 2021 and June 30, 2022, respectively. These increases were mainly a result of the increases in net sales for products in 2022 and 2021.

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Operating expenses for the three-month periods ended June 30, 2022 and 2021 were $1,105,423 and $442,785, an increase of $662,638. This increase was mainly due to increases in general and administrative expenses, consulting, legal and professional fees, and research and development expenses. Operating expenses for the six-month periods ended June 30, 2022 and 2021 were $1,701,082 and $713,691, an increase of $987,391. This increase was mainly due to general and administrative expenses, consulting, legal and professional fees, and research and development expenses.

General and administrative expenses increased $115,076, from $28,640 to $143,716 for the three months ended June 30, 2021 and 2022, respectively. General and administrative expenses increased $118,272, from $65,451 to $183,723 for the six months ended June 30, 2021 and 2022, respectively. This increase was mainly attributable to an increase in expenses during the three and six months ended June 30, 2022.

Salaries, wages, and related expenses decreased $18,234, from $130,767 to $112,533 for the three months ended June 30, 2021 and 2022, respectively. This decrease was mainly due to a decrease in wage related expenses for the three months ended June 30, 2022. Salaries, wages, and related expenses decreased $8,412, from $235,230 to $226,818 for the six months ended June 30, 2021 and 2022, respectively. This decrease was mainly due to a decrease in wage related expenses for the three and six months ended June 30, 2022.

Consulting fees increased $65,863 from $76,147 to $142,010 for the three months ended June 30, 2021 and 2021, respectively, due to an increase in overall consulting services. Consulting fees increased $111,796 from $117,330 to $229,126 for the six months ended June 30, 2021 and 2022, respectively, due to an increase in overall consulting services.

Legal and professional fees increased $34,125 from $75,146 to $109,271 for the three months ended June 30, 2021 and 2022, respectively, due to an increase in independent public accounting fees and legal expense. Legal and professional fees increased $15,465, from $143,898 to $159,363 for the six months ended June 30, 2021 and 2022. These increases were mainly related to independent public accounting fees and legal expenses during the six months ended June 30, 2022.

Research and development increased $465,808, from $132,085 to $597,893 for the three months ended June 30, 2021 and 2022, respectively, due to an increase in research and development. Research and development increased $750,270, from $151,782 to $902,052 for the six months ended June 30, 2021 and 2022. These increases were mainly related to research and development expenses during the three and six months ended June 30, 2022.

Loss on derivatives liability decreased approximately $41,114, from $84,298 to $43,184, for the three months ended June 30, 2021 and 2022, respectively. This decrease was mainly due to a decrease in the amount of new convertible notes being issued during the current period. Loss on derivatives liability increased approximately $322,837, from $432,553 to $109,716, for the six months ended June 30, 2021 and 2022, respectively This decrease was mainly due a decrease in the amount of new convertible notes being issued during the current six-month period.

Change in fair derivatives liabilities gains increased approximately $56,636 from 66,566 to $123,202 for the three months ended June 30, 2021 and 2022, respectively. This increase was largely due to an increase in the balance of convertible notes outstanding upon which the derivative liability is recorded. Change in fair derivatives liabilities gains decreased $305,244 from $570,752 to $263,508 for the six months ended June 30, 2021 and 2022, respectively. This decrease was largely due to a decrease in the balance of convertible notes outstanding upon which the derivative liability is recorded.

Net interest expense decreased $691 from $196,083 to $195,392 for the three months ended June 30, 2021 and 2022 respectively. This decrease was mainly due to decreased debt balances. Net interest expense increased $67,379 from $278,011 to $345,390 for the six months ended June 30, 2021 and 2022, respectively. This increase was mainly due to increased debt balances.

Liquidity and Capital Resources

We have experienced recurring losses over the past years which have resulted in accumulated deficits of approximately $15.7 million and a working capital deficit of approximately $1.5 million at June 30, 2022. These conditions raise significant doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon its ability to secure additional financing, increase sales of its products and attain profitable operations. It is the intent of management to continue to raise additional capital. However, there can be no assurance that the Company will be able to secure such additional funds or obtain such on terms satisfactory to the Company, if at all.

There is no guarantee we will receive the required financing to complete our business strategies, and it is uncertain whether future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.

Off Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

As a Smaller Reporting Company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide this information requested by this item.

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Item 4. Controls and Procedures

A. Disclosure Controls and Procedures

As required by Rule 13a-15(b) under the Securities Exchange Act of 1934, or Exchange Act, our principal executive officer and principal financial officer evaluated our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of March 31, 2022. Based on this evaluation, these officers concluded that as of the end of the period covered by this Quarterly Report on Form 10-Q, these disclosure controls and procedures were not operating effectively to ensure that the information required to be disclosed by the Company in reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and include controls and procedures designed to ensure that such information is accumulated and communicated to our management, including our principal executive officer, to allow timely decisions regarding required disclosure.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake.

B. Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during our fiscal quarter ended June 30, 2022 that materially affected, or are reasonable likely to materially affect, our internal control over financial reporting.

Our management, including the Chief Executive Officer assessed the effectiveness of our internal control over financial reporting as of June 30, 2022. In making our assessment, we used the framework and criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) (2013). Based on that assessment, our management has identified certain material weaknesses in our internal control over financial reporting.

Our management concluded that as of June 30, 2022, our internal control over financial reporting was not effective, and that material weaknesses existed in the following areas as of June 30, 2022.

(1)	we do not employ full time in-house personnel with the technical knowledge to identify and address some of the reporting issues surrounding certain complex or non-routine transactions. With respect to material, complex and non-routine transactions, management has and will continue to seek guidance from third-party experts and/or consultants to gain a thorough understanding of these transactions;

(2)	we have inadequate segregation of duties consistent with the control objectives including but not limited to the disbursement process, transaction or account changes, and the performance of account reconciliations and approval;

(3)	we have ineffective controls over the period end financial disclosure and reporting process caused by insufficient accounting staff.

Legal Proceedings

During the past ten years there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of the persons nominated to become directors or executive officers upon closing of the Merger Agreement, and none of these persons has been involved in any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity, any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

MANAGEMENT OF THE COMPANY

The name of the officers and directors of the Company as of October 27, 2022, as well as certain information about them, are set forth below:

Name	Position	Age
Executive Officers:
Timothy G. Dixon	President and Chief Executive Officer	64
Famela Ramos	Vice President	45
James Veltmeyer, MD	Chief Medical Officer	57
Feng Lin, MD, PhD	Chief Scientific Officer	52
Directors:
Thomas E. Ichim, PhD	Director	46
Timothy G. Dixon	Chairman	64

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Background of Officers and Directors

Timothy G. Dixon, CEO, President, and Chairman

Mr. Dixon currently serves as Chief Executive Officer, President, and Chairman of Therapeutic Solutions International, Inc. He also currently serves as Chairman of Campbell Neurosciences, Inc. and Allogen Biologics, Inc. Mr. Dixon previously served as the President of TMD Courses, Inc. from 2006 to 2012 and as the President of Splint Decisions Inc. from 2010 to 2011. Mr. Dixon has attended hundreds of hours of continuing medical/dental education throughout the years and has produced many educational DVDs used by dental professionals worldwide on the subject of parafunctional control, migraine prevention, therapeutic Botox injections, migraine pathophysiology, dental sleep medicine, and other therapeutic protocols. Mr. Dixon also has extensive experience in dealing with corporate compliance matters with the U.S. Food and Drug Administration, (FDA) as well as many international regulatory bodies. Mr. Dixon is inventor and co-inventor of 60+ patents and patents pending.

James Veltmeyer, MD – Chief Medical Officer

Dr. Veltmeyer is a board-certified family physician in La Mesa, California. A graduate of UC San Diego and the Ross University School of Medicine, he completed his residency through the UC San Francisco system where he became Chief of Family Medicine Residency, overseeing 36 doctors.

Dr. Veltmeyer, a member of the San Diego Critical Care Medical Group, has been elected for four years (2012, 2014, 2016, and 2017) by his colleagues in the San Diego County Medical Society as a “Physician of Exceptional Excellence,” the most prestigious honor awarded to a “Top Doctor” in San Diego County. He is among a select group of San Diego physicians who was chosen four of the last fifteen years and he consistently ranks in the top 1% to 2% for patient satisfaction. He is currently the Chief of the Department of Family Medicine at Sharp Grossmont Hospital where he provides senior leadership to over 200 doctors.

Feng Lin, MD, Ph.D., – Chief Scientific Officer

Dr. Lin has a stellar track record of drug development in the area of immunology and immuno-oncology having worked with the public company Inovio Pharmaceuticals, where he developed technologies for gene delivery and therapeutic DNA vaccines against cancer and infectious diseases in both R&D and clinical settings. Subsequently, Dr. Lin served as Director of Chinese Operations for MediStem Inc, which was acquired by Intrexon in May 2014. It was the rapid clinical translation model developed by Dr. Lin at MediStem that resulted in the company’s accelerated FDA clearance to begin clinical trials, which resulted in the sale of the company.

Dr. Lin received his postdoctoral training at the Sanford-Burnham Medical Research Institute and his MD and Ph.D. at the Xiangya Medical School of Central South University, China. He has authored over 20 peer-reviewed scientific publications, including several in top journals such as Science, Cell, and Cancer Cell. He holds several patents.

Famela Ramos – Vice President Business Development

Famela Ramos is a Nurse, a Researcher, and a Politician. Famela was running for Congress in the 53nd Congressional District. Ms. Ramos came to the United States from the Philippines at the age of two, when her father joined the United States Navy. Her parents worked tirelessly to support the family of 5 children, all of which became successful entrepreneurs and Government Employees. As a nurse, Famela has experience from the beginning of life, having practiced in pediatric nursing, to the end of life, having worked as a hospice nurse. Her excellence in nursing and research is attested by 7 peer reviewed publications that she collaborated with Academy and Industry in advancing cutting edge research in immunology and regenerative medicine.

The first paper, was a collaboration with the Moores Cancer Center and several biotechnology companies, describing the state of the art in cancer immunotherapy, and proposing future directions. The second paper discussed the possibility of stimulating regeneration of injured lung stem cells using specific types of laser and light based interventions, this was a collaboration between the University of Utah and the University of California, San Diego. The third paper, a collaboration between a nutraceutical company and Indiana University, demonstrated the beneficial effects of a nutritional supplement on circulating stem cells in healthy volunteers. The fourth publication was the first successful use of two different types of stem cells in a patient with heart failure, which resulted in a profound improvement. The fifth publication is a report of 114 patients that were treated with umbilical cord blood stem cells and demonstrated safety and signals of efficacy in collaboration with a Chinese Biotech company. The sixth publication was successful treatment of a spinal cord injury patient with stem cells. The seventh publication was the basis for an investigational new drug (IND) application to the FDA, describing use of fat stem cells to treat aplastic anemia. Ms. Ramos has established the Right to Try Foundation, which assists companies in utilizing this new law that allows for accelerated patient access to experimental medication. Through this Foundation Ms. Ramos facilitated the first utilization of a cancer vaccine in the United States and has been assisting both public and private companies. Most recently the Foundation has collaborated on filing new patents for means of implementing the Right to Try Law. Ms. Ramos is a board member of Silent Voices, a Pregnancy Resource Center that provides counselling to woman in emergency pregnancies, alternatives to abortion, and for woman that do choose abortion, post abortion support. Ms. Ramos has been endorsed by business and community leaders as well as nationally known athletes including Dr. Peter Farrell, founder of Resmed, a $18 billion company, and Wes Chandler, an NFL Hall of Fame San Diego Charger.

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Thomas E. Ichim, Ph.D., Director

Dr. Ichim was appointed to the Board of Directors on January 22, 2016. Dr. Ichim also served as Chief Executive Officer of Emvolio, Inc. Dr. Ichim is a seasoned biotechnology entrepreneur with a track record of scientific excellence. He has founded/co-founded several companies including Batu Biologics, Inc., Medvax Pharma Corp, ToleroTech, Inc, bioRASI, and OncoMune LLC. To date he has published 121 peer-reviewed articles and is co-editor of the textbooks “RNA Interference: From Bench to Clinical Translation” and “Immuno-Oncology Text Book.” Dr. Ichim is an ad-hoc editor and sits on several editorial boards. Dr. Ichim is inventor on over 135 patents and patent applications. Dr. Ichim has extensive experience with stem cell therapy and cellular product development through FDA regulatory pathways. Dr. Ichim spent over 7 years as the President and Chief Scientific Officer of Medistem, developing and commercializing a novel stem cell, the Endometrial Regenerative Cell, through drug discovery, optimization, preclinical testing, IND filing, and up through Phase II clinical trials with the FDA. Dr. Ichim has extensive experience in product development, regulatory filings, and business development.

Dr. Ichim has a BSc in Biology from the University of Waterloo, Waterloo, Ontario, Canada, a MSc in Microbiology and Immunology a University of Western Ontario, London, Ontario, Canada and a Ph.D. in Immunology from the University of Sciences Arts and Technology, Olveston Monserrat.

Scientific Advisory Board

Dr. Santosh Kesari is a board-certified neurologist and neuro-oncologist and is currently Chair, Department of Translational Neuro-Oncology and Neurotherapeutics, John Wayne Cancer Institute.

He is also Director of Neuro-Oncology, Providence Saint John’s Health Center and Member, Los Angeles Biomedical Research Institute. Dr. Kesari is ranked among the top 1% of neuro-oncologists and neurologists in the nation, according to Castle Connolly Medical Ltd and an internationally recognized scientist and clinician. He is a winner of an Innovation Award by the San Diego Business Journal. He is on the advisory board of American Brain Tumor Association, San Diego Brain Tumor Foundation, Chris Elliott Fund, Nicolas Conor Institute, Voices Against Brain Cancer, and Philippine Brain Tumor Alliance. He has been the author of over 250 scientific publications, reviews, or books. He is the inventor on several patents and patent applications, and founder and advisor to many cancer and neurosciences biotech startups.

Dr. Kesari has had a long-standing interest in cancer stem cells and studies their role in the formation of brain tumors and resistance to treatment. He believes that in order to cure patients with brain tumors we first need to gain a better molecular and biological understanding of the disease. A physician/scientist, Kesari harnesses his experience in surgery, chemotherapy, immunotherapy, radiation therapy and novel devices to help develop Precision Therapeutic Strategies that will advance medicine to a new stage in the battle against brain tumors and eradicate the disease.

Dr. Francesco Marincola joined Kite in 2021 as Global Head of Cell Therapy Research. Before joining Kite, Francesco was President and Chief Scientific Officer at Refuge Biotechnologies where responsible for the development and implementation of research and clinical development strategies for adoptive cell therapy products and lead therapeutic programs based on nuclease deactivated CRISPR circuits. He is also a National Institutes of Health (NIH) tenured senior investigator in cancer immunotherapy and biomarker research, and spent 23 years at the NIH, including 15 years as the Chief of the Infectious Disease and Immunogenetics Section at the NIH Clinical Center. Previously, he also served as a distinguished research fellow in immune oncology discovery at AbbVie and as Chief Research Officer at Sidra Research in Doha, Qatar.

The former President of the Society for Immunotherapy of Cancer (SITC; 2013-2014), Francesco currently serves as Editor-in-Chief for several prominent peer-reviewed publications, including Journal of Translational Medicine, Translational Medicine Communications and Immunotherapy, and is the author of more than 600 peer-reviewed publications. He has edited several books including the SITC-affiliated Cancer Immunotherapy Principles and Practice Textbook.

Dr. Donald Banerji is a Clinical development professional with 33 years of global clinical research and development experience (Phase I-IV) in the pharmaceutical industry. Recently retired from Novartis as Global Clinical Development Head of Respiratory and Allergy Medicine. Recognized by peers and external scientific community as an expert in pulmonary and allergy drug development bringing several iconic brands to market with millions of patients benefitting from treatment through improving care and outcomes for patients with respiratory diseases. Managed multidisciplinary teams in the filing of several new drug applications. Responsibilities included strategic and tactical planning, regulatory interactions with global health authorities, appropriate resource and budgetary management and timely execution, approval of high-quality large drug development programs and delivery of groundbreaking data. These global programs over a span of 3 decades resulted in the approval and competitive labeling of 14 innovative medicines, including 3 inhaled steroids for asthma, a triple combination of 2 bronchodilator and an inhaled steroid for asthma, 3 non-steroidal inhaled controller drugs for asthma, 3 intranasal steroids for allergic rhinitis and 4 bronchodilator drugs for COPD. Signature achievements at Novartis included first to market with the development and approval of the first to market inhaled dual combination medicine in COPD (Ultibro) and the first to market triple combination medicine in asthma (Enerzair). With reimagining medicine as a core driver, these treatments changed the practice of medicine and were incorporated in global treatment guidelines for COPD and asthma. Recipient of numerous corporate awards including the highest scientific award of Distinguished Scientist 2016 for pioneering work in COPD. Published over 400 primary manuscripts and abstracts, including the landmark study FLAME in NEJM.

Dr. Boris Reznik is the Chairman of Venvalo Group, a venture value optimization firm. During his career, Dr. Reznik founded and built technology companies into market leaders and successfully dealt with both Fortune 500 and emerging companies as clients and partners. He has been a lead or co-investor in startups and mid-market firms and has participated in M&A transactions ranging from Millions to Billions. Dr. Reznik has a depth of experience in processes and systems and a unique perspective in the drug and device development world. As the Chairman of BioRASI, a global CRO, he led development of novel therapeutics, from filing INDs to getting approved NDAs, for companies ranging from startups to Big Pharma.

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Dr. Boris Minev is a highly accomplished physician-scientist with extensive industrial and academic experience in Immuno-Oncology, oncolytic viruses and stem cell biology and applications. He has a significant track record in tumor immunology and cancer vaccine development, having worked closely on the development of the first cancer vaccine to be approved by a regulatory body (Melacine). Dr. Minev has also extensive expertise in immunotherapy clinical trial designs, logistics, and regulatory issues. He has a considerable supervision & management experience in industrial and academic settings and has excellent skills in biotech business development, communication, and collaboration. Previously he held a position as the Director of Immunotherapy and Translational Oncology at Genelux Corporation, where he was directing several preclinical and translational projects on oncolytic virotherapy, immunotherapy, and nanotechnology.

Dr. Minev is also an adjunct professor at the Moores UCSD Cancer Center. There, he served previously as Principal Investigator and Director, Laboratory of Tumor Immunology and Immunotherapy where, for more than 15 years, his research has been focused on the discovery of new target antigens for immunotherapy of cancer and the development of optimized cancer vaccines. Prior to that, Dr. Minev worked in Dr. Steven Rosenberg’s Tumor Immunology Section at the Surgery Branch of the National Cancer Institute.

Dr. Minev is an Advisory Board Member of the European Society for Translational Medicine (EUSTM). He is a member of the Scientific and Clinical Advisory Boards of several biotechnology companies and has been an advisor for Amgen, Johnson & Johnson, Geron Corporation, McKinsey Consulting and Thomson Current Drugs, among others. He is the recipient of the European Association of Cancer Research Fellowship and the Fogarty International Fellowship.

Dr. Pablo Guzman is a cardiologist in Fort Lauderdale, Florida where he is on staff at Holy Cross Hospital. He received his medical degree from University of Puerto Rico School of Medicine and his Cardiology Fellowship at The Johns Hopkins Hospital where he then spent the first part of his career continuing his basic science and clinical research along with his clinical duties. His CV includes over 25 papers published in peer-reviewed journals and more than 15 abstracts.

He is a Fellow of the American College of Cardiology and practiced for more than 30 years. Dr. Guzman is well experienced in basic and clinical research, having participated in many clinical trials. He is also the acting Chief Medical Officer of Variant Pharmaceuticals, a Specialty Pharma company developing treatments for kidney diseases.

Dr. Juergen Winkler is presently practicing at Quantum Functional Medicine in Carlsbad, CA, which he founded in July of 2012. In 2005 he was the co-founder of Genesis Health Systems (Integrative Cancer and Medical Treatment Center) located in Oceanside, CA. He has been a featured speaker for: the NSCC Women’s Health Seminar, Annual IPT/IPTLD Integrative Cancer Care Conference (Multiple years), Health Freedom Expo 2011 & 2012, the Japanese Society of Oxidative Medicine in Osaka Japan, ACOSPM 2010 & 2011 conferences, NSCC Health and Wellness Series 2013, and various other events. He is the physician author of Chapter 5 in the Defeat Cancer book and has been a featured physician in the Townsend Letter.

Dr. Nassir Azimi is a cardiologist in La Mesa, California and attended Dartmouth Medical School and completed his residency at the University of Colorado. He finished his four year fellowship in Cardiovascular and Peripheral Interventions at Yale University in New Haven. Dr. Azimi has been in private practice for over 13 years establishing a thriving clinical practice for cardiac patients as well as treating patients for peripheral vascular disease. He is active in Interventional Cardiology and Peripheral Interventions. Dr. Azimi is the director of La Mesa Cardiac Center’s Nuclear Cardiology Laboratory. He is also an investigator in multiple clinical research studies for various cardiac and peripheral diseases. He has been recognized as San Diego’s Top Interventional Cardiologists by San Diego Magazine 2013,2014,2016, 2017 and also by Castle Connoly for 2013, 2014, 2015,2016, 2017, and 2018. He is a former chief of biomedical ethics (6 years), former chief of Medicine and former chief of Endovascular Medicine as well as Vice Chief of Cardiology at SGH. He is on the board of directors of the California ACC where he serves as chair of the public relations committee. He is on Editorial Review Board for multiple medical journals. He is a national speaker on various topics in cardiology and internal medicine.

Dr. James Veltmeyer is a board-certified family physician in La Mesa, California. A graduate of UC San Diego and the Ross University School of Medicine, he completed his residency through the UC San Francisco system where he became Chief of Family Medicine Residency, overseeing 36 doctors. Dr. Veltmeyer, a member of the San Diego Critical Care Medical Group, has been elected for four years (2012, 2014, 2016, and 2017) by his colleagues in the San Diego County Medical Society as a “Physician of Exceptional Excellence,” the most prestigious honor awarded to a “Top Doctor” in San Diego County. He is among a select group of San Diego physicians who was chosen four of the last fifteen years and he consistently ranks in the top 1% to 2% for patient satisfaction. He is currently the Chief of the Department of Family Medicine at Sharp Grossmont Hospital where he provides senior leadership to over 200 doctors.

Dr. Barry Glassman, DMD, DAAPM, DAACP, FICCMO, Diplomate ABDSM, FADI, is a Diplomate of the American Academy of Craniofacial Pain and the American Academy of Pain Management, as well as a Fellow of the International College of Craniomandibular Orthopedics and the Academy of Dentistry International, he is also on staff at the Lehigh Valley Hospital where he serves as a resident instructor of Craniofacial Pain and Dysfunction and Dental Sleep Medicine.

Dr. Glassman is a Diplomate of the Academy of Dental Sleep Medicine. He is on the staff at the Sacred Heart Hospital Sleep Disorder Center, as well as serving as the Chief Dental Consultant to three other sleep centers in the Lehigh Valley. A popular and dynamic speaker, Dr. Glassman lectures internationally, as well as throughout the United States. In addition to his extensive schedule which includes guest lecture appearances and in-depth courses on joint dysfunction, chronic pain, headache, sleep disorders, and migraine headache, Dr. Glassman is a frequent speaker at major chronic pain and joint dysfunction professional conferences. A graduate of the University of Pittsburgh: Bachelor of Science 1969, Pittsburgh, Pennsylvania University of Pittsburgh School of Dental Medicine; D.M.D. 1973, Pittsburgh Pennsylvania Post Graduate Hours in Craniomandibular Dysfunction and Sleep Disorders: Over 2500

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J. Christopher Mizer founded Vivaris in June of 1998. Vivaris (formerly Lake Erie Capital) invests in and acquires middle-market businesses in a broad range of industries that are leaders in their market niches. Mr. Mizer serves as the chairman of each of the portfolio companies and guides key strategic decisions and their execution. He also serves as the operating president on an interim basis when companies are going through periods of ownership succession and new management team members are being assembled.

Mr. Mizer is a former Vice President and Officer of the investment banking division of Key Capital Markets, where he focused on merger, acquisition, and financing projects for Fortune 500 clients, private companies, and successful entrepreneurs. Prior to joining Key Corp., he was Consultant in the Capital Markets practice with Ernst & Young. He began his career as a Research Assistant with The Center for Economic Issues, a think-tank focused on economic development. He earned the B.S. (biology, applied math), B.A. (economics), M.S. degrees (biology – neurogenetics), and MBA (finance, accounting) degrees from Case Western Reserve University. Mr. Mizer has taught business strategy, finance and entrepreneurship at the graduate level at Case Western Reserve University, John Carroll University, and the University of California, San Diego and at the undergraduate at San Diego State University.

Howard Leonhardt is an inventor and serial entrepreneur. He has 21 U.S. patents with over 100 patent claims for products for treating cardiovascular disease and has over 40 new patent claims pending. His TALENT (Taheri-Leonhardt) stent graft developed in the early 1990′s holds a leading world market share for repairing aortic aneurysms without surgery.

His inventions have treated over 500,000 patients in 60 countries. In early 1999 Leonhardt founded Bioheart, Inc. www.bioheartinc.com a leader in applying adult muscle stem cells to treat heart failure.. Leonhardt holds a Diploma in International Trade from Anoka Technical College. He attended the University of Minnesota,Anoka Ramsey College and UCLA Extension. He holds an honorary Doctorate in Biomedical Engineering from the University of Northern California and is an honorary alumnus of the University of Florida and Florida International University. He is co-leader of Startup California and Founder and Chairman of The California Stock Exchange TM (Cal-X) preparing to be the first social good impact stock exchange currently operating the Cal-X 30 Social Good Impact fund powered by Motif Investing- www.calstockexchange.com – He founded Cal-X Crowdfund Connect www.calxcrowdfund.com a crowdfunding campaign management co. and Cal-X Stars Business Accelerator, Inc.www.calxstars.com a business incubator and accelerator focused on cardiovascular life sciences and social good impact innovations.

There are 30 regenerative medtech and regenerative economy startups in the current portfolio class. His Leonhardt Ventures angels network has raised and put to work over $145 million in 32 companies to date, most of them founded by Leonhardt. BioLeonhardt www.bioleonhardt.com is developing the first implantable programmable and re-fillable stem cell pump. He leads CerebraCell for brain regeneration. EyeCell for eye regeneration and AortaCell for aorta regeneration and number of other organ regeneration spin offs from his patented core technologies. Leonhardt serves as state spokesperson in California for the JOBS ACT and Crowdfunding for Startup California and has given over 40 speeches on the subject. He has operated Leonhardt’s Launchpads NorCal at the University of Northern California Science & Technology Innovation Center in Rohnert Park, CA since 2008 and recently opened Leonhardt’s Launchpads Utah in Salt Lake City just off the campus of the University of Utah. He has served on the Board of Directors of the University of Northern California, a private biomedical engineering school, since 1999.

Family Relationships

There are no family relationships between any director or executive officer.

Director Independence

We do not have standing compensation, nominating, or audit committees of the board of directors, or committees performing similar functions. We intend to form these committees in the near future.

Certain Relationships and Related Transactions

Our Board of Directors currently consists of two directors, one of whom is an officer of the Company. As of December 31, 2021, we disclose that we had no independent directors.

In general, it is our policy to submit all proposed related party transactions (those of the kind and size that may require disclosure under Regulation S-K, Item 404) to the Board of Directors for approval. The Board of Directors only approves those transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party. Examples of related party transactions covered by our policy are transactions in which any of the following individuals has or will have a direct or indirect material interest: any of our directors or executive officers, any person who is known to us to be the beneficial owner of more than 5% of our common stock, and any immediate family member of one of our directors or executive officers or person known to us to be the beneficial owner of more than 5% of our common stock.

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ITEM 11	EXECUTIVE COMPENSATION.

Summary Compensation Table

The following table summarizes the compensation paid, with respect to years ended December 31, 2021 and 2020 for services rendered to us in all capacities, to each person who served as an executive officer of the Company.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Timothy G. Dixon	2021	227,000	(1)	-	367,600	-	-	-	594,600
President, CEO and CFO	2020	195,500	(2)	-	411,900	-	-	-	607,400

Dr. James Veltmeyer	2021	-		-	32,000	-	-	-	32,000
Chief Medical Officer	2020	-		-	129,100	-	-	-	129,100

Feng Lin	2021	-		-	32,000	-	-	-	32,000
Chief Scientific Officer	2020	-		-	125,600	-	-	-	125,600

Famela Ramos	2021	-		-	79,300	-	-	-	79,300
Vice President Business Development,	2020	-		-	-	-	-	-	-

(1)	$120,000 was accrued and paid with stock as of December 31, 2021

(2)	$60,000 was accrued and unpaid as of December 31, 2020

Outstanding Equity Awards

None

Employment Agreements

We do not have any employment agreements as of June 30, 2022.

Director Compensation

When our employees serve on our Board of Directors, we do not give them any additional compensation in respect of such Board service. Directors currently serve without compensation.

ITEM 12	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth, as of October 27, 2022, information regarding the ownership of the Company’s outstanding shares of common stock by (i) each person known to management to own, beneficially or of record, more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group. As of October 27, 2022, a total of 2,601,510,231 shares of our common stock were outstanding.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Timothy G. Dixon (1)	277,133,694	10.65%
Thomas E. Ichim (2)	111,000,000	4.26%
Jadi Cell LLC	149,402,390	5.74%
All directors and executive officers as a group (2 persons) (1)(2)	388,133,694	14.91%

(1)	Under SEC rules (i) a person is deemed to be the beneficial owner of shares if that person has, either alone or with others, the power to vote or dispose of those shares. The persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. None of the selling stockholders is a registered broker-dealer.

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The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the percentage each person will own after the offering, assuming they sell all of the shares offered.

Name	Amount Beneficial Ownership Before Offering	Percentage of Common Stock Owned Before Offering[1]	Amount to be Offered for the Security Holders’ Account	Amount to be Beneficially Owned After Offering[1]	Percentage of Common Stock Owned After Offering[2]
Party One	0	0.0%	$10,000,000		TBD	%
		0.0%	0		0.00%
TOTAL	0	0.0%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares, which the selling shareholder has the right to acquire within 60 days.

DESCRIPTION OF SECURITIES

General

This prospectus describes the general terms of our capital stock. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Nevada law and our amended and restated certificate of incorporation, as amended, referred to herein as our certificate of incorporation, and our amended and restated bylaws, referred to herein as our bylaws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our authorized capital stock consists of an aggregate of 3,505,000,000 shares, comprised of 3,500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, which may be issued in various series from time to time and the rights, preferences, privileges and restrictions of which shall be established by our board of directors. As of October 27, 2022, we have 2,601,510,231 shares of Common Stock and no preferred shares issued and outstanding.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each Common Share held on all matters submitted to a vote of our security holders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of shares of our Common Stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore.

Upon our liquidation, dissolution or winding, holders of shares of our Common Stock are entitled to receive ratably, our net assets available after the payment of:

●	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;
●	all unsecured liabilities, including any then outstanding unsecured debt securities which we may have issued as of such time; and
●	all liquidation preferences on any then outstanding preferred stock.

Holders of shares of our Common Stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our Common Shares. The outstanding shares of our Common Stock are, and the shares offered by us in this Offering will be, when issued and paid for, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of shares of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

The payment of dividends upon our shares of our Common Stock is solely within the discretion of our board of directors and dependent upon our financial condition, results of operations, capital requirements, restrictions contained in our current or future financing instruments and any other factors our board of directors may deem relevant. We have never declared or paid any dividends on our Common Shares. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, as such, do not intend on paying any dividends in the foreseeable future.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is New Horizon Transfer, Inc., located at 202-515 West Pender Street, Vancouver, BC V6B 6H5, (604) 876-5526.

Listing

Our common stock is not listed on a national securities exchange but is quoted for trading on the quoted on the OTC Pink Sheets operated by OTC Markets Group, Inc., at the OTCPK tier under the symbol “TSOI.” We have not applied to list our common stock on any other exchange or quotation system.

Limitations on Directors’ Liability

Our articles of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Nevada law. Section 78.7502 of the Nevada Revised Statutes provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful.

The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

● any breach of his or her duty of loyalty to us or our stockholders;

● acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

● the payment of dividends or the redemption or purchase of stock in violation of state or federal law; or

● any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our articles of incorporation, bylaws or Nevada law against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of our Certificate of Incorporation, Bylaws and Nevada Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our articles of incorporation and bylaws, as well as Nevada statutes could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management.

Articles of Incorporation and Bylaws

In particular, articles certificate of incorporation and bylaws, among other things:

● authorize our board of directors to designate and issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;

● provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum, or by the sole remaining director; and,

● provide the board of directors with the ability to alter the bylaws without stockholder approval.

Nevada Law

Nevada law contains provisions that govern an “acquisition of controlling interest” in a Nevada corporation. The control share provisions generally provide that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore those voting rights in whole or in part. However, the Company’s securities are not subject to these control share provisions because the Company’s articles of incorporation, as permitted by Nevada law, specifically exempt the Company from the control share provisions.

In addition, Nevada law contains a provision that prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a business “combination,” unless certain conditions are met. Nevertheless, the Company’s articles of incorporation, as permitted by Nevada law, specifically exempt the Company from these “interested stockholder” provisions.

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Preferred Stock

Our articles of incorporation, and its amendments, empowers our board of directors, without action by our shareholders, to designate and issue up to 5,000,000 shares of preferred stock from time to time in one or more series, which preferred stock may be offered by this prospectus and supplements thereto.

Nevada law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights provided for in the applicable certificate of designation.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in a certificate of designation relating to that series filed with the State of Nevada. We will file as an exhibit to the registration statement of which this prospectus is a part or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

● the title and stated value;

● the number of shares we are offering;

● the liquidation preference per share;

● the purchase price;

● the dividend rate, period and payment date and method of calculation for dividends;

● whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

● any contractual limitations on our ability to declare, set aside or pay any dividends;

● the procedures for any auction and remarketing, if any;

● the provisions for a sinking fund, if any;

● the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

● any listing of the preferred stock on any securities exchange or market;

● whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

● whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

● voting rights, if any, of the preferred stock;

● preemptive rights, if any;

● restrictions on transfer, sale or other assignment, if any;

● whether interests in the preferred stock will be represented by depositary shares;

● a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

● the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

● any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

● any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, after receipt of payment therefor, the shares will be fully paid and non-assessable.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Existing Preferred Stock

The Company currently has one classes or series of preferred stock designated: the Series A Preferred Stock. As of September 13, 2022, two shares of Series A Preferred Stock are outstanding leaving 4,998,000 treasury preferred. No other shares of preferred stock are issued or outstanding.

Series A Preferred Stock

On August 4, 2022, the Board of Directors designated “Series A Preferred Stock” and caused to be filed a Certificate of Designation pursuant to NRS 78.1955 with the State of Nevada, and upon approval the Board has issued One (1) share of Series A Preferred Stock to Thomas E. Ichim, and One (1) share of Series A Preferred Stock to Timothy G. Dixon. The Holder of the Series A Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation’s Common Stock, and on all such matters, the share of Series A Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all other securities of the Corporation are entitled to, as of any such date of determination, on a fully diluted basis, plus One Million (1,000,000) votes, it being the intention that the Holder(s) of the Series A Preferred Stock shall have effective voting control of the Corporation, on a fully diluted basis. The Holder(s) of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

PLAN OF DISTRIBUTION

We are registering outstanding shares of our common stock to permit the resale of such shares of common stock by the selling stockholders, from time to time after the date of this prospectus. We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part for the selling stockholders until the earlier of (i) the date on which all of the shares included for it in the registration statement may be sold pursuant to Rule 144 without volume restrictions or public information requirements and any and all restrictive legends have been removed from the shares, (ii) when all of the shares have been disposed of pursuant to the registration statement, or (iii) December 31, 2021. We will not receive any of the proceeds from the sale by the selling stockholders of such shares of our common stock. We will bear all fees and expenses incident to our obligation to register these shares of common stock.

46

The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	sales pursuant to Rule 144;
●	broker-dealers which have agreed with the selling security holders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. To the knowledge of management, no selling shareholder has taken, or plans to take, a short position in our stock prior to the effectiveness of the registration statement of which this prospectus is a part. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

47

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights provisions contained in the registration rights agreements between us and the selling stockholders; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights provisions, or we may be entitled to contribution.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders. If we are notified by any one or more selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, or cause to be filed, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of the shares may have an adverse effect on the market price of the common stock.

LEGAL MATTERS

RULE 415

Certain securities being registered on this Form are to be offered on pursuant to the securities PA (Exhibit 1.1).

The common stock registered hereunder may be sold by us or any of the selling stockholders, separately, or in combination with us, at various times within the Commitment period under the CSPA which terminates on or before September 19, 2024.

RULE 144 SHARES

Currently, none of our securities may be resold pursuant to Rule 144.

The securities sold in this offering can only be resold through registration under Section 5 of the Securities Act of 1933, Section 4(1), if available, for non-affiliates or by meeting the conditions of Rule 144(i). A holder of our securities may not rely on the safe harbor from being deemed statutory underwriter under Section 2(11) of the Securities Act, as provided by Rule 144, to resell his or her securities. “Form 10 information” is, generally speaking, the same type of information as we are required to disclose in this Prospectus, but without an offering of securities.

Hugh D. Kelso III, Esq., has opined on the validity of the shares of common stock being offered hereby (see Exhibit 5.1).

Instruction 1 to Item 509 of Regulation S-K requires disclosing whether the interest of any expert or counsel named in the Prospectus exceeds $50,000. The interest of any expert or counsel named in the Prospectus does not exceed $50,000 according to Instruction 1 Item 509 of Regulation S-K.

EXPERTS

Our financial statements for the year ended December 31, 2020 and the year ended December 31, 2021, were audited by Fruci & Associates II PLLC and are included in reliance upon such reports given upon the authority of Fruci & Associates II PLLC, as experts in accounting and auditing (see Index to Financials, F1. Consent to use for this S-1 received. (see Exhibit 23.1).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Upon the effective date of the registration statement of which this prospectus is a part, we will be required to file reports and other documents with the SEC. We have attached a copy of our annual report (see Exhibit 13.1). You may also read and copy any materials we file with the SEC at the public reference room of the SEC at 100 F Street, NE., Washington, DC 20549, between the hours of 10:00 a.m. and 3:00 p.m., except federal holidays and official closings, at the Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you on the Internet website for the SEC at http://www.sec.gov.

48

49

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filed Herewith

1.1	Securities Purchase Agreement (PA)				X

5.1	Attorney Opinion Letter re: S-1				X

13.2	Annual Report FY 2021	10-K			X

23.1	Auditor’s Consent re: S-1				X

107	Filing Fees Exhibit				X

50

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$197,286	$94,036
Restricted cash	11,003	10,223
Accounts receivable	31,837	16,613
Inventory	62,566	39,817
Prepaid expenses and other current assets	530,510	959,307
Total current assets	833,202	1,119,996

Property and equipment, net	281,698	284,024
Right-of-use asset	21,530	34,184
Other assets	3,405,003	277,571

Total assets	$4,541,433	$1,715,775

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$361,597	$394,035
Accounts payable-related parties	7,225	9,791
Accrued expenses and other current liabilities	515,024	487,208
Lease liability	19,377	25,374
Notes payable, current portion	4,638	4,071
Convertible notes payable, net of discount of $249,383 and $225,800, at June 30, 2022 and December 31, 2021, respectively	88,117	79,200
Notes payable-related parties, net	975,739	965,211
Derivative liabilities	342,344	531,525
Total current liabilities	2,314,061	2,496,415

LONG TERM LIABILITIES
Notes payable, net of current portion	12,779	15,532
Lease liability, net of current portion	2,153	8,810
TOTAL LIABILITIES	2,328,993	2,520,757

Commitments and contingencies	-	-

Shareholders’ Equity (Deficit):
Preferred stock, $ 0.001 par value; 5,000,000 shares authorized	-	-
Common stock, $ 0.001 par value; 3,500,000,000 shares authorized; 2,552,228,460 and 2,311,123,860 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively.	2,552,228	2,311,125
Additional paid-in capital	15,467,138	10,899,139
Subscription receivable	(21,000)	(21,000)
Accumulated deficit	(15,785,926)	(13,994,246)
Total shareholders’ equity (deficit)	2,212,440	(804,982)

Total liabilities and shareholders’ equity (deficit)	$4,541,433	$1,715,775

See accompanying notes to condensed consolidated financial statements.

F-1

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30, 2022	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021

Net sales	$38,749	$23,444	$123,647	$44,505
Cost of goods sold	8,709	4,086	24,647	15,167

Gross profit	30,040	19,358	99,000	29,338

Operating expenses:
General and administrative	143,716	28,640	183,723	65,451
Salaries, wages, and related costs	112,533	130,767	226,818	235,230
Consulting fees	142,010	76,147	229,126	117,330
Legal and professional fees	109,271	75,146	159,363	143,898
Research and development	597,893	132,085	902,052	151,782
Total operating expenses	1,105,423	442,785	1,701,082	713,691

Loss from operations	(1,075,383)	(423,427)	(1,602,082)	(684,353)

Other income (expense):
Loss on derivative liabilities	(43,184)	(84,298)	(109,716)	(432,553)
Change in fair value of derivative liabilities	123,202	66,566	265,508	570,752
Interest expense	(195,392)	(196,083)	(345,390)	(278,011)
Total other income (expense)	(115,374)	(213,815)	(189,598)	(139,812)

Net loss	$(1,190,757)	$(637,242)	$(1,791,680)	$(824,165)

Net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	2,541,429,204	2,250,426,426	2,468,126,294	2,245,257,452

See accompanying notes to condensed consolidated financial statements.

F-2

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

(Unaudited)

	Common Stock		Additional Paid-in	Subscription	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Receivable	Deficit	Deficit
December 31, 2020	2,233,741,391	$2,233,742	$7,041,960	$(21,000)	$(11,032,801)	$(1,778,099)

Common stock issued for services	3,500,000	3,500	167,900	-	-	171,400

Common stock issued for prepaid fees	3,000,000	3,000	196,500	-	-	199,500
Common stock issued for accrued salaries	7,544,848	7,545	191,455	-	-	199,000
Common stock issued for cash	3,571,679	3,571	221,927	-	-	225,498
Common stock issued for prepaid expenses	500,000	500	22,700	-	-	23,200
Common stock issued for conversion of convertible notes, accrued interest, and derivative liabilities	7,663,763	7,664	238,786	-	-	246,450
Relief of derivative liabilities	-	-	240,687	-	-	240,687
Net loss	-	-	-	-	(824,165)	(824,165)

June 30, 2021	2,259,521,681	$2,259,522	$8,321,915	$(21,000)	$(11,856,966)	$(1,296,529)

	Common Stock		Additional Paid-in	Subscription	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Receivable	Deficit	Deficit
March 31, 2021	2,244,453,070	$2,244,453	$7,481,248	$(21,000)	$(11,219,724)	$(1,515,023)

Common stock issued for services	3,500,000	3,500	167,900	-	-	171,400
Common stock issued for prepaid fees	500,000	500	26,500	-	-	27,000
Common stock issued for salaries	2,744,848	2,745	136,255	-	-	139,000
Common stock issued for cash	160,000	160	7,839	-	-	7,999
Common stock issued for prepaid expenses	500,000	500	22,700	-	-	23,200
Common stock issued for conversion of convertible notes, accrued interest, and derivative liabilities	7,663,763	7,664	238,786	-	-	246,450
Relief of derivative liabilities	-	-	240,687	-	-	240,687
Net loss	-	-	-	-	(637,242)	(637,242)

June 30, 2021	2,259,521,681	$2,259,522	$8,321,915	$(21,000)	$(11,856,966)	$(1,296,529)

	Common Stock		Additional Paid-in	Subscription	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Capital	Receivable	Deficit	(Deficit)
December 31, 2021	2,311,123,860	$2,311,125	$10,899,139	$(21,000)	$(13,994,246)	$(804,982)

Common stock issued for services	16,000,000	16,000	391,200	-	-	407,200
Common stock issued for prepaid fees	6,000,000	6,000	142,820	-	-	148,820
Common stock issued for salaries	1,034,482	1,034	28,965	-	-	29,999
Common stock issued for cash	44,500,000	44,500	400,500	-	-	445,000
Common stock issued for license	149,402,390	149,402	2,958,168	-	-	3,107,570
Common stock issued for conversion of convertible notes, accrued interest and derivative liabilities	24,167,728	24,167	297,957	-	-	322,124
Relief of derivative liabilities	-	-	348,389	-	-	348,389
Net loss	-	-	-	-	(1,791,680)	(1,791,680)

June 30, 2022	2,552,228,460	$2,552,228	$15,467,138	$(21,000)	$(15,785,926)	$2,212,440

	Common Stock		Additional Paid-in	Subscription	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Capital	Receivable	Deficit	(Deficit)
March 31, 2022	2,514,998,180	$2,514,998	$14,506,200	$(121,000)	$(14,595,169)	$2,305,029

Common stock issued for services	16,000,000	16,000	391,200	-	-	407,200
Common stock issued for prepaid fees	6,000,000	6,000	142,820	-	-	148,820
Common stock issued for cash	-	-	-	100,000	-	100,000
Common stock issued for conversion of convertible notes, accrued interest and derivative liabilities	15,230,280	15,230	191,619	-	-	206,849
Relief of derivative liabilities	-	-	235,299	-	-	235,299
Net loss	-	-	-	-	(1,190,757)	(1,190,757)

June 30, 2022	2,552,228,460	$2,552,228	$15,467,138	$(21,000)	$(15,785,926)	$2,212,440

See accompanying notes to condensed consolidated financial statements.

F-3

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021

Cash flows from operating activities
Net loss	$(1,791,680)	$(824,165)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation to consultants	256,600	29,500
Stock-based compensation to related parties	150,600	141,900
Loss on derivative liabilities	109,716	432,553
Change in fair value of derivative liabilities	(265,508)	(570,752)
Amortization of prepaid stock-based compensation	624,165	40,438
Amortization of debt discount	313,917	248,238
Patent amortization	104,805	3,296
Depreciation	2,326	1,331
Changes in operating assets and liabilities:
Accounts receivable	(15,224)	(7,973)
Inventory	(22,749)	(61,334)
Prepaid expenses and other current assets	28,785	47,322
Right-of-use asset	12,654	12,270
Accounts payable	(32,440)	701
Accounts payable - related parties	(2,566)	2,513
Accrued expenses and other current liabilities	87,899	75,556
Lease liability	(12,654)	(12,270)
Net cash used in operating activities	(451,354)	(440,876)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-	(237,365)
Purchase of license	(200,000)	-
Deposits	-	4,015
Net cash used in investing activities	(200,000)	(233,350)

Cash flows from financing activities
Payments on notes payable to related party	(2,430)	(2,094)
Proceeds from convertible notes payable	315,000	252,500
Payments on notes payable	(2,186)	-
Proceeds from sale of common stock	445,000	225,498
Net cash provided by financing activities	755,384	475,904

Net increase (decrease) in cash, cash equivalents and restricted cash	104,030	(198,322)
Cash, cash equivalents and restricted cash at beginning of period	104,259	262,349
Cash, cash equivalents and restricted cash at end of period	$208,289	$64,027

Supplemental cash flow information:
Cash paid for interest	$229,126	$1,133
Cash paid for income taxes	$1,570	$800

Non-cash investing and financing transactions:
Original issuance discount on convertible notes payable	$22,500	$14,750
Debt discount recorded in connection with derivative liability	$315,000	$252,500
Common stock issued in conversion of convertible notes payable and interest	$670,513	$487,137
Common stock issued for prepaid fees	$148,820	$199,500
Common stock issued for accrued salaries	$29,999	$199,000
Accrued interest added to principal	$12,958	$12,956
Common stock issued for license	$3,107,570	$-
Common stock issued for land development	$-	$23,200

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$197,286	$53,804
Restricted cash	11,003	10,223
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows:	$208,289	$64,027

See accompanying notes to condensed consolidated financial statements.

F-4

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

Note 1 – Organization and Business Description

Therapeutic Solutions International, Inc. (“TSI” or the “Company”) was organized August 6, 2007 under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011 the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Business Description

Currently, the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSOI is developing a range of immune-modulatory agents to target certain cancers, schizophrenia, suicidal ideation, traumatic brain injury, lung pathologies, and for daily health.

Cellular Division – TSOI obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI) and Lung Pathology (LP).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells. On March 4, 2021 the Company received an IND Serial # 27377 for a clinical trial of 10 patients with CTE.

On August 4th, 2021, the Company announced clearance from the Food and Drug Administration (FDA) to initiate a Phase III pivotal trial for registration of the Company’s JadiCell™ universal donor stem cell as a treatment for COVID-19 associated lung failure under IND # 19757. In previous studies the Company has demonstrated the superior activity of JadiCell™ to other types of stem cells including bone marrow, adipose, cord blood, and placenta. Furthermore, the JadiCell™ was shown to be 100% effective in saving the lives of COVID-19 patients under the age of 85 in a double-blind placebo controlled clinical trial with patients in the ICU on a ventilator. In patients over the age of 85 the survival rate was 91%.

In addition, the Company has filed data with the FDA, as part of IND #17448, which demonstrated that treatment of cancer patients with StemVacs™ resulted in enhanced activity of a type of immunological cell called “natural killer” cells, otherwise known as “NK cells.”

The Company has also developed an allogenic version of StemVacs and has filed patents to cover activating universal donor immune system cells called dendritic cells in a manner so that upon injection they reprogram the body’s NK cells.

Most recently the Company announced filing of a patent for a new hybrid cell created by the Company capable of training the immune system to kill blood vessels feeding cancer but sparing healthy blood vessels. These discoveries are an extension of previous findings from the Company showing that StemVacs is capable of suppressing new blood vessel production.

On May 9, 2022, the Company filed an Investigational New Drug Application for Treatment of Chronic Obstructive Pulmonary Disease (COPD) Using JadiCell™ Universal Donor Adult Stem Cells under IND Serial # 28508.

F-5

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

Management does not expect existing cash as of June 30, 2022, to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these financial statements. These financial statements have been prepared on a going concern basis which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of June 30, 2022, the Company has incurred losses totaling $1.8 million since inception, has not yet generated material revenue from operations, and will require additional funds to maintain its operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through its existing financial resources and we may also raise additional capital through equity offerings, debt financings, collaborations and/or licensing arrangements. If adequate funds are not available on acceptable terms, we may be required to delay, reduce the scope of, or curtail, our operations. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Basis of presentation and significant accounting policies

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In the opinion of the Company’s management, the consolidated financial statements include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position for the periods presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Therapeutic Solutions International, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. No material activity in any subsidiaries.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, the Company applies the following methodology to recognize revenue:

1)	Identify the contract with a customer.
2)	Identify the performance obligations in the contract.
3)	Determine the transaction price.
4)	Allocate the transaction price to the performance obligations in the contract.
5)	Recognize revenue when (or as) the entity satisfies a performance obligation.

ASC 606 provides that sales revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company generally satisfies performance obligations upon shipment of the product or service to the customer. This is consistent with the time in which the customer obtains control of the product or service.

Returns. We will gladly accept the return of products that are defective due to defects in manufacturing and/or workmanship.

Wholesale policies:

Delivery. The Goods shall be deemed delivered when Buyer has accepted delivery at the above-referenced location. The shipping method shall be determined by Seller, but Buyer will not be responsible for shipping costs.

Purchase Price & Payments. Seller agrees to sell the Goods to Buyer for Fifty Percent (50%) off Sellers listed retail price (see Exhibit A). Seller will provide an invoice to Buyer at the time of delivery. All invoices must be paid, in full, within thirty (30) days. Any balances not paid within thirty (30) days will be subject to a five percent (5%) late payment penalty. In the event Buyer exceeds the aggregate of $500,000.00 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $750,000.00. In the event Buyer exceeds the aggregate of $750,000.00 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $1,500,000.00. All future sales after initial $1,500,000 in aggregate purchases will be sold at 60% off retail.

F-6

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

Inspection of Goods & Rejection. Buyer is entitled to inspect the Goods upon delivery. If the Goods are unacceptable for any reason, Buyer must reject them at the time of delivery up to five (5) business days from the date of delivery. If Buyer has not rejected the Goods within five (5) business days from the date of delivery, Buyer shall have waived any right to reject that specific delivery of Goods. In the event Buyer rejects the Goods, Buyer shall allow Seller a reasonable time to cure the deficiency. A reasonable time period shall be determined by industry standards for the particular Goods, as well as the Seller and Buyer.

Risk of Loss. Risk of loss will be on the Seller until the time when the Buyer accepts delivery. Seller shall maintain any and all necessary insurance in order to insure the Goods against loss at Seller’s own expense

Retail policies of e-commerce:

Shipping. Shipping Time — Most orders will ship the next business day, provided the product ordered is in stock. Orders are not processed or shipped on Saturday or Sunday, except by prior arrangement. We cannot guarantee when an order will arrive. Consider any shipping or transit time offered to you by this site or other parties only as an estimate. We encourage you to order in a timely fashion to avoid delays caused by shipping or product availability. Fulfillment mistakes that may be made which result in the shipment of incorrect products to you will also be accepted for return.

Out of Stock. We will ship your product as it becomes available. Usually, products ship by the next business day. However, there may be times when the product you have ordered is out-of-stock, which will delay fulfilling your order. We will keep you informed of any products that you have ordered that are out-of-stock and unavailable for immediate shipment. You may cancel your order at any time prior to shipping.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At June 30, 2022 and 2021, the Company had $0 and $0 in excess of the FDIC insured limit.

Inventories

Inventories are stated at lower of cost (using the first-in, first-out method, “FIFO”) or market. Inventories consist of purchased materials and assembly items.

Derivative Liabilities

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts and for hedging activities.

As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, the Company entered into certain debt financing transactions in fiscal 2022 and 2021, as disclosed in Note 8 containing certain conversion features that have resulted in the instruments being deemed derivatives. We evaluate such derivative instruments to properly classify such instruments within equity or as liabilities in our financial statements. Our policy is to settle instruments indexed to our common shares on a first-in-first-out basis.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

F-7

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

Instruments classified as derivative liabilities are remeasured using the Black-Scholes model at each reporting period (or upon reclassification) and the change in fair value is recorded on our consolidated statement of operations. We recorded derivative liabilities of $342,344 and $531,525 at June 30, 2022 and December 31, 2021, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaids, convertible notes, and payables. The carrying amount of cash and cash equivalents and payables approximates fair value because of the short-term nature of these items.

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value measurements are required to be disclosed by level within the following fair value hierarchy:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs lack observable market data to corroborate management’s estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

When determining fair value, whenever possible the Company uses observable market data, and relies on unobservable inputs only when observable market data is not available. As of June 30, 2022 and December 31, 2021, the Company has level 3 fair value calculations on derivative liabilities. The table below reflects the results of our Level 3 fair value calculations:

The following is the change in derivative liability for the six months ended June 30, 2022:

Balance, December 31, 2021	$531,525
Issuance of new derivative liabilities	424,716
Conversions to paid-in capital	(348,389)
Change in fair market value of derivative liabilities	(265,508)
Balance, June 30, 2022	$342,344

Use of Estimates

Estimates were made relating to valuation allowances, impairment of assets, share-based compensation expense and accruals. Actual results could differ materially from those estimates.

Comprehensive Loss

Comprehensive loss for the periods reported was comprised solely of the Company’s net loss.

Net Loss Per Share

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of June 30, 2022 and 2021, a total of 167,223,808 and 286,251,995, respectively, potential common shares, consisting of shares underlying outstanding convertible notes payable were excluded as their inclusion would be antidilutive.

F-8

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

Depreciation and Amortization

Depreciation is calculated using the straight line method over the estimated useful lives of the assets. Amortization is computed using the straight line method over the term of the agreement. Depreciation expense for the six months ended June 30, 2022 and 2021 was $2,326 and $1,331, respectively.

Intangible Assets

Intangible assets consisted primarily of intellectual properties such as proprietary nutraceutical formulations. Intellectual assets are capitalized in accordance with ASC Topic 350 “Intangibles – Goodwill and Other.” Intangible assets with finite lives are amortized over their respective estimated lives and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Amortization expense for the six months ended June 30, 2022 and 2021 was $104,805 and $3,296, respectively.

Long-lived Assets

In accordance with ASC 360, Property, Plant and Equipment, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Research and Development

Research and Development costs are expensed as incurred. Research and Development expenses were $902,052 and $151,782 for the six months ended June 30, 2022 and 2021, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes,” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Stock-Based Compensation

Compensation expense for stock issued to employees is determined as the fair value of consideration or services received or the fair value of the equity instruments issued, whichever is more reliably measured. The Financial Accounting Standards Board (FASB) issued ASU 2018-07 to expand the scope of Topic 718 to include share-based payments issued to nonemployees. The effective date for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the effective date is fiscal years beginning after December 15, 2019. The Company adopted during the year ended December 31, 2018 for which there was no impact on the consolidated financial statements. The Company issues shares for multiyear consulting agreements which are restricted and nonrefundable shares.

Leases

On February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 became effective for the Company in the first quarter of 2019 and was adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company recorded a Right-of-use asset and a Lease Liability of $21,530 as of June 30, 2022.

F-9

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The new guidance improves and clarifies the fair value measurement disclosure requirement of ASC 820. The new disclosure requirements include the changes in unrealized gains or losses included in other comprehensive income for recurring Level 3 fair value measurement held at the end of the reporting period and the explicit requirement to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The other provisions of ASU 2018-13 also include eliminated and modified disclosure requirements. The guidance is effective for fiscal years beginning after December 15, 2019, with early adoption permitted, including in an interim period for which financial statements have not been issued or made available for issuance. The Company has evaluated the impact of adoption of this ASU and determined that it will have no significant impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminated certain exceptions and changed guidance on other matters. The exceptions relate to the allocation of income taxes in separate company financial statements, tax accounting for equity method investments and accounting for income taxes when the interim period year-to-date loss exceeds the anticipated full year loss. Changes relate to the accounting for franchise taxes that are income-based and non-income-based, determining if a step up in tax basis is part of a business combination or if it is a separate transaction, when enacted tax law changes should be included in the annual effective tax rate computation, and the allocation of taxes in separate company financial statements to a legal entity that is not subject to income tax. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the potential impact but does not believe there will be an impact of the adoption of this standard on its results of operations, financial position and cash flows and related disclosures.

Note 3 – Restricted cash

Included in current assets is a $10,000 certificate of deposit with an annual interest rate of 0.6%. This certificate matures on June 17, 2023, and is used as collateral for a Company credit card, pursuant to a security agreement dated June 20, 2011.

Note 4 – Prepaid expense and other current assets

Prepaid expenses and other current assets consist of the following:

	June 30, 2022	December 31, 2021

Prepaid consulting	$461,820	$930,893
Insurance	1,094	987
Prepaid costs	67,596	27,427
Total	$530,510	$959,307

F-10

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

Note 5 – Fixed assets

Fixed assets consist of the following:

	June 30, 2022	December 31, 2021

Land	$235,223	$235,223
Vehicles	50,514	50,514
Computer hardware	5,935	5,935
Office furniture and equipment	7,912	7,912
Shipping and other equipment	1,575	1,575
Total	301,159	301,159
Accumulated depreciation	(19,461)	(17,135)
Property and equipment, net	$281,698	$284,024

Depreciation expense was $2,326 and $1,331 for the six months ended June 30, 2022 and 2021, respectively.

Note 6 – Other assets

Other assets consist of the following:

	June 30, 2022	December 31, 2021

Prepaid consulting	$33,340	$108,673
Deposit	39,823	39,823
Licenses, net	3,331,840	129,075
Total	$3,405,003	$277,571

As of June 1, 2019, we entered into a license agreement, which will be amortized over the life of the Patent. The Patent expires December 31, 2032. The Exclusive Patent License to the Jadi Cell is for use under the designated areas of CTE (Chronic Traumatic Encephalopathy), and TBI (Traumatic Brain Injury). The Jadi Cell is an cGMP grade and Research grade manufactured allogenic mesenchymal stem cells derived from US Patent No.: 9,803,176 B2.

On February 9, 2021, the Company issued a Convertible Promissory Note (CPN) to JadiCell LLC that was never fully executed while the parties worked to finalize the agreement that resulted in an Exclusive Patent License Agreement (EPLA) being executed on 9/15/2021. Finally, a Settlement Agreement was entered into on February 23, 2022. On February 23, 2022, we issued 149,402,390 shares of common stock, valued at $0.0208 per share, for the EPLA, with a final value of the license being recorded at $3,107,570. The Patent expires December 31, 2032. The Exclusive Patent License to the Jadi Cell is for use under the designated areas of all applicable Lung Pathology. The Jadi Cell is an cGMP grade and Research grade manufactured allogenic mesenchymal stem cells derived from US Patent No.: 9,803,176 B2 and will be amortized over the 10 year life of the Patent. As of March 25, 2022, we entered into a asset transfer and license agreement, which will be amortized over the life of the agreement. The agreement is for five years. The Company has made an initial payment of $200,000. Within six months, the Company will make a second payment of $1.8 million.

F-11

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

Prepaid consulting agreements are for one to two years and are expensed monthly over the term of the agreement. The net licenses amount above consists of the following:

	June 30, 2022	December 31, 2021

Licenses	$3,461,122	$153,552
Accumulated amortization	(129,282)	(24,477)
Licenses, net	$3,331,840	$129,075

Amortization expense for the six months ended June 30, 2022 and 2021 was $104,805 and $3,296, respectively.

Note 7 - Notes Payable-Related Party

At June 30, 2022 and December 31, 2021, the Company has unsecured interest-bearing demand notes outstanding to certain officers and directors amounting to $975,739 and $965,211, respectively. Interest accrued on these notes during the six months ended June 30, 2022 and 2021 was $12,956 and $12,956, respectively. Of these, $251,000 are convertible into common stock at prices ranging from $0.004 and $0.005.

Note 8 – Convertible Notes Payable

At various times during the six months ended June 30, 2022, the Company entered into convertible promissory notes with principal amounts totaling $337,500 with a third party for which the proceeds were used for operations. The Company received net proceeds of $315,000, and a $22,500 original issuance discount was recorded. The convertible promissory notes incur interest at rates from 10% to 12% per annum and mature on dates ranging from January 1, 2023 to June 27, 2023. The convertible promissory notes are convertible to shares of the Company’s common stock 180 days after issuance. The conversion price per share is equal to 63% of the average of the three (3) lowest trading prices of the Company’s common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The trading price is defined within the agreement as the closing bid price on the applicable trading market. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at June 30, 2022 a total of 167,223,808 common shares in connection with these promissory notes.

Derivative liabilities

These convertible promissory notes are convertible into a variable number of shares of common stock for which there is not a floor to the number of common stock we might be required to issue. Based on the requirements of ASC 815 Derivatives and Hedging, the conversion feature represented an embedded derivative that is required to be bifurcated and accounted for as a separate derivative liability. The derivative liability is originally recorded at its estimated fair value and is required to be revalued at each conversion event and reporting period. Changes in the derivative liability fair value are reported in operating results each reporting period.

For the notes issued during the six months ended June 30, 2022, the Company valued the conversion feature on the date of issuance resulting in an initial liability of $424,716. Since the fair value of the derivative was in excess of the proceeds received, a full discount to convertible notes payable and a day one loss on derivative liabilities of $109,716 was recorded during the six months ended June 30, 2022. Upon issuance, the Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0127 to $0.0143, the closing stock price of the Company’s common stock on the date of valuation ranging from $0.020 to $0.027, an expected dividend yield of 0%, expected volatility ranging from 158% to 216%, risk-free interest rate ranging from 0.48% to 2.89%, and an expected term of one year.

F-12

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

During the six months ended June 30, 2022, convertible notes with principal and accrued interest balances totaling $322,124 were converted into 24,167,728 shares of common stock. At each conversion date, the Company recalculated the value of the derivative liability associated with the convertible note recording a gain (loss) in connection with the change in fair market value. In addition, the pro-rata portion of the derivative liability as compared to the portion of the convertible note converted was reclassed to additional paid-in capital. During the six months ended June 30, 2022, the Company recorded $348,389 to additional paid-in capital. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.012 to $0.016, the closing stock price of the Company’s common stock on the date of valuation ranging from $0.018 to $0.026, an expected dividend yield of 0%, expected volatility ranging from 166% to 191%, risk-free interest rates ranging from 0.51% to 2.88%, and expected terms of 0.49 years.

On June 30, 2022, the derivative liabilities on the remaining convertible notes were revalued at $342,344 resulting in a gain of $265,508 for the six months ended June 30, 2022 related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: exercise prices of $0.0129, the closing stock price of the Company’s common stock on the date of valuation of $0.021, an expected dividend yield of 0%, expected volatility ranging from 127% to 165%, risk-free interest rate of 2.80%, and an expected term ranging from 0.54 to 0.99 years.

The Company amortizes the discounts over the term of the convertible promissory notes using the straight-line method which is similar to the effective interest method. During the six months ended June 30, 2022 and 2021, the Company amortized $313,917 and $248,238 to interest expense, respectively. As of June 30, 2022, discounts of $249,383 remained which will be amortized through June 2023.

Note 9 – Equity

Our authorized capital stock consists of an aggregate of 3,505,000,000 shares, comprised of 3,500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, which may be issued in various series from time to time and the rights, preferences, privileges and restrictions of which shall be established by our board of directors. As of June 30, 2022, we have 2,552,228,460 shares of common stock and no preferred shares issued and outstanding.

In 2021, we issued 4,850,075 shares of common stock for an investment in the Company’s Private Placement of $285,500.

In 2021, we issued 21,000,000 shares of common stock, valued at $858,900 for consulting services.

In 2021, we issued 8,341,723 shares of common stock, valued at $239,799 for salaries.

In 2021, we issued 1,500,000 shares of common stock, valued at $58,900 for land development.

In 2021, we issued 21,690,671 shares of common stock for the conversion of convertible notes of $1,019,014.

In 2022, we issued 44,500,000 shares of common stock for an investment in the Company’s Private Placement of $445,000.

In 2022, we issued 16,000,000 shares of common stock, valued at $407,200 for consulting services.

In 2022, we issued 1,034,482 shares of common stock, valued at $29,999 for salaries.

In 2022, we issued 149,402,390 shares of common stock, valued at $3,107,570 for a license.

In 2022, we issued 24,167,728 shares of common stock for the conversion of convertible notes of $322,124.

In 2022, we issued 6,000,000 shares of common stock, valued at $148,820 for prepaid fees.

F-13

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

Note 10 – Subsequent events

On July 13, 2022, we issued 2,777,778 shares of common stock for the partial conversion of $35,000 for convertible note dated January 12, 2022.

On July 15, 2022, we issued 1,701,389 shares of common stock for the complete conversion of $21,438 for convertible note dated January 12, 2022.

On July 25, 2022, we issued 4,095,000 shares of common stock for the complete conversion of $51,188 for convertible note dated January 21, 2022.

On August 4, 2022, we issued 5,000,000 shares of common stock, valued at .02 per share, for consulting services.

On August 4, 2022, the Board of Directors designated “Series A Preferred Stock” and caused to be filed a Certificate of Designation pursuant to NRS 78.1955 with the State of Nevada, and upon approval the Board has issued One (1) share of Series A Preferred Stock to Thomas E. Ichim, and One (1) share of Series A Preferred Stock to Timothy G. Dixon. The Holder of the Series A Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation’s Common Stock, and on all such matters, the share of Series A Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all other securities of the Corporation are entitled to, as of any such date of determination, on a fully diluted basis, plus One Million (1,000,000) votes, it being the intention that the Holder(s) of the Series A Preferred Stock shall have effective voting control of the Corporation, on a fully diluted basis. The Holder(s) of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

On August 9, 2022, we issued 2 shares of preferred shares, valued at 0.001 per share.

In accordance with ASC 855, the Company has analyzed its operations subsequent to August 18, 2022 through the date these financial statements were issued, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

Note 11 – Commitments and Contingencies

Effective March 1, 2020, the Company entered into a fifth amendment to a Lease Agreement for property located in Oceanside, CA. The lease consists of approximately 1,700 square feet and the amendment is for a term of 36 months and expires on April 30, 2023.

Total rent expense for the six months is $12,522.

The lease will expire in 2023. The weighted average discount rate used for this lease is 5% (average borrowing rate of the Company). Maturities of Leases were:

Future minimum lease payments as of December 31, 2022, are as follows:

For the year ending December 31,

2022	$13,062
2023	$8,612

As of March 25, 2022, we entered into an asset transfer and license agreement, which will be amortized over the life of the agreement. The agreement is for five years. The Company has made an initial payment of $200,000. Within six months, the Company will make a second payment of $1.8 million.

F-14

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis contains forward-looking statements within the meaning of the federal securities laws. The safe harbor provided in section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 (“statutory safe harbors”) shall apply to forward-looking information provided pursuant to the statements made in this filing by the Company. We urge you to carefully review our description and examples of forward-looking statements included in the section entitled “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this report. Forward-looking statements speak only as of the date of this report and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this report. Actual events or results may differ materially from such statements. In evaluating such statements, we urge you to specifically consider various factors identified in this report, any of which could cause actual results to differ materially from those indicated by such forward-looking statements. The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes, as well as the Financial Statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the risk factors discussed therein.

General

Our principal executive office is located at 701 Wild Rose Lane, Elk City, Idaho, 83525, our telephone number is (760) 295-7208 and our website is www.therapeuticsolutionsint.com. The reference to our website does not constitute incorporation by reference of the information contained on our website.

We file our quarterly and annual reports with the Securities and Exchange Commission (SEC), which the public may view and copy at the SEC’s Public Reference Room at 100 F Street, N.E. Washington D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1–800–SEC–0330. The SEC also maintains an Internet site, the address of which is www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers which file electronically with the SEC. The periodic and current reports that we file with the SEC can also be obtained from us free of charge by directing a request to Therapeutic Solutions International, Inc., 4093 Oceanside Blvd, Suite B, Oceanside, California 92056, Attn: Corporate Secretary.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

However, as of the date of this report, management believes the outcome of currently identified potential claims and lawsuits will not have a material adverse effect on our financial condition or results of operations.

Item 1A. Risk Factors

No material changes to risk factors have occurred as previously disclosed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 31 2022.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

On January 4, 2022, we issued 1,034,482 shares of common stock for $30,000 of accrued salaries.

On January 14, 2022, we issued 4,158,759 shares of common stock for the complete conversion of $56,975 for convertible note dated July 12, 2021.

On February 4, 2022, we issued 4,778,689 shares of common stock for the complete conversion of $58,300 for convertible note dated August 2, 2021.

On February 14, 2022, we issued 24,500,000 shares of common stock, valued at $0.01 per share, for an investment in the Company’s Private Placement.

On February 24, 2022, we issued 10,000,000 shares of common stock, valued at $0.01 per share, for an investment in the Company’s Private Placement.

On February 23, 2022, we issued 149,402,390 shares of common stock, valued at $0.0208 per share, for a license.

On March 31, 2022, we issued 10,000,000 shares of common stock, valued at $0.01 per share, for an investment in the Company’s Private Placement.

On April 4, 2022,we issued 6,786,585 shares of common stock for the complete conversion of $83,475 for convertible note dated October 1. 2021.

On April 5, 2022, we issued 9,000,000 shares of common stock, valued at $0.0251 per share, for consulting services.

On May 2, 2022, we issued 7,000,000 shares of common stock, valued at $0.026 per share, for consulting services.

On May 2, 2022, we issued 3,571,994 shares of common stock for the complete conversion of $56,438 for convertible note dated November 2, 2021.

On May 3, 2022, we issued 2,000,000 shares of common stock, valued at $0.0254 per share, for consulting services.

On May 4, 2022, we issued 2,000,000 shares of common stock, valued at $0.0259 per share, for consulting services.

On May 24, 2022, we issued 2,000,000 shares of common stock, valued at $0.02261 per share, for consulting services.

On June 16, 2022, we issued 2.919.708 shares of common stock for the partial conversion of $40,000 for convertible note dated December 15, 2021.

On June 17, we issued 1,951,993 shares of common stock for the complete conversion of $26,938 for convertible note dated December 15, 2021.

F-15

F-16

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$94,036	$252,147
Restricted cash	10,223	10,202
Accounts receivable	16,613	2,441
Inventory	39,817	5,399
Prepaid expenses and other current assets	959,307	77,328
Total current assets	1,119,996	347,517

Property and equipment, net	284,024	5,059
Right-of-use asset	34,184	58,976
Other assets	277,571	191,922

Total assets	$1,715,775	$603,474

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$394,035	$302,477
Accounts payable-related parties	9,791	7,210
Accrued expenses and other current liabilities	487,208	593,925
Lease liability	25,374	24,792
Notes payable, current portion	4,071	-
Convertible notes payable, net of discount of $225,800 and $195,162, at December 31, 2021 and 2020, respectively	79,200	37,338
Notes payable-related parties, net	965,211	944,098
Derivative liabilities	531,525	437,549
Total current liabilities	2,496,415	2,347,389

LONG TERM LIABILITIES
Notes payable, net of current portion	15,532	-
Lease liability, net of current portion	8,810	34,184
TOTAL LIABILITIES	2,520,757	2,381,573

Commitments and contingencies	-	-

Shareholders’ Deficit:
Preferred stock, $ 0.001 par value; 5,000,000 shares authorized	-	-
Common stock, $ 0.001 par value; 3,500,000,000 shares authorized; 2,311,123,860 and 2,233,741,391 shares issued and outstanding at December 31, 2021 and 2020, respectively.	2,311,125	2,233,742
Additional paid-in capital	10,899,139	7,041,960
Subscription receivable	(21,000)	(21,000)
Accumulated deficit	(13,994,246)	(11,032,801)
Total shareholders’ deficit	(804,982)	(1,778,099)

Total liabilities and shareholders’ deficit	$1,715,775	$603,474

See accompanying notes to consolidated financial statements.

F-17

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Statements of Operations

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020

Net sales	$145,956	$62,681
Cost of goods sold	42,544	12,792

Gross profit	103,412	49,889

Operating expenses:
General and administrative	138,710	88,429
Salaries, wages, and related costs	436,555	849,717
Consulting fees	264,540	119,209
Legal and professional fees	773,203	280,124
Research and development	794,750	561,990
Total operating expenses	2,407,758	1,899,469

Loss from operations	(2,304,346)	(1,849,580)

Other income (expense):
Loss on derivative liabilities	(539,006)	(247,620)
Change in fair value of derivative liabilities	494,501	206,501
Interest expense	(611,794)	(302,481)
Other expense	-	(6,721)
Total other income (expense)	(656,299)	(350,321)

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,960,645)	(2,199,901)

Provision for income taxes	800	-

Net loss	$(2,961,445)	$(2,199,901)

Net loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	2,263,126,970	1,911,855,232

See accompanying notes to consolidated financial statements.

F-18

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Changes in Shareholders’ Deficit

For the Years Ended December 31, 2021 and 2020

	Common Stock		Additional Paid-in	Subscription	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Receivable	Deficit	Deficit
December 31, 2019	1,614,627,811	$1,614,628	$5,183,228	$-	$(8,832,900)	$(2,035,044)

Common stock issued for services	173,500,000	173,500	496,250	-	-	669,750
Common stock issued for salaries	78,681,818	78,682	417,218	-	-	495,900
Common stock sold	192,375,737	192,376	436,124	(21,000)	-	607,500
Offering costs	-	-	(19,456)	-	-	(19,456)
Common stock issued for conversion of convertible notes, accrued interest and derivative liabilities	174,556,025	174,556	88,326	-	-	262,882
Relief of derivative liabilities	-	-	440,270	-	-	440,270
Net loss	-	-	-	-	(2,199,901)	(2,199,901)
December 31, 2020	2,233,741,391	2,233,742	7,041,960	(21,000)	(11,032,801)	(1,778,099)

Common stock issued for services	21,000,000	21,000	837,900	-	-	858,900
Common stock issued for prepaid fees	20,000,000	20,000	1,452,450	-	-	1,472,450
Common stock issued for salaries	8,341,723	8,342	231,457	-	-	239,799
Common stock issued for cash	4,850,075	4,850	280,649	-	-	285,499
Common stock issued for land development	1,500,000	1,500	57,400	-	-	58,900
Common stock issued for conversion of convertible notes, accrued interest and derivative liabilities	21,690,671	21,691	508,044	-	-	529,735
Relief of derivative liabilities	-	-	489,279	-	-	489,279
Net loss	-	-	-	-	(2,961,445)	(2,961,445)
December 31, 2021	2,311,123,860	$2,311,125	$10,899,139	$(21,000)	$(13,994,246)	$(804,982)

See accompanying notes to consolidated financial statements.

F-19

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020

Cash flows from operating activities
Net loss	$(2,961,445)	$(2,199,901)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation to consultants	397,750	100,600
Stock-based compensation to related parties	461,150	1,065,050
Loss on derivative liabilities	539,006	247,620
Change in fair value of derivative liabilities	(494,501)	(206,501)
Gain on extinguishment of debt	-	(16,479)
Amortization of prepaid stock-based compensation	480,135	-
Amortization of debt discount	541,612	251,801
Patent amortization	11,295	6,591
Depreciation	6,772	389
Changes in operating assets and liabilities:
Accounts receivable	(14,172)	463
Inventory	(34,418)	(219)
Prepaid expenses and other current assets	64,777	(15,140)
Right-of-use asset	24,792	(53,357)
Accounts payable	91,557	(22,458)
Accounts payable - related parties	2,581	(5,505)
Accrued expenses and other current liabilities	188,979	130,611
Lease liability	(24,792)	53,356
Net cash used in operating activities	(718,922)	(663,079)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(260,565)	(5,448)
Deposits	4,015	-
Net cash used in investing activities	(256,550)	(5,448)

Cash flows from financing activities
Payments on notes payable to related party	(4,799)	(25,244)
Proceeds from convertible notes payable	538,750	315,000
Proceeds from notes payable	-	16,479
Payments on notes payable	(2,068)	-
Proceeds from sale of common stock	285,499	588,044
Net cash provided by financing activities	817,382	894,279

Net increase (decrease) in cash, cash equivalents and restricted cash	(158,090)	225,752
Cash, cash equivalents and restricted cash at beginning of year	262,349	36,597
Cash, cash equivalents and restricted cash at end of year	$104,259	$262,349

Supplemental cash flow information:
Cash paid for interest	$3,312	$6,369
Cash paid for income taxes	$800	$1,585

Non-cash investing and financing transactions:
Original issuance discount on convertible notes payable	$33,500	$21,500
Debt discount recorded in connection with derivative liability	$538,750	$315,000
Common stock issued in conversion of convertible notes payable and interest	$1,019,014	$713,152
Property and equipment purchased with note payable	$21,671	$-
Common stock issued for prepaid fees	$1,472,450	$-
Common stock issued for accrued salaries	$239,799	$-
Accrued interest added to principal	$25,912	$26,876
Common stock issued for land development	$58,900	$-

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$94,036	$252,147
Restricted cash	10,223	10,202
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows:	$104,259	$262,349

See accompanying notes to consolidated financial statements.

F-20

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 1 – Nature of business

Therapeutic Solutions International, Inc. (“TSI” or the “Company”) was organized August 6, 2007 under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011 the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Currently, the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSI is developing a range of immune-modulatory agents to target certain cancers, improve maternal and fetal health, fight periodontal disease, and for daily health.

Cellular Division – TSOI obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI) and Lung Pathology (LP).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells. On March 4, 2021 the Company received an IND Serial # 27377 for a clinical trial of 10 patients with CTE.

On August 4th, 2021, the Company announced clearance from the Food and Drug Administration (FDA) to initiate a Phase III pivotal trial for registration of the Company’s JadiCell™ universal donor stem cell as a treatment for COVID-19 associated lung failure under IND # 19757. In previous studies the Company has demonstrated the superior activity of JadiCell™ to other types of stem cells including bone marrow, adipose, cord blood, and placenta. Furthermore, the JadiCell™ was shown to be 100% effective in saving the lives of COVID-19 patients under the age of 85 in a double-blind placebo controlled clinical trial with patients in the ICU on a ventilator. In patients over the age of 85 the survival rate was 91%.

In addition, the Company has filed data with the FDA, as part of IND #17448, which demonstrated that treatment of cancer patients with StemVacs™ resulted in enhanced activity of a type of immunological cell called “natural killer” cells, otherwise known as “NK cells.”

The Company has also developed an allogenic version of StemVacs and has filed patents to cover activating universal donor immune system cells called dendritic cells in a manner so that upon injection they reprogram the body’s NK cells.

Most recently the Company announced filing of a patent for a new hybrid cell created by the Company capable of training the immune system to kill blood vessels feeding cancer, but sparing healthy blood vessels. These discoveries are an extension of previous findings from the Company showing that StemVacs is capable of suppressing new blood vessel production.

Management does not expect existing cash as of December 31, 2021 or as of March 31, 2022 to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these financial statements. These financial statements have been prepared on a going concern basis which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of December 31, 2021, the Company has incurred losses totaling $14.2 million since inception, has not yet generated material revenue from operations, and will require additional funds to maintain its operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through its existing financial resources and we may also raise additional capital through equity offerings, debt financings, collaborations and/or licensing arrangements. If adequate funds are not available on acceptable terms, we may be required to delay, reduce the scope of, or curtail, our operations. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-21

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 2 – Basis of presentation and significant accounting policies

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In the opinion of the Company’s management, the consolidated financial statements include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position for the periods presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Therapeutic Solutions International, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. No material activity in any subsidiaries.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606,”Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, the Company applies the following methodology to recognize revenue:

1)	Identify the contract with a customer.
2)	Identify the performance obligations in the contract.
3)	Determine the transaction price.
4)	Allocate the transaction price to the performance obligations in the contract.
5)	Recognize revenue when (or as) the entity satisfies a performance obligation.

ASC 606 provides that sales revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company generally satisfies performance obligations upon shipment of the product or service to the customer. This is consistent with the time in which the customer obtains control of the product or service.

Wholesale policies:

Delivery. The Goods shall be deemed delivered when Buyer has accepted delivery at the above-referenced location. The shipping method shall be determined by Seller, but Buyer will not be responsible for shipping costs.

Purchase Price & Payments. Seller agrees to sell the Goods to Buyer for Fifty Percent (50%) off Sellers listed retail price (see Exhibit A). Seller will provide an invoice to Buyer at the time of delivery. All invoices must be paid, in full, within thirty (30) days. Any balances not paid within thirty (30) days will be subject to a five percent (5%) late payment penalty. In the event Buyer exceeds the aggregate of $500,000.00 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $750,000.00. In the event Buyer exceeds the aggregate of $750,000.00 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $1,500,000.00. All future sales after initial $1,500,000 in aggregate purchases will be sold at 60% off retail.

Inspection of Goods & Rejection. Buyer is entitled to inspect the Goods upon delivery. If the Goods are unacceptable for any reason, Buyer must reject them at the time of delivery up to five (5) business days from the date of delivery. If Buyer has not rejected the Goods within five (5) business days from the date of delivery, Buyer shall have waived any right to reject that specific delivery of Goods. In the event Buyer rejects the Goods, Buyer shall allow Seller a reasonable time to cure the deficiency. A reasonable time period shall be determined by industry standards for the particular Goods, as well as the Seller and Buyer.

Risk of Loss. Risk of loss will be on the Seller until the time when the Buyer accepts delivery. Seller shall maintain any and all necessary insurance in order to insure the Goods against loss at Seller’s own expense

F-22

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 2 – Basis of presentation and significant accounting policies (Continued)

Retail policies of e-commerce:

Returns. We will gladly accept the return of products that are defective due to defects in manufacturing and/or workmanship. Fulfillment mistakes that may be made which result in the shipment of incorrect products to you will also be accepted for return.

Shipping. Shipping Time — Most orders will ship the next business day, provided the product ordered is in stock. Orders are not processed or shipped on Saturday or Sunday, except by prior arrangement. We cannot guarantee when an order will arrive. Consider any shipping or transit time offered to you by this site or other parties only as an estimate. We encourage you to order in a timely fashion to avoid delays caused by shipping or product availability.

Out of Stock. We will ship your product as it becomes available. Usually, products ship by the next business day. However, there may be times when the product you have ordered is out-of-stock, which will delay fulfilling your order. We will keep you informed of any products that you have ordered that are out-of-stock and unavailable for immediate shipment. You may cancel your order at any time prior to shipping.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2021 and 2020, the Company had $0 and $12,349 in excess of the FDIC insured limit.

Inventories

Inventories are stated at lower of cost (using the first-in, first-out method, “FIFO”) or market. Inventories consist of purchased materials and assembly items.

Derivative Liabilities

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts and for hedging activities.

As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, the Company entered into certain debt financing transactions in fiscal 2021 and 2020, as disclosed in Note 5, containing certain conversion features that have resulted in the instruments being deemed derivatives. We evaluate such derivative instruments to properly classify such instruments within equity or as liabilities in our financial statements. Our policy is to settle instruments indexed to our common shares on a first-in-first-out basis.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

Instruments classified as derivative liabilities are remeasured using the Black-Scholes model at each reporting period (or upon reclassification) and the change in fair value is recorded on our consolidated statement of operations. We recorded derivative liabilities of $531,525 and $437,549 at December 31, 2021 and 2020, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaids, convertible notes, and payables. The carrying amount of cash and cash equivalents and payables approximates fair value because of the short-term nature of these items.

F-23

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 2 – Basis of presentation and significant accounting policies (Continued)

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value measurements are required to be disclosed by level within the following fair value hierarchy:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs lack observable market data to corroborate management’s estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

When determining fair value, whenever possible the Company uses observable market data, and relies on unobservable inputs only when observable market data is not available. As of December 31, 2021 and 2020, the Company has level 3 fair value calculations on derivative liabilities. The table below reflects the results of our Level 3 fair value calculations:

The following is the change in derivative liability for the years ended December 31, 2021 and 2020:

Balance, December 31, 2019	$521,700

Issuance of new derivative liabilities	562,620
Conversions to paid-in capital	(440,270)
Change in fair market value of derivative liabilities	(206,501)

Balance, December 31, 2020	437,549

Issuance of new derivative liabilities	1,077,756
Conversions to paid-in capital	(489,279)
Change in fair market value of derivative liabilities	(494,501)
Balance, December 31, 2021	$531,525

Use of Estimates

Estimates were made relating to valuation allowances, impairment of assets, share-based compensation expense and accruals. Actual results could differ materially from those estimates.

Comprehensive Loss

Comprehensive loss for the periods reported was comprised solely of the Company’s net loss.

Net Loss Per Share

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of December 31, 2021 and 2020, a total of 95,273,690 and 579,347,525, respectively, potential common shares, consisting of shares underlying outstanding convertible notes payable were excluded as their inclusion would be antidilutive.

F-24

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 2 – Basis of presentation and significant accounting policies (Continued)

Depreciation and Amortization

Depreciation is calculated using the straight line method over the estimated useful lives of the assets. Amortization is computed using the straight line method over the term of the agreement. Depreciation expense for the years ended December 31, 2021 and 2020 was $6,772 and $389, respectively.

Intangible Assets

Intangible assets consisted primarily of intellectual properties such as proprietary nutraceutical formulations. Intellectual assets are capitalized in accordance with ASC Topic 350 “Intangibles – Goodwill and Other.” Intangible assets with finite lives are amortized over their respective estimated lives and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Amortization expense for the years ended December 31, 2021 and 2020 was $11,295 and $6,591, respectively.

Long-lived Assets

In accordance with ASC 360, Property, Plant and Equipment, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Research and Development

Research and Development costs are expensed as incurred. Research and Development expenses were $794,750 and $561,990 for the years ended December 31, 2021 and 2020, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes,” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Stock-Based Compensation

Compensation expense for stock issued to employees is determined as the fair value of consideration or services received or the fair value of the equity instruments issued, whichever is more reliably measured. The Financial Accounting Standards Board (FASB) issued ASU 2018-07 to expand the scope of Topic 718 to include share-based payments issued to nonemployees. The effective date for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the effective date is fiscal years beginning after December 15, 2019. The Company adopted during the year ended December 31, 2018 for which there was no impact on the consolidated financial statements. The Company issues shares for multiyear consulting agreements which are restricted and nonrefundable shares.

Leases

On February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 became effective for the Company in the first quarter of 2019 and was adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company recorded a Right-of-use asset and a Lease Liability of $34,184 as of December 31, 2021.

F-25

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 2 – Basis of presentation and significant accounting policies (Continued)

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The new guidance improves and clarifies the fair value measurement disclosure requirement of ASC 820. The new disclosure requirements include the changes in unrealized gains or losses included in other comprehensive income for recurring Level 3 fair value measurement held at the end of the reporting period and the explicit requirement to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The other provisions of ASU 2018-13 also include eliminated and modified disclosure requirements. The guidance is effective for fiscal years beginning after December 15, 2019, with early adoption permitted, including in an interim period for which financial statements have not been issued or made available for issuance. The Company has evaluated the impact of adoption of this ASU and determined that it will have no significant impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminated certain exceptions and changed guidance on other matters. The exceptions relate to the allocation of income taxes in separate company financial statements, tax accounting for equity method investments and accounting for income taxes when the interim period year-to-date loss exceeds the anticipated full year loss. Changes relate to the accounting for franchise taxes that are income-based and non-income-based, determining if a step up in tax basis is part of a business combination or if it is a separate transaction, when enacted tax law changes should be included in the annual effective tax rate computation, and the allocation of taxes in separate company financial statements to a legal entity that is not subject to income tax. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the potential impact but does not believe there will be an impact of the adoption of this standard on its results of operations, financial position and cash flows and related disclosures.

Note 3 – Restricted cash

Included in current assets is a $10,000 certificate of deposit with an annual interest rate of 0.6%. This certificate matures on June 17, 2022, and is used as collateral for a Company credit card, pursuant to a security agreement dated June 20, 2011.

Note 4 – Prepaid expense and other current assets

Prepaid expenses and other current assets consist of the following:

	December 31, 2021	December 31, 2020

Prepaid consulting	$930,893	$76,663
Insurance	987	665
Prepaid costs	27,427	-
Total	$959,307	$77,328

F-26

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 5 – Fixed assets

Fixed assets consist of the following:

	December 31, 2021	December 31, 2020

Land	$235,223	$-
Vehicles	50,514	-
Computer hardware	5,935	10,747
Office furniture and equipment	7,912	3,639
Shipping and other equipment	1,575	7,023
Total	301,159	21,409
Accumulated depreciation	(17,135)	(16,350)
Property and equipment, net	$284,024	$5,059

Depreciation expense was $6,772 and $389 for the years ended December 31, 2021 and 2020, respectively.

F-27

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 6 – Other assets

Other assets consist of the following:

	December 31, 2021	December 31, 2020

Prepaid consulting	$108,673	$39,914
Deposit	39,823	11,638
Licenses, net	129,075	140,370
Total	$277,571	$191,922

Prepaid consulting agreements are for one to two years and are expensed monthly over the term of the agreement. The net licenses amount above consists of the following:

	December 31, 2021	December 31, 2020

License	$153,552	$153,552
Accumulated amortization	(24,477)	(13,182)
Licenses, net	$129,075	$140,370

As of June 1, 2019, we entered into a license agreement, which will be amortized over the life of the Patent. The Patent expires December 31, 2032. The Exclusive Patent License to the Jadi Cell is for use under the designated areas of CTE (Chronic Traumatic Encephalopathy), and TBI (Traumatic Brain Injury). The Jadi Cell is an cGMP grade and Research grade manufactured allogenic mesenchymal stem cells derived from US Patent No.: 9,803,176 B2. Forward looking the Company intends to file an Investigational New Drug Application (IND) for brain injured patients who have been intensively cared for and mechanically ventilated due to covid-19 illness and a second IND for CTE/TBI as well in keeping with the spirit of the licensing agreement to advance the Jadi Cell through to FDA Approval for CTE/TBI.

F-28

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 7 – Convertible notes payable

At various times during the year ended December 31, 2021, the Company entered into convertible promissory notes with principal amounts totaling $572,250 with third parties for which the proceeds were used for operations. The Company received net proceeds of $538,750, and a $33,500 original issuance discount was recorded. The convertible promissory notes incur interest at rates ranging from 10% to 12% per annum and mature on dates ranging from January 25, 2022 to December 15, 2022. The convertible promissory notes are convertible to shares of the Company’s common stock 180 days after issuance. The conversion price per share is equal to a percentage ranging from 61% to 63% of the average of the three (3) lowest trading prices of the Company’s common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The trading price is defined within the agreement as the closing bid price on the applicable trading market. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at December 31, 2021 a total of 95,273,690 common shares in connection with these promissory notes.

On various dates throughout the year ended December 31, 2020, the Company entered into seven convertible promissory notes with principal amounts totaling $336,500 with a third party for which the proceeds were used for operations. The Company received net proceeds of $315,000, and a $21,500 original issuance discount was recorded. The convertible promissory notes incur interest at 12% per annum and mature on dates ranging from February 3, 2021 to December 17, 2021. The convertible promissory notes are convertible to shares of the Company’s common stock 180 days after issuance. The conversion price per share is equal to 61% of the average of the three (3) lowest trading prices of the Company’s common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The trading price is defined within the agreement as the closing bid price on the applicable trading market. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at December 31, 2020 a total of 579,347,525 common shares in connection with these promissory notes.

Derivative liabilities

These convertible promissory notes are convertible into a variable number of shares of common stock for which there is not a floor to the number of common stock we might be required to issue. Based on the requirements of ASC 815 Derivatives and Hedging, the conversion feature represented an embedded derivative that is required to be bifurcated and accounted for as a separate derivative liability. The derivative liability is originally recorded at its estimated fair value and is required to be revalued at each conversion event and reporting period. Changes in the derivative liability fair value are reported in operating results each reporting period.

F-29

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 7 – Convertible notes payable (Continued)

For the seven notes issued during the year ended December 31, 2020, the Company valued the conversion features on the date of issuance resulting in initial liabilities totaling $562,620. Since the fair value of the derivative was in excess of the proceeds received, a full discount to convertible notes payable and a day one loss on derivative liabilities of $247,620 was recorded during the year ended December 31, 2020. The Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0008 to $0.0042, the closing stock price of the Company’s common stock on the dates of valuation ranging from $0.0023 to $0.0056, an expected dividend yield of 0%, expected volatilities ranging from 237%-260%, risk-free interest rate ranging from 0.17% to 1.48%, and an expected term of one year.

During the year ended December 31, 2020, convertible notes principal plus their accrued interest totaling $262,882 were converted into 174,556,025 shares of common stock. At each conversion date, the Company recalculated the value of the derivative liability associated with the convertible note recording a gain (loss) in connection with the change in fair market value. In addition, the pro-rata portion of the derivative liability as compared to the portion of the convertible note converted was reclassed to additional paid-in capital. During the year ended December 31, 2020, the Company recorded $440,270 to additional paid-in capital. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.00055 to $0.0039, the closing stock price of the Company’s common stock on the dates of valuation ranging from $0.001 to $0.010, an expected dividend yield of 0%, expected volatility ranging from 170% to 305%, risk-free interest rates ranging from 0.12% to 0.89%, and expected terms ranging from 0.07 to 0.50 years.

On December 31, 2020, the derivative liabilities on the remaining four convertible notes were revalued at $437,539 resulting in a gain of $206,501 for the year ended December 31, 2020 related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.0029, the closing stock price of the Company’s common stock on the date of valuation of $0.0064, an expected dividend yield of 0%, expected volatility ranging from 241% to 254%, risk-free interest rate of 0.12%, and an expected term ranging from 0.76 to 0.96 years.

For the notes issued during the year ended December 31, 2021, the Company valued the conversion features on the date of issuance resulting in initial liabilities totaling $1,077,756. Since the fair value of the derivative was in excess of the proceeds received, a full discount to convertible notes payable and a day one loss on derivative liabilities of $539,006 was recorded during the year ended December 31, 2021. The Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0039 to $0.0351, the closing stock price of the Company’s common stock on the dates of valuation ranging from $0.0217 to $0.0540, an expected dividend yield of 0%, expected volatilities ranging from 197%-264%, risk-free interest rate ranging from 0.05% to 0.29%, and an expected term of one year.

During the year ended December 31, 2021, convertible notes principal plus their accrued interest totaling $529,735 were converted into 21,690,671 shares of common stock. At each conversion date, the Company recalculated the value of the derivative liability associated with the convertible note recording a gain (loss) in connection with the change in fair market value. In addition, the pro-rata portion of the derivative liability as compared to the portion of the convertible note converted was reclassed to additional paid-in capital. During the year ended December 31, 2021, the Company recorded $489,279 to additional paid-in capital. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0136 to $0.035, the closing stock price of the Company’s common stock on the dates of valuation ranging from $0.022 to $0.057, an expected dividend yield of 0%, expected volatility ranging from 125% to 251%, risk-free interest rates ranging from 0.06% to 0.29%, and expected terms ranging from 0.48 to 0.50 years.

On December 31, 2021, the derivative liabilities on the remaining five convertible notes were revalued at $531,525 resulting in a gain of $494,501 for the year ended December 31, 2021 related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0123 to $0.0127, the closing stock price of the Company’s common stock on the date of valuation of $0.029, an expected dividend yield of 0%, expected volatility ranging from 165% to 218%, risk-free interest rate of 0.39%, and an expected term ranging from 0.53 to 0.96 years.

The Company amortizes the discounts over the term of the convertible promissory notes using the straight line method which is similar to the effective interest method. During the years ended December 31, 2021 and 2020, the Company amortized $541,612 and $251,801 to interest expense, respectively. As of December 31, 2021, discounts of $225,800 remained for which will be amortized through December 2022.

F-30

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 8 – Notes payable-related parties

Notes payable-related parties consist of:

	December 31, 2021	December 31, 2020

Note payable – Scientific Advisory Board Member, unsecured, including interest at 10% per annum, with a maturity date of December 31, 2019	$2,356	$7,054

Three notes payable – Chief Executive Officer, unsecured, including interest at 8%, 10% and 10% per annum, respectively, with maturity date of December 31, 2019	27,577	26,064

One note payable – Chief Executive Officer, unsecured, no interest, paid from a % of revenues	534,544	534,646

Note payable – Chief Financial Officer, unsecured, including interest at 8% per annum, with a maturity date of December 31, 2019	118,400	112,000

Three notes payable – Business Advisory Board Member, unsecured, including interest at 8% and 10% per annum, convertible into common stock at $0.005 and $0.004, respectively, with maturity date of April 20, 2019	282,334	264,334
	965,211	944,098
Less debt discount	-	-
	$965,211	$944,098

Note 9 – Related party transactions

As of December 31, 2019 and 2018, the Company had accrued officers’ salary of $439,534 and $663,100, respectively. One of the officers settled with the company for a note payable that is unsecured on November 8, 2019 and doesn’t accrue interest and will be paid as 0.5% of revenues. This decreased accrued officers’ salary. The note is still outstanding as of December 31, 2021 and 2020.

In 2020, the Company settled an accrual of wages with Timothy G. Dixon with a convertible note payable of $60,000 with interest at 5% per annum. On June 9, 2020, we issued 18,181,818 shares of common stock for the complete conversion of $60,000 for convertible note dated June 9, 2020.

In 2020 we issued 122,000,000 shares of common stock to three officers and one director of the Company under a Restricted Stock Award for $437,400.

In 2020 we issued 29,000,000 shares of common stock to one officer and one director of the Company under a Restricted Stock Award for $240,000.

On June 15, 2020, we issued 20,000,000 shares of common stock to the medical officer for consulting services for $106,000.

F-31

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 9 – Related party transactions (continued)

On July 17, 2020 we issued 22,500,000 shares of common stock to two officers, and one director of the Company under a Restricted Stock Award for $154,500.

In 2021, we issued 7,544,848 shares of common stock for $239,800 of accrued salaries to one officer of the Company under a Restricted Stock Award.

On June 18, 2021, we issued 2,000,000 shares of common stock, to one officer and one director of the Company under a Restricted Stock Award for $94,600.

On November 30, 2021, we issued 7,000,000 shares of common stock to four officers and one director under a Restricted Stock Award for $224,000.

F-32

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 10 – Income taxes

The Company is subject to United States federal and state income taxes at an approximate rate of 30%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	December 31, 2021	December 31, 2020

Expected income tax at statutory rate	$(621,735)	$(458,619)
State tax	168	168
Meals & Entertainments	295	-
Permanent differences	404,577	295,578
Other	(71,992)	(336)
Change in valuation allowance	289,487	163,209
Provision for income taxes	$800	$-

The significant components of deferred income tax assets and liabilities at December 31, 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020

Net operating loss carry-forward	$1,450,896	$1,668,324
Valuation allowance	(1,450,896)	(1,668,324)
Net deferred tax asset	$-	$-

The Company has Federal net operating loss carryforwards of approximately $7.5 million and $6.5 million as of December 31, 2021 and 2020, respectively. The Company has state net operating loss carryforwards of approximately $5.5 million and $4.5 million as of December 31, 2021 and 2020, respectively. The net operating loss carryforwards are available to offset taxable income in future years, of which approximately $5 million expires beginning in fiscal 2032. Net operating loss carry forwards incurred after 2018 are carried on indefinitely.

As of and for the years ended December 31, 2021 and 2020, management does not believe the Company has any uncertain tax positions. Accordingly, there are no recognized tax benefits at December 31, 2021 and 2020.

The Company is subject to tax in the United States and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities starting in 2018. The Company currently is not under examination by any tax authority.

Note 11 – Equity

Our authorized capital stock consists of an aggregate of 3,505,000,000 shares, comprised of 3,500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, which may be issued in various series from time to time and the rights, preferences, privileges and restrictions of which shall be established by our board of directors. As of December 31, 2021, we have 2,311,123,860 shares of common stock and no preferred shares issued and outstanding.

In 2020, we issued 192,375,737 shares of common stock for an investment in the Company’s Private Placement of $607,500.

In 2020, we issued 173,500,000 shares of common stock, valued at $669,750 for consulting services.

In 2020, we issued 78,681,818 shares of common stock, valued at $495,900 for salaries.

In 2020, we issued 174,556,025 shares of common stock for the conversion of convertible notes of $703,152.

In 2021, we issued 4,850,075 shares of common stock for an investment in the Company’s Private Placement of $285,500.

In 2021, we issued 21,000,000 shares of common stock, valued at $858,900 for consulting services.

In 2021, we issued 8,341,723 shares of common stock, valued at $239,799 for salaries.

In 2021, we issued 1,500,000 shares of common stock, valued at $58,900 for land development.

In 2021, we issued 21,690,671 shares of common stock for the conversion of convertible notes of $1,019,014.

F-33

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2021

Note 12 – Legal proceedings

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

However, as of the date of this report, management believes the outcome of currently identified potential claims and lawsuits will not have a material adverse effect on our financial condition or results of operations.

Note 13 – Commitments and Contingencies

Effective March 1, 2020, the Company entered into a fifth amendment to a Lease Agreement for property located in Oceanside, CA. The lease consists of approximately 1,700 square feet and the amendment is for a term of 36 months and expires on April 30, 2023.

During the year ended December 31, 2021 and 2020, the Company incurred rent expense of $22,768 and $25,993.

The lease will expire in 2023. The weighted average discount rate used for this lease is 5% (average borrowing rate of the Company). Maturities of Leases were:

2022	26,460
2023	8,911
Total lease payment	35,371
Less: Imputed Interest	(1,187)
Present value of lease liabilities	34,184
Current portion	(25,374)
Non-current portion	8,810

Effective November 8, 2019, the Company entered into a royalty agreement with one of the officers, refer to Note 9.

Note 14 – Subsequent events

On January 4, 2022, we issued 1,034,482 shares of common stock for $30,000 of accrued salaries.

On January 14, 2022,we issued 4,158,759 shares of common stock for the complete conversion of $56,975 for convertible note dated July 12. 2021.

On February, 2022, we issued 4,778,689 shares of common stock for the complete conversion of $58,300 for convertible note dated August 2, 2021.

On February 14, 2022, we issued 24,500,000 shares of common stock, valued at $0.01 per share, for an investment in the Company’s Private Placement.

On February 24, 2022, we issued 10,000,000 shares of common stock, valued at $0.01 per share, for an investment in the Company’s Private Placement.

On February 24, 2022, we issued 149,402,390 for the complete conversion of $15,000,000 for convertible note dated February 9, 2021.

In accordance with ASC 855, the Company has analyzed its operations subsequent to December 31, 2021 through the date these financial statements were issued, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

F-34

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the common stock, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission - Registration Fee	$927.000
State filing Fees	$500.00
Edgarizing Costs	$500.00
Accounting Fees and Expenses	$1,000.00
Legal Fees and Expenses	$10,000.00
Miscellaneous	$0.00
Total	$12,927.00

Note: These fees, other than the Registration Fee, are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.

None of the expenses of the offering will be paid by the selling security holders.

Indemnification of Directors and Officers

Article 6 of our Articles of Incorporation exculpates our directors and officers from certain monetary liabilities. Article 7 of our Articles of Incorporation provides that we shall indemnify all directors (and all persons serving at our request as a director or officer of another corporation) to the fullest extent permitted by Nevada law.

Further pursuant to Article 7, the expenses of the indemnified person incurred in defending a civil suit or proceeding must be paid by us as incurred and in advance of the final disposition of the action, suit, or proceeding under receipt of an undertaking by or on behalf of the indemnified person to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

The foregoing indemnification obligations could result in us incurring substantial expenditures, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties even though such actions, if successful, might otherwise benefit us and our stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Recent Sales of Unregistered Securities

There have been no recent sales of unregistered securities during the relevant time period prior to this registration and prospectus.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any material or changed information with respect to the plan of distribution not previously disclosed in the registration statement or an material change to such information in the registration statement.

51

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

52

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oceanside, California, on October 31, 2022.

Therapeutic Solutions International, Inc.

By:	/s/ Timothy G. Dixon
Timothy G. Dixon, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Timothy G. Dixon
Timothy G. Dixon	Chairman, President & CEO (Principal Executive Officer)	October 31, 2022
/s/ Thomas Ichim
Thomas Ichim, PhD	Director	October 31, 2022

53

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
[A Nevada Corporation]

701 Wild Rose Lane

Elk City, Idaho 83525

760-295-7208

October 27, 2022

PROSPECTUS

$10,000,000 OF COMMON STOCK AT 20% DISCOUNT TO MARKET

Until September 19, 2024, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus pursuant to the securities PA. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.